      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2002.
                                                 REGISTRATION NO.:  333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                           NEWKIDCO INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   NEW BRUNSWICK, CANADA                             04342461
(State or Other Jurisdiction                     (I.R.S. Employer
    Of Incorporation or                         Identification No.)
       Organization)

                           10TH FLOOR, BRUNSWICK HOUSE
                         44 CHIPMAN HILL, P.O. BOX 7289
                    SAINT JOHN, NEW BRUNSWICK, E2L 4S6 CANADA
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, Of Registrant's Principal Executive Offices)

                               ------------------
                                    TORYS LLP
                                 237 PARK AVENUE
                               NEW YORK, NY 10017
                              PHONE: (212) 880-6000
                               FAX: (212) 682-0200

                                 [             ]
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, Of Agent for Service)

                                   COPIES TO:
                              ANDREW J. BECK, ESQ.
                            GEOFFREY G. GILBERT, ESQ.

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
Title of each class of                         Amount to be        Proposed maximum     Proposed maximum        Amount of
Securities to be registered                     registered        offering price per   aggregate offering   Registration fee
                                                                       unit(1)              price(1)
==============================================================================================================================
Common stock, $0.01 par value.........      17,426,142 shares           $0.37             $6,447,672.54           $593.19
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the bid and asked price of the common stock on June 28, 2002 as reported on the Nasdaq OTC Bulletin Board.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                ----------------

                    Subject to Completion, dated July 2, 2002

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                17,426,142 SHARES

                           NEWKIDCO INTERNATIONAL INC.

         Certain of our stockholders are using this prospectus to offer 17,426,142 shares of common stock. We are not selling these shares and will not receive any of the proceeds from these sales. We will bear all costs relating to the offer and sale of the shares, which we expect will be approximately $_____. However, the selling stockholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents on their sales. The selling stockholders may sell these shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares or both of them.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The common stock may be offered by the selling stockholders from time to time in transactions (which may include block transactions) on any exchange or market on which the common stock is listed or quoted, in negotiated transactions, through a combination of methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices.

                The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................... 1
Risk Factors................................................................ 4
Forward-Looking Statements..................................................10
Use of Proceeds.............................................................10
Dividend Policy.............................................................10
Capitalization..............................................................10
Market Price of Common Stock................................................11
Selected Consolidated Financial Data........................................11
Management's Discussion and Analysis of Financial Condition
     and Results of Operations..............................................12
Business....................................................................16
Management..................................................................23
Executive Compensation......................................................24
Certain Transactions........................................................27
Principal and Selling Stockholders..........................................28
Distribution................................................................29
Description of Capital Stock................................................30
Shares Eligible for Future Sale.............................................34
Legal Matters...............................................................34
Experts.....................................................................34
Where You Can Find More Information.........................................35


As used in this prospectus, the terms "we," "us," "our", the "Company" and "NewKidCo" mean NewKidCo International Inc. and its subsidiaries (unless the context indicates a different meaning) and the term "common stock" means our common stock, $0.01 par value per share.

                               PROSPECTUS SUMMARY

         The following summary highlights selected detailed information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, especially the risks of investing in the common stock discussed under "Risk Factors" and the financial statements and the notes to those statements. Our consolidated financial statements and the notes to those statements appear elsewhere in this prospectus.

                           NEWKIDCO INTERNATIONAL INC.

         NewKidCo develops and publishes video games for children ages 4-12 years on most of the leading video game console systems. Our business objective is to become the dominant publisher of high quality, non-violent children's video games.

         Our strategy is to publish video games based on popular licensed properties such as:

     -    SESAME STREET(R) from Sesame Workshop
     - WINNIE THE POOH(R), MULAN(R), DOug(R) AND Goofy(R) of Disney Classic Characters from Disney Interactive, Inc. ("Disney")
     - TINY TOON ADVENTURES(R) anD TOM AND JERRY(R) from Warner Bros. Consumer Products, a division of AOL Time Warner Entertainment Company, L.P. ("Warner Bros")
     -    E.T. THE EXTRA-TERRESTRIAL(R) from Universal Studios
     -    LITTLE LEAGUE BASEBALL(R) from Little League Baseball Incorporated
     - MUPPETS(R) a trademark and copyright of Jim Henson Interactive, a division of The Jim Henson Company,
     -    DRAGON TALES(R) from Sony Pictures Consumer Products Inc.
     - DORA THE EXPLORER(R) from MTV Networks, a division of Viacom International, Inc.
     -    DR. SEUSS(R) from Dr. Seuss Properties 3 and Dr. Seuss Enterprises,
          L.P.

         The Company seeks to compete by focusing on a specialized niche in the industry - the young children's marketplace. The Company's strategy is to publish high quality non-violent video games for young children using the mass-market appeal of well known licensed characters. The Company intends to support these titles with its own, and in some cases shared, marketing and promotional efforts.

                                  THE OFFERING

  COMMON STOCK TO BE OFFERED BY SELLING
  STOCKHOLDERS...............................   17,426,142 shares
  COMMON STOCK OUTSTANDING AFTER THIS
  OFFERING(1)................................   36,276,737 shares
  USE OF PROCEEDS............................   See "Use of Proceeds."

  RISK FACTORS...............................   See "Risk Factors" for a discussion of certain matters that you should consider carefully in considering an investment in our common stock.

  OTC BULLETIN BOARD SYMBOL..................   NKCIF


________________
(1) Based on the number of shares of common stock outstanding on June 19, 2002.

                        SUMMARY HISTORICAL FINANCIAL DATA

         The selected consolidated financial data below should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this prospectus. The selected annual financial information for the years ended December 31, 2001 and 2000 is derived from and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto audited by Arthur Andersen LLP, Chartered Accountants. The selected annual financial information for the years ended December 31, 1999 and 1998 are derived from and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto audited by Deloitte & Touche, Chartered Accountants. Disclosure concerning 1997 has been omitted because we have discontinued all operations relating to all lines of business in which the Company was engaged during that year and believe the inclusion of this data could be potentially misleading.

         Except as noted, the financial data set forth below are presented in accordance with Canadian GAAP. These principles differ in some respect from U.S. GAAP. For a description of the principal differences between Canadian GAAP and U.S. GAAP, see "U.S. Generally Accepted Accounting Principles" in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

                                      FISCAL YEARS ENDED DECEMBER 31, 2001            THREE MONTHS ENDED MARCH
                                                                                              31, (UNAUDITED)
                                    2001         2000         1999           1998           2002           2001
                                    ----         ----         ----           ----           ----           ----
                                             (in thousands of US dollars, except per share information)
Total Revenue..................    $ 17,714     $ 26,047    $ 22,468      $ 2,489         $ 1,840        $ 3,616
Income (Loss) before
extraordinary items
     Continuing................     (11,648)      (7,739)        506         (967)         (1,555)           474
     Discontinued..............                       76       2,322       (8,734)
                                   ---------    --------    ----------    --------        --------       --------
     Total.....................    $(11,648)    $(7,663)    $  2,828      $(9,701)        $(1,555)       $   474
                                   ---------    --------    ----------    --------        --------       --------
                                   ---------    --------    ----------    --------        --------       --------

Income (Loss) before extraordinary
items

Per Share (Basic)

     Continuing................    $  (0.40)    $ (0.33)    $   0.03      $ (0.07)        $ (0.05)       $ 0.01
     Discontinued..............        --          --           0.14        (0.67)
                                   ---------    --------    ----------    --------        --------       ------
     Total.....................    $ (0.40)     $ (0.33)    $ 0.17        $  (0.74)       $ (0.05)       $ 0.01
                                   ---------    --------    ----------    --------        --------       ------
                                   ---------    --------    ----------    --------        --------       ------

Total Assets

     Continuing................    $ 16,183     $ 28,437    $ 16,204      $  5,321        $ 12,370        $ 18,455
     Discontinued..............                        7         372           490
                                   ---------    --------    ----------    --------        --------        --------
                                   $ 16,183     $28,444     $ 16,576      $  5,811        $ 12,370        $ 16,183
                                   ---------    --------    ----------    --------        --------        --------
                                   ---------    --------    ----------    --------        --------        --------

Total long-term debt...........    $    591     $   624     $   --        $  --           $    579        $   591
                                   ---------    --------    ----------    --------        --------        --------
                                   ---------    --------    ----------    --------        --------        --------
Cash dividends - per share.....    $ --          $  --      $   --        $  --           $   --          $   --
                                   ---------    --------    ----------    --------        --------        --------
                                   ---------    --------    ----------    --------        --------        --------

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS AND ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. EACH OF THE FOLLOWING RISKS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS AND RESULTS OF OPERATIONS, AS WELL AS THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

RISKS RELATED TO ROYALTY PAYMENT OBLIGATIONS UNDER LICENSE AGREEMENTS

         We have been delayed in making certain payments to licensors and developers due to working capital constraints. We have reached agreements with such licensors, developers and other parties to extend the term for payment of such obligations. In the event of default in making payments under such agreements, the licensors, developers and other parties may have the right to terminate such agreements. Termination of the agreements may have a material adverse effect on our business, operating results and financial condition. In addition, any default of our obligations to licensors, developers and other parties would automatically result in default of the terms of our convertible debentures and our purchase order financing arrangements.

RISKS ASSOCIATED WITH DOMESTIC DISTRIBUTION ARRANGEMENTS

         We are presently reliant on a third party fulfillment warehouse for the domestic distribution of our products. In the event such fulfillment warehouse is no longer able to distribute our products we would have to seek other methods of distribution for our products. If we undertake to do all, or substantially all, of our own distribution, the Company may, at least temporarily, lack sufficient internal organization for purchase order processing, invoice processing and accounts receivable collection. In the event our own efforts at the distribution of our products prove inadequate, there would be a disruption in the distribution of our products, which could have a material adverse effect on our business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL DISTRIBUTION AGREEMENT

         On June 26, 2000, we entered into a Software License Agreement with UBI Soft Entertainment S.A. ("UBI Soft") granting the exclusive rights to translate, adapt and localize, manufacture, publish, market, distribute and sell, through all channels including the Internet, our products. To date, we have limited experience in marketing, selling, and distributing our products outside of North America and will be relying on UBI Soft completely in this regard. The international sales and distribution of our products are subject to a number of inherent risks, including but not limited to:

           -  compliance with the laws and regulations of different countries;

           - difficulties in enforcing contractual obligations and intellectual property rights in some countries; and

           -  fluctuations in currency exchange rates.

         These risks may materially and adversely affect our results of operations.

CHANGING CONSUMER PREFERENCES

         Consumer preferences, in particular the preferences of young children, are difficult to predict and the introduction of new products is critical in this market segment. Operating results depend largely on the appeal of our products. The Company attempts to reduce this risk by basing its games on well-established recognized characters. There can be no assurance that our products will achieve or sustain market acceptance for any significant period of time, that products will achieve an adequate degree of market acceptance, or that product life cycles will be sufficient to cover license fees and development and marketing costs. A decline in the popularity of existing products, among other things, would have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; PRODUCT DELAYS

         The Company's future success depends largely on the timely introduction of successful new products to replace declining revenues from older products. If for any reason revenues from new products were to fail to replace declining revenues from older products, our business, operating results and financial condition would be materially adversely affected.

         The lack of market acceptance or significant delay in the introduction of one or more products could have a material adverse effect on our business, operating results and financial condition, particularly in view of the seasonality of our business. Further, because a large portion of a product's revenue generally is associated with initial shipments, the delay of a product introduction expected during a fiscal quarter may have a material adverse effect on operating results for that quarter.

         We have, in the past, experienced delays in the introduction of certain new products due to, among other things, third party invoked delays. The timing and success of video games remains unpredictable due to the complexity of product development, including the uncertainty associated with technological developments, and uncertainty of getting timely final approvals from the platform licensors and from the licensors of the intellectual property on which the games are based.

UNCERTAINTY OF MARKET ACCEPTANCE; SHORT PRODUCT LIFE CYCLES

         The market for video games has been characterized by shifts in consumer preferences and short product life cycles. Consumer preferences for video games are difficult to predict and few entertainment software products achieve sustained market acceptance. There can be no assurance that new products introduced by us will achieve any significant degree of market acceptance, that such acceptance will be sustained for any significant period, or that product life cycles will be sufficient to permit the Company to recoup development, marketing and other associated costs. In addition, if market acceptance is not achieved, we could be forced to accept substantial product returns or markdowns to maintain our relationships with retailers and our access to distribution channels. Failure of new products to achieve or sustain market acceptance or product returns, or mark-downs, in excess of our expectations would have a material adverse effect on our business, operating results and financial condition.

         In addition, the console platform is a relatively new market for products aimed at young children. There can be no assurances that the platforms in respect of which we have certain licenses, namely the PLAYSTATION(R) and PLAYSTATION2(R) video game consoles by Sony, Nintendo GAME BOY(R), GAME BOY COLOR(R), GAMECUBETM AND NINTENDO 64(R) and Microsoft XBOX(R) will continue to be accepted as a platform for entertainment titles for young children.

DEPENDENCE ON CHARACTER LICENSES

         Sales of licensed products accounted for 100% of our revenues during fiscal 2001 and 2000. Our existing license agreements for the characters upon which games are based generally have terms ranging from two to four years and are subject to earlier termination in certain circumstances. There can be no assurance that we will be able to procure new license agreements or renew existing license agreements. There can be no assurance that the renewal of existing licenses or obtaining of additional licenses for characters can be effected on commercially reasonable terms.

         Our license agreements limit both the products that can be manufactured thereunder and the territories and markets in which such products may be marketed. The licensors of characters typically have the right to approve, in their sole discretion, the products we develop. Obtaining such approvals may be time consuming and could adversely affect the timing of the introduction of new products. The loss of a character license could have a material adverse effect on our business, operating results and financial condition. Generally, our licenses do not restrict the licensor from licensing other characters to other entities to develop video games. There can be no assurance that a licensor will offer any such opportunities to us or will not offer such opportunities to others.

         The character license agreements also generally provide for the payment of royalties to the licensor subject to certain minimum royalty amounts. Failing to make such payments generally permits a licensor to terminate the license agreement. Any termination of such character license agreements could have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON PLATFORM LICENSES; MANUFACTURING RISKS

         Our platform licenses provide that we must obtain the approval of the platform licensor for the publication of each title that we publish on the applicable platforms. Therefore, we may be limited in the number of titles we can publish for each platform. This could have a material adverse affect on our business, operating results and financial condition. Also, if our platform license with a manufacturer were to be terminated, for any reason, we would be unable to publish additional titles for that platform, resulting in a material adverse affect on our business, operating results and financial condition. One of our platform licenses is for a fixed period of four years, subject to earlier termination in certain circumstances, while other licenses are for an indefinite term and provide for termination on very short notice.

         Each platform license requires us to use such platform licensor as the manufacturer for all of our titles on such platform. The platform licenses contain provisions giving the manufacturer substantial control over our release of new titles including control over the price to be charged for manufacturing. Furthermore, the relatively long manufacturing cycle for cartridge-based products for certain platforms (from 30 to 60 days) requires us to accurately forecast retailer and consumer demand for our titles relative to that specific platform. Since each of the manufacturers is also a publisher of software for its own platforms, and also manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. If we experience unanticipated delays in the delivery of products for these or any other reasons, our business, operating results and financial condition could be materially and adversely affected.

         We have recently obtained the rights to publish video games on Sony PLAYSTATION2(R) and Microsoft XBox(R), however, there can be no assurance that we will obtain licenses for other next generation platforms.

CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS

         The video game industry evolves as new console platforms are introduced. Each of Sony, Nintendo and Microsoft Corporation have introduced their new "next generation" 128 bit game consoles and 32 bit handheld platforms, the Sony PLAYSTATION2(R), the Nintendo GAMECUBETM, GAME BOY ADVANCETM by Nintendo and Microsoft XBOX(R), respectively. Historically, the anticipation or introduction of "next generation" video game platforms has resulted in decreased sales of existing platforms and interactive entertainment software for existing platforms. If sales of current models of video game consoles level off or decline as a result of the anticipated release of new platforms or other technological changes, sales of our products developed for current platforms can be expected to decrease. We expect that as more advanced platforms are introduced consumer demand for existing platforms and software for existing platforms will decline. As a result, our products developed for such platforms may not generate sufficient sales to make such products profitable. In addition, there can be no assurance that the mix of our future product offerings will keep pace with technological changes or satisfy evolving consumer preferences, or that we will be successful in obtaining necessary licenses, developing and marketing products for any future video game console platforms. Failure to develop and introduce new products in a timely fashion could have a material adverse effect on our business, operating results and financial condition. Furthermore, obsolescence or planned obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers which could have a material adverse effect on our business, operating results and financial conditions.

RELIANCE ON OTHER THIRD PARTIES

         We use independent contractors for certain aspects of product development and production. A delay in the work performed by independent contractors and third party developers, or poor quality of such work, may result in product delays. Our ability to grow our business and our future operating results will depend, in significant part, on our continued ability to maintain relationships with skilled independent contractors and third party developers. There can be no assurance that we will be able to maintain such relationships.

         In addition, we have been delayed in making payment of our obligations under our developer agreements. These delays, or any future delays, may adversely impact our relationships with our developers.

INDUSTRY COMPETITION; COMPETITION FOR SHELF SPACE

         The video game industry is intensely competitive. Competition in the industry is principally based on the quality of the license on which a product is based and the quality and features of the product. Significant financial resources also have become a competitive factor in the video game industry, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles. There can be no assurance that our products will compete successfully with the products of current and future competitors, many of whom may have significantly greater financial resources than us to devote to their product development and marketing.

         Our principal competitors include, among others, Sony and Nintendo, both of whom act as publishers of titles for their consoles, and others such as Acclaim Entertainment Inc., Disney, Electronic Arts, THQ, Inc., UBI Soft Entertainment, Infogames Entertainment, Eidos, PLC, Activision, Inc., and The 3DO Company.

         As competition increases, significant price competition, increased production costs and reduced profit margins may result. Prolonged price competition or reduced demand would have a material adverse effect on our business, operating results and financial condition. Furthermore, the key barrier to entry into the industry in which we operate is securing a platform license and we may face significant competition from new entrants who secure such licenses in the future. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, operating results and financial condition.

         Retailers typically have a limited amount of shelf space, and there is intense competition among video game producers for adequate levels of shelf space and promotional support from retailers. As the number of video game products increases, the competition for shelf space intensifies, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product returns policies. Our products constitute a relatively small percentage of a retailer's sales volume, and there can be no assurance that retailers will continue to purchase our products or promote our products with adequate levels of shelf space and promotional support.

CHANGE OF CONTROL

         Some of our license agreements provide certain termination rights in the event of a change of control of the Company. The termination of any such license agreement could have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON RETAILERS; RISK OF CUSTOMER BUSINESS FAILURE; PRODUCT RETURNS OR MARKDOWNS

         Maintaining a good relationship with retailers and distributors is of significant importance to the Company. We maintain a reserve for uncollectible receivables that we believe to be adequate, but the actual reserve that is maintained may not be sufficient in every circumstance. As a result of the foregoing, a payment default by a significant customer could have a material adverse effect on our business, operating results and financial condition.

         In general, our arrangements with our retailers do not give them the right to return products (other than damaged or defective products) or to cancel written orders. However, we may nevertheless need to accommodate distributors and retailers when demand for a specific item falls below expectations in order to maintain our relationships. Although we provide reserves for returns or markdowns that we believe are adequate, product returns or markdowns that exceed our reserves could have a material adverse effect on our business, operating results and financial condition.

DEFECTIVE PRODUCTS

         Software products, such as those we offer, may possibly contain errors or defects. Such errors may result in a loss of or delay in market acceptance and cause us to incur additional expenses and delays to fix these errors.

FLUCTUATIONS IN QUARTERLY RESULTS; UNCERTAINTY OF FUTURE OPERATING RESULTS; SEASONALITY

         Our quarterly results will likely vary significantly in the future depending on numerous factors, many of which are not under our control. Such factors include, but are not limited to, demand for our products and those of its competitors, the size and rate of growth of the video game software market, acceptance of video game consoles as a platform for entertainment of young children, development and promotional expenses relating to the introduction of new products, changes in computing platforms, product returns or mark-downs, the timing of orders from major customers, delays in shipment, the level of price competition, the timing of product introduction by us and our competitors, product life cycles, software defects and other product quality problems. As products are generally shipped as orders are received, net revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Revenues and operating results for any future quarter are not predictable with any significant degree of accuracy.

         Our business is expected to experience significant seasonality, in part due to consumer buying patterns. Net revenues typically are significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net revenues and net income in other quarters are generally lower and vary significantly as a result of new product introductions and other factors.

         As we increase our production and marketing activities, expenses will increase and, if sales from previously released products are below expectations, net income is likely to be disproportionately affected. In addition, as the focus of our business only recently has changed to children's video game software, our historical performance may not be indicative of our future operating results in this new market. Accordingly, period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

DEPENDENCE ON KEY PERSONNEL

         Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. Although we enter into employment agreements with certain key personnel, there can be no assurance that such employees will not leave us or compete against us. Our failure to attract or retain qualified employees could have a material adverse effect on our business, operating results and financial condition.

FAILURE TO REDUCE OR PROPERLY ANTICIPATE FUTURE COSTS

         We anticipate that the average selling prices of our products may decrease in the future in response to a number of factors, including competitive pricing pressures and sales discounts. Therefore, to control our gross margin, we must also seek to reduce our costs of production. The costs of developing new interactive entertainment software have increased in recent years due to such factors as the increasing complexity and robust content of interactive entertainment software, increasing sophistication of hardware technology and consumer tastes and increasing costs of licenses for intellectual properties. If our average selling prices decline, we must also increase the rate of new product introductions and our unit sales volume to maintain or increase our revenue. Furthermore, our budgeted research and development and sales and marketing expenses are partially based on predictions regarding sales of our products. To the extent that these predictions are inaccurate, our operating results may suffer.

ILLEGAL COPYING OF SOFTWARE

         Although our products incorporate copy-protection devices, an unauthorized person may be able to copy software or otherwise obtain and use our proprietary information. If a significant amount of illegal copying of software published or distributed by us occurs, our product sales could be materially adversely impacted. Policing illegal use of software is extremely difficult, and software piracy is expected to persist. In addition, the laws of some foreign countries in which our products are distributed do not protect intellectual property rights to the same extent as the laws of the United States and Canada.

RISKS INHERENT WITH ACQUISITIONS

         We have acquired various properties and businesses and we intend to continue to pursue acquisition opportunities consistent with our business strategy. We have not entered into, and may not enter into, any agreements in respect of any such acquisitions. However, the failure to adequately address the financial and operational risks raised by acquisitions of technology and businesses could have a material adverse effect on our business, operating results and financial condition. Financial risks potentially related to acquisitions include the following:

         - dilutive issuances of securities;
         - use of cash resources;
         - incurrence of additional debt and contingent liabilities;
         - large write-offs; and
         - amortization expenses related to intangible assets.

         Acquisitions also involve potential operational risks, including the following:

         - difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired business;
         - diversion of management's attention from other business concerns;
         - impairment of relationships with retailers, distributors, licensors and suppliers;
         - inability to maintain uniform standards, controls, procedures and policies; and
         - loss of key employees and goodwill of the acquired business.

INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

         As the number of interactive entertainment software products in the industry increases and the features and content of these products further overlap, software developers may increasingly become subject to infringement claims. Although we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, we cannot be certain that claims of infringement will not be made. Any such claims, with or without merit, can be time consuming and expensive to defend. The Company cannot be certain that existing or future infringement claims against it will not result in costly litigation or require it to seek to license the intellectual property rights of third parties, which licenses may not be available on acceptable terms.

FINANCING RISKS

         We believe that we will have sufficient sources of capital from ongoing operations and inventory, receivables and development financing arrangements to meet all of our obligations including licensor and developer obligations, however, in the event that unexpected circumstances arise, we may require additional sources of funding. We are currently in the process of seeking additional asset based and development financing to fulfill our working capital requirements but no definitive arrangements are in place. Depending on our future growth and acquisitions, if any, it may become necessary to secure additional sources of financing, however, there can be no assurances that any required interim or other financing will be available to us or that such funds will be available on acceptable terms. If we issue additional equity securities to raise funds, the ownership percentage of our existing shareholders would be reduced. New investors may also demand rights, preferences or privileges senior to those of existing shareholders. The terms of any debt issued could impose restrictions on our operations. We are required to make principal prepayments under the terms of certain of our debt obligations from any future debt or equity financing funds received by us. If we cannot raise needed funds on acceptable terms, we may not be able to continue as a viable operating company, develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.

LIMITED OPERATING HISTORY

         We have a very limited operating history concerning our current line of business. This lack of experience could have a significant negative impact on our ability to, among other things, realize our strategic goals or impact our ability to accurately assess our future operational needs.

VOLATILITY OF STOCK PRICE

         There has been a history of significant volatility in the market prices of companies like ourselves that are engaged in the software industry. It is likely that the market price of our common shares ("Common Shares") will continue to be highly volatile. Factors such as the timing and market acceptance of our product introductions, the introduction of products by our competitors, loss of our key personnel, variations in quarterly operating results or changes in market conditions in the software industry generally may have a significant impact on the market price of the Common Shares. In the past, we have experienced significant fluctuations in our operating results and, if our future revenue or operating results or product releases do not meet the expectations of public market analysts and investors, the price of the Common Shares would likely be materially adversely affected. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of software companies and companies in the interactive entertainment industry and which have often been unrelated to the operating performance of these companies.

RISKS RELATING TO ARTHUR ANDERSEN LLP

         You will have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements included in this prospectus.

         Our inability to obtain Arthur Andersen LLP's consent to the inclusion of their report on our financial statements may impede our access to the capital markets after completion of this offering.

         As a result of the resignation of our former engagement team leaders, Arthur Andersen LLP is no longer in a position to consent to the inclusion or incorporation by reference in any prospectus of their report on our audited financial statements, and investors in any subsequent offerings for which we use their audit report will not be entitled to recovery against them under Section 11 of the Securities Act of 1933 for any material misstatements or omissions in those financial statements. Consequently, our financing costs may increase or we may miss attractive market opportunities if either our annual financial statements should cease to satisfy the SEC's requirements or those statements are used in a prospectus bu investors are not entitled to recovery against our auditors for material misstatements or omissions in them.



                           FORWARD-LOOKING STATEMENTS

         This prospectus contains various forward-looking statements. These forward-looking statements include, without limitation, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," "may," "will," "should," "expect," "plan," "predict," "potential," or "continue," in addition to the negative of these terms or similar expressions, are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed in "Risk Factors" above.

         In addition, this prospectus includes data relating to the console video game industry. Some of this data was obtained from industry publications and reports, such as reports by Gerard Klauer Mattison & Co. These reports assume certain events, trends and activities will occur and they project information based on those assumptions. We have not independently verified this data.

         We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Shares. The Company currently intends to reinvest its earnings to finance the growth of its business. The Company does not anticipate paying any cash dividends on its Common Shares in the forseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2002. This information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                                               March 31, 2002
                                                                                        ---------------------------
(in thousands of US dollars)
Cash and cash equivalents                                                                         $    129
Debt:
     Short-term debt................................................................              $ 12,766
     Long-term debt.................................................................                   579
Stockholders' equity................................................................
     Common stock, $0.01 par value; unlimited number of shares authorized;
     36,276,737 shares issued and outstanding.......................................                67,640
     Other..........................................................................                  (199)
     Accumulated deficit............................................................               (68,416)
        Total stockholders' equity (deficit)........................................                  (975)
                                                                                        ---------------------------
        Total capitalization........................................................              $ 12,370

                          MARKET PRICE OF COMMON STOCK

         The Company's Common Shares began trading on the Toronto Stock Exchange under the symbol "NKC" effective March 8, 1994, and on the Nasdaq National Market under the symbol "SWEBF" effective February 14, 1996. The Company was delisted from Nasdaq on October 9, 1998 and has been trading in the United States on the OTC Bulletin Board since such date under the symbol "NKCIF." The following table sets forth the range of quarterly high and low sale prices for our Common Shares as reported on the Toronto Stock Exchange and the quarterly high and low bid prices on the OTC Bulletin Board for the period indicated. Prices on the Toronto Stock Exchange are reported in Canadian dollars and on the OTC Bulletin Board in U.S. dollars.

                                              The Toronto Stock Exchange                 OTC Bulletin Board
                                              --------------------------                 ------------------
                                                HIGH                LOW                HIGH                LOW

FISCAL 2000:
First Quarter                                    7.50               2.80                5.00              2.00
Second Quarter                                   4.50               0.91                3.00              0.63
Third Quarter                                    1.50               0.92                1.00              0.58
Fourth Quarter                                   1.59               0.50                1.06              0.25

FISCAL 2001:
First Quarter                                    0.90               0.35                0.56              0.22
Second Quarter                                   1.35               0.44                0.89              0.26
Third Quarter                                    1.10               0.51                0.74              0.36
Fourth Quarter                                   1.50               0.60                0.94              0.35

FISCAL 2002:
First Quarter                                    1.23               0.63                0.77              0.41
Second Quarter                                   1.13               0.52                0.83              0.34


         As of June 14, 2002, we had approximately 101 shareholders of record having addresses in the United States, holding approximately 12,674,281 Common Shares, or 35% of our 36,276,737 Common Shares outstanding on such date. On June 28, 2002, the closing price on the Toronto Stock Exchange was (Cdn.) $0.57 and on the OTC Bulletin Board was $0.36.

                      SELECTED CONSOLIDATED FINANCIAL DATA.

         The following selected consolidated financial data are derived from our financial statements The selected annual financial information for the years ended December 31, 2001 and 2000 is derived from and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto audited by Arthur Andersen LLP, Chartered Accountants. The selected annual financial information for the years ended December 31, 1999 and 1998 are derived from and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto audited by Deloitte & Touche, Chartered Accountants. Disclosure concerning 1997 has been omitted because we have discontinued all operations relating to all lines of business in which the Company was engaged during such year and believe the inclusion of such data could be potentially misleading. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                         FISCAL YEARS ENDED DECEMBER 31, 2001            THREE MONTHS ENDED MARCH
                                                                                              31, (UNAUDITED)
                                    2001         2000         1999           1998           2002           2001
                                    ----         ----         ----           ----           ----           ----
                                             (in thousands of US dollars, except per share information)
Total Revenue..................    $ 17,714     $ 26,047    $ 22,468      $ 2,489         $ 1,840        $ 3,616
Income (Loss) before
extraordinary items
     Continuing................     (11,648)      (7,739)        506         (967)         (1,555)           474
     Discontinued..............                       76       2,322       (8,734)
                                                --------    ----------    -------         --------       --------
     Total.....................    $(11,648)    $ (7,663)   $  2,828      $(9,701)        $(1,555)       $   474
                                   ========     ========    ========      =======         ========       ========



Income (Loss) before
extraordinary items
Per Share (Basic)
     Continuing................    $ (0.40)     $ (0.33)    $ 0.03        $ (0.07)        $ (0.05)       $ 0.01
     Discontinued..............       --           --         0.14          (0.67)           --             --
                                   -------      -------     ------        -------         -------        ------
     Total.....................    $ (0.40)     $ (0.33)    $ 0.17        $  (0.74)       $ (0.05)       $ 0.01
                                   =======      =======     ======        ========        =======        ======

Total Assets

     Continuing................    $ 16,183     $ 28,437    $ 16,204      $  5,321      $ 12,370        $ 18,455
     Discontinued..............                        7         372           490
                                   --------     --------    --------      --------      --------        --------
                                   $ 16,183     $ 28,444    $ 16,576      $  5,811      $ 12,370        $ 18,455
                                   ========     ========    ========      ========      ========        ========
Total long-term debt...........    $    591     $    624    $   --        $   --        $    579        $    591
                                   ========     ========    ========      ========      ========        ========
Cash dividends - per share.....    $  --        $  --       $   --        $   --        $   --          $   --
                                   ========     ========    ========      ========      ========        ========


EXCHANGE RATES

         In 1999, our Board of Directors and Audit Committee reviewed the appropriateness of continuing to use the Canadian dollar as our functional and reporting currency. Due to the significance of our US operations, the Board of Directors and Audit Committee concluded that it would be appropriate to adopt the US dollar as the functional and reporting currency effective December 31, 1999. Accordingly, historical financial statements previously reported in Canadian dollars were translated into US dollars. In this prospectus, all dollar amounts are expressed in US dollars, except where otherwise indicated.

         The following table sets out, for each period indicated, the high and low exchange rates for one US dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon rate of exchange as reported by the Bank of Canada (the "Noon Rate"):


                                                          Fiscal Year Ended December 31,
                                                          ------------------------------
                                                   2001           2000         1999          1998          1997
                                                   ----           ----         ----          ----          ----
         High...........                         1.6021         1.5593       1.5298        1.5845        1.4399
         Low............                         1.4936         1.4341       1.4433        1.4040        1.3345
         Average........                         1.5513         1.4868       1.4858        1.4831        1.3844
         Period End.....                         1.5926         1.5002       1.4433        1.5333        1.4305


         On June 28, 2002, the Noon Rate was US$1.00 equals CDN $1.5187 and the inverse of the Noon Rate was US $0.6585 equals CDN $1.00.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

REVENUE

         Revenue for the three months ended March 31, 2002, decreased 50% from the same period last year, to $1,840 million from $3,616 million. The decrease was due primarily to disappointing sales of our new E.T. THE EXTRA-TERRESTRIAL(R) products.

GROSS PROFIT

         Gross Profit decreased as a percentage of revenues from 45% during the three months ended March 31, 2001 to 13% during the three months ended March 31, 2002. The decrease was due to "value priced" sales of many of our catalog titles of old platform games (i.e. PLAYSTATION(R), GAME BOY COLOR(R)).

OPERATING INCOME

         Amortization expense incurred in the three months ended March 31, 2002 was $8,000 versus $179,000 in the three months ended March 31, 2001, a decrease of 96%. This decrease was a result of our adoption of the Canadian Institute of Chartered Accountants revised handbook section 3062 on Goodwill. As a result, there will be no amortization of goodwill in the year 2002.

         Research and development expenses consist primarily of personnel, including producers, support staff and product documentation. Research and development expenses incurred during the three months ended March 31, 2002 were $523,000 compared to $386,000 in the three months ended March 31, 2001. The increase in expenses in 2002 from 2001 is attributable to the increase in the personnel and related costs associated with our plans to produce 14 new video games in 2002 compared with nine new video games released in 2001.

         Selling and marketing expenses consist of salaries, commissions, related expenses of sales and marketing personnel, outside marketing and promotional expenses as well as market research related to the children's video game market. Selling and marketing expenses incurred during the three months ended March 31, 2002 and 2001 were $1.052 million and $417,000, respectively. The increase in selling and marketing expenses from 2002 to 2001 was $635,000 or 152%. This increase is due to the high promotional and direct advertising costs incurred by the Company with respect to the four new ET titles in the first quarter of 2002. These releases resulted in lower than expected revenue against an advertising budget that anticipated larger revenues.

         General and administrative expenses include salaries and employee benefits, facility costs, professional fees and related overhead expenses. General and administrative expenses in the three months ended March 31, 2002 were $523,000 versus $386,000 in the three months ended March 31, 2001, which represents a 35.5% increase. Although there were several general and administrative expense categories that increased in the first quarter, management believes that it has cut many overhead expenses and expects general and administrative expenses to be less than fiscal 2001 for the remaining three quarters of fiscal 2002.

INTEREST INCOME (EXPENSE)

         The Company incurred $217,000 of interest expense for the first three months ended March 31, 2002 versus $225,000 for the first three months ended March 31, 2001. This decrease was the result of the lower levels of borrowing.

NET INCOME

         We reported a net loss of $1.555 million or $0.05 per share for the three months ended March 31, 2002 and a net gain of $254,000 or 0.01 per share for the three months ended March 31, 2001. Our only business during each period was the publishing of video games for children on major video game consoles and handhelds.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, selected financial information in thousands of US dollars.


                                                                      Years Ended December 31,
                                                                   2001                2000            1999
                                                                   ----                ----            ----
Revenues                                                        $17,714             $26,047         $22,468
Gross Profit                                                      7,176               3,132           9,739
Net Income (Loss) - Continuing Operations                       (11,648)             (7,739)            506
Net Income (Loss)                                               (11,648)             (7,663)          2,828


REVENUE

         Revenue for the year ended December 31, 2001, decreased 32% from the same period last year, to $17.7 million from $26 million. The decrease was due primarily to the platform transition within the industry and a decision by the Company to hold back development and the release of titles on new platforms as a result of the low installed base. International revenue primarily from the distribution agreement with UBI Soft in Europe, the United Kingdom, Australia, and New Zealand was down slightly from one year ago to $1.9 million from $2.1 million.


                                                                  Years Ended December 31,
                                                2001          2000       1999    Growth %          Growth %
                                                 $             $          $      2001/2000         2000/1999
                                                 -             -          -      ---------         ---------
Revenues
       Sales                                    15.8          23.9      22.5          (33.9)              6.2
       Royalties                                 1.9           2.1       -             (9.5)            100.0
                                             -------------------------------
Total                                           17.7          26.0      22.5          (31.9)             15.6
                                             ===============================

Revenues by Platform
       Play Station                              5.0           6.1      13.3          (18.0)            (54.1)
       Nintendo 64                               1.6           9.5       4.6          (83.2)            106.5
       Nintendo Game Boy Color                   6.5          10.4       4.6          (37.9)            126.1
       Nintendo game Boy Advance                 4.6          -          -              -                 -
                                             -------------------------------
       Total                                    17.7         26.0       22.5          (31.9)             15.6

Revenues by Geographic Region
       US                                       15.5          23.3      22.3          (33.5)              4.5
       Canada                                    0.3           0.6       0.2          (50.0)            200.0
       Europe, UK, Australia, NZ                 1.9           2.1       -             (9.5)            100.0
                                            --------------------------------
       Total                                    17.7          26.0      22.5          (31.9)             15.6


Gross Profit

         Gross Profit increased as a percentage of revenues from 12% during the year ended December 31, 2000 to 41% during the year ended December 31, 2001. The increase was due to our ability to achieve full price on a large portion of our sales vs. the prior year when a significant amount of sales resulted in reduced margins primarily through our former North American distributor. In addition, as margins began to shrink in the older platforms (NINTENDO 64(R), PLAYSTATION(R), GAME BOY Color(R)) we introduced our first two titles on a new platform (GAME BOY ADVANCE(R)) which achieved higher margins.

         Our cost of sales includes amortization of royalties paid to the owners of the characters used in our products and amortization of software development cost. It is our policy to amortize these costs at a rate which is the lesser of the contractual rate provided in the contract and management's estimate of the economic life of the product. During the year ended December 31, 2001 amortization of royalties paid to third parties decreased from 17.7% to 16.9% as a percentage of revenues. This slight decrease was due to a larger share of revenue coming from titles in the later portion of the year requiring a smaller share of amortization and in addition not having to write off any development costs for unrecoverable contracts as had been done in 2000.

Operating Income

         Our operating income before interest expense, write down for impairment in asset values and other income increased from a loss of $6.4 million in 2000 to a loss of $1.0 million in 2001. This improvement is the result of improved margins as discussed above, a significant reduction and improved control of overhead.

         The loss from continuing operations increased from $7.7 million in 2000 to $11.6 million in 2001 primarily as a result of a charge of $8.6 million for impaired assets relating to the economic life of property licenses and software development costs. These write offs were taken as it was deemed that the future revenues from these capitalized projects and licenses would not be sufficient to recover the previously capitalized costs. These write offs are not expected to recur in future years.

         Amortization includes the amortization of fixed assets and goodwill. Amortization expense incurred in the year ended December 31, 2001 was $812,000 versus $736,000 in 2000 an increase of 10%. This increase was a result of amortization of goodwill arising from the acquisition of the 25% minority interest in NewKidCo, LLC in March 2001. This was through a settlement with the former owners of the 25% interest in NewKidCo, LLC. The Company amortizes goodwill over a period of 60 months.

         Research and development expenses consist primarily of personnel, including producers, support staff and product documentation. Research and development expenses incurred during the year ended December 31, 2001 were $932,000 compared to $1.1 million in 2000. The decrease in expenses in 2001 from 2000 is attributable to a reduction in the personnel and related costs for the production of 9 new video games released in 2001. The Company made a commitment to more prudently and efficiently manage development projects and the reduction in cost was the result. It is expected that research and development as a percentage of sales will decrease in future years.

         Selling and marketing expenses consist of salaries, commissions, related expenses of sales and marketing personnel, outside marketing and promotional expenses as well as market research related to the children's video game market. Selling and marketing expenses incurred during the year ended December 31, 2001 and 2000 were $4.3 million and $4.0 million, respectively. The increase in selling and marketing expenses from 2001 to 2000 was $311,000 or 7.7%. As a percentage of sales, selling and marketing increased to 24.5% from 15.5%. This increase is due to the high promotional and direct advertising costs incurred by the Company with respect to the introduction of 4 new ET titles in the fourth quarter of 2001 as well as other new releases in the latter portion of the fourth quarter. These late fourth quarter releases resulted in lower than expected revenue against an advertising budget that anticipated larger revenues.

         General and administrative expenses include salaries and employee benefits, facility costs, professional fees and related overhead expenses. General and administrative expenses in the year ended December 31, 2001 were $2.2 million versus $3.6 million in 2000 which represents a 39% decrease. This decrease was as a result of consolidating operations into one location, cutting back staff and an overall commitment by management to control expenses tightly. As the business grows, we will prudently incur acceptable levels of overhead costs.

Interest Income (Expense)

         The Company incurred $2.0 million of interest expense for the year ended December 31, 2001 versus $1.2 million for the year ended December 31, 2000. This interest cost is a result of the Company's credit facility, its purchase order financing arrangements and short term indebtedness, which included a non cash charge of $1 million for the deemed value of common shares and common purchase warrants with respect to a revolving credit facility the Company entered into on November 29, 2001. The Company was required to provide 2,483,000 common shares and 1,242,000 common share purchase warrants pursuant to the agreement. Excluding this non-cash charge, interest expense decreased by $242,000 from the prior year as a result of the lower revenue and lower levels of borrowing. Interest income on cash deposits was $13,000 and was netted against interest expense.

Provision for Income Taxes

         We have recorded a provision for income taxes related to certain U.S. federal, state and local income taxes. The provision for income taxes for the years ended December 31, 2001 and 2000 was $3,000 and $78,000, respectively and is recorded in other expenses. In addition, we have significant tax losses to carry forward and apply against income of future years. The benefit of these losses will be recorded when reasonable assurance of their realization exists.

Net Income

         We reported a net loss of $11.6 million or $0.40 per share for the twelve months ended December 31, 2001 and a net loss of $7.7 million or 0.33 per share for the twelve months ended December 31, 2000. Our only business during the year ended December 31, 2001 was the publishing of video games for children on major video game consoles and handhelds.

LIQUIDITY AND CAPITAL RESOURCES

         To date the Company has funded its operations primarily through the private and public sale of equity securities and, to a lesser extent, short-term debt. At December 31, 2001 and 2000 the Company had approximately $143,000 and $219,000 of cash and cash equivalents, respectively. Cash from operations increased by $3.5 million from a contribution of $1.6 million during 2000 to a contribution of $5.1 million during 2001.

         Cash used in investing activities decreased by $4.9 million from a use of $11.4 million during 2000, to a use of $6.5 million during 2001. This reduction in cash represents a much more modest spend rate for new licenses, lower royalties and development costs due to lower revenue.

         Cash provided by financing activities decreased by $5.4 million from $6.8 million in 2000 to $1.4 million in 2001.

         At December 31, 2001 the Company had long-term debt in the form of convertible debentures in the amount of $591,000. The convertible debentures mature July 29, 2005 and bear interest at 12% per annum payable quarterly at the end of each calendar quarter. The term of the convertible debenture may be extended at the option of the holder, for two additional periods of one year each. The holder maintains a right of conversion only during the initial five year term. Subject to the holders' right of conversion and provided the Company is not in default, the Company has the right to prepay any or the entire principal amount of the convertible debenture at any time after July 31, 2003 subject to certain restrictions. Each convertible debenture is convertible into units at a price equal to Cdn. $1.40 per unit. Each unit will consist of one common share, 0.3333 of one Class B common share purchase warrants, 0.3333 of one Class C purchase warrants, and 0.3333 of one Class D common share purchase warrants. Each whole class B, C, and D purchase warrant will entitle the holder to purchase on common share at a price of Cdn. $2.00, Cdn. $4.00, and Cdn. $6.00, respectively, at any time prior to April 8, 2003. The convertible debentures contain various lending covenants as well as covenants respecting board representation. In April of 2002 there was a conversion of approximately $420,000 of the debentures.

         In March 2002, the Company amended the terms of the convertible debentures such that the conversion price was reduced to (Cdn.) $1.00 per unit. Each unit entitles the holder to receive, for no additional consideration, one common share of the Company. The common share purchase warrants previously issuable upon conversion into units have been cancelled. Subsequent to year-end, (Cdn.) $944,000 of the convertible debentures were converted into common shares of the Company.

         The Company operates in a capital intensive industry. Large commitments of working capital are continuously made by the Company, in the normal course of business, for licensing arrangements, product development, marketing, overhead, etc. The Company believes it will have sufficient sources of capital, during the next twelve months, from ongoing operations and borrowings based on ongoing operations, however if the Company enters into significant commitments, the Company may need to seek external sources of working capital.

COMMITMENTS

         At December 31, 2001 and 2000 the Company's principal commitments consisted of payments on character licenses, development contracts, leases on its office facilities and certain office equipment. As of December 31, 2001 the Company has obligations to its current licensors developers and certain other vendors of $8.7 million payable in the following year. During the period following December 31, 2001, the Company entered into developer contracts totaling $8,898,000 of which $5,256,000 is payable in 2002.

U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         Generally accepted accounting principles ("GAAP"), as applied in the United States, differ in certain respects from GAAP applied in Canada. The Company has presented consolidated balance sheets, consolidated statements of earnings and deficit, and consolidated statements of cash flows in accordance with Canadian GAAP.

         Effective December 31, 1999, the Company determined that its functional currency was the U.S. dollar as it derives a majority of its revenues and incurs a significant portion of its expenditures in U.S. dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"), historical balance sheet figures previously reported in Canadian dollars were translated into U.S. dollars at the rate of exchange prevailing at year end, while revenues and expenses were translated at average rates for the periods. The adjustment resulting from translating the financial statements is reflected as a component of comprehensive loss in the shareholders' equity section of the balance sheet.

RISK FACTORS

         The Company's business is subject to many risks and uncertainties which may affect its future performance. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also materially and adversely impair its business operations. The information below and information contained in publicly available information in respect of the Company may contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company's actual results, performance and achievements to vary from those described herein. Should one or more of these risks and uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results could vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. All such forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The Company does not intend or assume any obligation to update these forward-looking statements.

         The Company is subject to a number of risk factors including: risks related to royalty payment obligations, financing risks, risks associated with distribution arrangements, risks associated with legal proceedings, changing consumer preferences, dependence on new product development and product delays, uncertainty of market acceptance and short product life cycles, dependence on character licenses, platform licenses and manufacturing risks, changes in technology and industry standards, reliance on third parties, industry competition and competition for shelf space, possible termination of licenses upon a change of control, dependence on retailers, risk of customer business failure and product returns and markdowns, defective products, fluctuations in quarterly results, uncertainty of future operating results and seasonality, dependence on key personnel, failure to reduce or properly anticipate future costs, illegal copying of software, risks inherent with acquisitions, infringement of intellectual property rights, limited operating history and volatility of stock price. See "Item 3. Key Information - Risk Factors."

FORWARD-LOOKING INFORMATION

         Certain statements contained in this Item 5 constitute forward-looking statements. When used in this document, the words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company's actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those described herein. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.

                                  BUSINESS

OVERVIEW

         NewKidCo develops and publishes video games for children ages 4-12 years on most of the leading video game console systems. Our business objective is to become the dominant publisher of high quality, non-violent children's video games.

         Our strategy is to publish video games based on popular licensed properties such as:

             -  SESAME STREET(R) from Sesame Workshop
             -  WINNIE THE POOH(R), MULAN(R), DOUG(R) and GOOFY(R) of Disney
                Classic Characters from Disney Interactive, Inc. ("Disney")
             -  TINY TOON ADVENTURES(R) and TOM AND JERRY(R) from Warner Bros.
                Consumer Products, a division of AOL Time Warner Entertainment Company, L.P. ("Warner Bros")
             -  E.T. THE EXTRA-TERRESTRIAL(R) from Universal Studios
             -  LITTLE LEAGUE BASEBALL(R) from Little League Baseball
                Incorporated

             - MUPPETS(R) a trademark and copyright of Jim Henson Interactive, a division of The Jim Henson Company,
             -  DRAGON TALES(R) from Sony Pictures Consumer Products Inc.
             - DORA THE EXPLORER(R) from MTV Networks, a division of Viacom International, Inc.
             - DR. SEUSS(R) from Dr. Seuss properties 3 and Dr. Seuss Enterprises, L.P.

         The Company believes that focusing exclusively on the specialized niche of developing console and handheld video games for the young children's marketplace provides us with a competitive advantage over other publishers of video games. This competitive advantage is created by positioning our products as a source, trusted by parents, of wholesome entertainment for their children. Our products are available for sale or rental in thousands of retail outlets in North America, including Toys "R" Us, Wal-Mart, K-Mart, Target, Kay Bee Toys, Best Buy, Circuit City, Game Stop, Electronics Boutique, Sears, Zany Brainy, Blockbuster Video, Hollywood Video and Musicland.

INDUSTRY

         The console video game industry has experienced significant growth since the mid 1990's when the major console manufacturers (I.E., Sony, Nintendo, Sega, and Atari) released 64 bit consoles to the North American marketplace. These 64 bit consoles provided better gaming experiences than previous versions due to advancements in video and audio technologies. The gaming audience appeared to respond positively to these advancements as, according to a report by Gerard Klauer Mattison & Co. ("Gerard Klauer"), an investment-banking firm, in the United States approximately 13.1 million of these consoles were sold in 1998, 13.2 million consoles were sold in 1999 and 12 million were sold in 2000. Estimates for 2001 and 2002 by Gerard Klauer indicate continued demand for these products, as it is projecting sales of
7.0 million and 5.0 million consoles in the United States for 2001 and 2002, respectively. The major console manufacturers have recently released their new 128 bit gaming consoles. According to Gerard Klauer approximately 3.5 million 128 bit consoles were sold in 2001 and 25 million 128 bit consoles will be sold in 2002.

         Gerard Klauer reported that software purchases for 64 bit game consoles also recently experienced significant growth in the United States from 1998 to 2001, growing from approximately $3.5 billion in gross revenues in 1998 to $4.2 billion in 2000. Software purchases in the United States for 64 bit video game consoles are estimated by Gerard Klauer to have generated approximately $1.3 billion in gross revenues in 2001. Estimated software purchases for 128 bit systems were expected to be $2.7 billion in 2001 and increase to $6.2 billion by 2003.

         Sony launched PLAYSTATION2(R), in the North American market in October 2000. Nintendo launched the handheld GAME BOY ADVANCE(R) platform in June 2001 and the GAME CUBE platform in November 2001. Microsoft also launched a new platform XBOX(R), in November 2001. Software for the new platforms required different standards of design and technology to fully exploit their capabilities. The introduction of new platforms also requires that game developers dedicate substantial additional resources to product development.

         We have obtained licenses to develop video games for PLAYSTATION2(R), NINTENDO GAME CUBE(R), NINTENDO GAME BOY ADVANCE(R) and Microsoft XBOX(R) and are currently pursuing licensing arrangements to develop products for other "next generation" consoles, however, there can be no assurances that we will obtain licenses for any platform.

STRATEGY

         The Company seeks to compete by focusing on a specialized niche in the industry - the young children's marketplace. The Company's strategy is to publish high quality non-violent video games for young children using the mass-market appeal of well known licensed characters. The Company intends to support these titles with its own, and in some cases shared, marketing and promotional efforts.

         The Company entered the video game publishing market primarily as a result of a perceived market gap for games that cater exclusively to young children and that are wholesome entertainment. The Company believes that these games also appeal highly to parents of young children. There are other companies that produce children's titles but none do so exclusively, nor can any other company claim to produce exclusively wholesome content for all of their titles.

         For various reasons, our strategic focus has been primarily in the video game console market, as opposed to the personal computer ("PC") game market. For example, the barriers to entry in the console market are high whereas in the PC market they are relatively low. This is attributable to the uncertainty of obtaining platform licenses, the high cost of game development and higher manufacturing costs than the PC market. The console manufacturers also have strict requirements, which must be met in order to develop games on their respective platforms and, accordingly, approval must be obtained from the console manufacturers before the product is released to ensure the functional integrity and quality of the games. No similar approval is required in the PC market.

         Console hardware is generally much easier to use for young children compared to a PC, as there is no need to configure hardware, such as sound cards, or deal with operating system incompatibilities. Compared to many PCs, consoles are generally more reliable and durable, are easier to use and require little adult supervision. In addition, compatibility of games and console is virtually guaranteed for the user due to tight quality control by the manufacturers. Further, technical support for PC games is costly compared to console games because technical support is typically not required for console hardware due to the quality and homogeneity of the hardware for any given platform.

PRODUCTS

         NewKidCo's products are offered on the Sony PLAYSTATION(R), PLAYSTATION2(R), NINTENDO GAME CUBE(R), NINTENDO GAME BOY ADVANCE(R), NINTENDO 64(R), and NINTENDO GAME BOY COLOR(R) video game consoles. As of the date hereof, the following portfolio of products were released or are in development by NewKidCo:

----------------------------------------------------------------------------------------------------
TITLE                                                              PLATFORM
----------------------------------------------------------------------------------------------------
TINY TOON ADVENTURES:  THE GREAT BEANSTALKTM                       PLAY STATION(R)
----------------------------------------------------------------------------------------------------
ELMO'S NUMBER JOURNEYTM                                            PLAYSTATION(R)
ELMO'S LETTER ADVENTURETM                                          PLAYSTATION(R)
ELMO S ABCSTM                                                      GAME BOY COLOR(R)
ELMO'S 123STM                                                      GAME BOY COLOR(R)
----------------------------------------------------------------------------------------------------
THE ADVENTURES OF ELMO IN GROUCHLAND(R)                            GAME BOY COLOR(R)
----------------------------------------------------------------------------------------------------
DISNEY'S STORY STUDIO, MULAN(R)                                    PLAYSTATION(R)
----------------------------------------------------------------------------------------------------
WINNIE THE POOH: ADVENTURES IN THE 100 ACRE WOODTM                 GAME BOY COLOR(R)(1)
----------------------------------------------------------------------------------------------------
TIGGER'S HONEY HUNTTM                                              PLAYSTATION(R) (1)
                                                                   NINTENDO 64(R)(1)
----------------------------------------------------------------------------------------------------
DOUG'S BIG GAMETM                                                  GAME BOY COLOR(R)
----------------------------------------------------------------------------------------------------
SESAME STREET SPORTS (3) TM                                        PLAYSTATION(R)
                                                                   GAME BOY COLOR(R)
----------------------------------------------------------------------------------------------------
TOM AND JERRY IN " HOUSE TRAP" TM                                  PLAYSTATION(R)
TOM AND JERRY IN " MOUSE ATTACKS"TM                                GAME BOY COLOR(R)
TOM AND JERRY IN " FISTS OF FURRY" TM                              NINTENDO 64(R)
TOM AND JERRY IN "THE MAGIC RING"TM                                GAME BOY ADVANCE(R)(2)
TOM AND JERRY IN " WAR OF THE WHISKERS" TM                         PLAYSTATION(R)(3)
TOM AND JERRY IN " INFURNAL ESCAPE" TM                             GAME CUBE(R)(3)
                                                                   GAME BOY ADVANCE(R)(3)
----------------------------------------------------------------------------------------------------
DRAGON SEEKTM                                                      PLAYSTATION(R)
DRAGON WINGSTM                                                     GAME BOY COLOR(R)
----------------------------------------------------------------------------------------------------
GOOFY'S FUN HOUSE  TM                                              PLAYSTATION(R)
----------------------------------------------------------------------------------------------------
DRAGON TALES ADVENTURESTM                                          GAME BOY COLOR(R)
DRAGON TALES PAINT SPLASH TM                                       GAME BOY ADVANCE(R)(3)
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
TITLE                                                              PLATFORM
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
E.T. THE EXTRA-TERRESTRIALTM DIGITAL COMPANION                     GAME BOY COLOR(R)
E.T. THE EXTRA-TERRESTRIALTM ESCAPE FROM PLANET EARTH              GAME BOY COLOR(R)
E.T. THE EXTRA-TERRESTRIALTM INTERPLANETARY MISSION                PLAYSTATION(R)
E.T. THE EXTRA-TERRESTRIALTM                                       GAME BOY ADVANCE(R)(2)
E.T. THE EXTRA-TERRESTRIALTM COSMIC GARDEN                         GAME BOY COLOR(R)(3)
E.T. THE EXTRA-TERRESTRIALTM RETURN TO THE GREEN PLANET            PLAYSTATION2(R)(3)
E.T. THE EXTRA-TERRESTRIALTM SEARCH FOR DRAGORA                    GAME CUBE(R)(3)
E.T. THE EXTRA-TERRESTRIALTM THE SALERIAN PROJECT                  GAME BOY ADVANCE(R)(3)
----------------------------------------------------------------------------------------------------
MUPPET PINBALLTM                                                   GAME BOY ADVANCE(R)(3)
----------------------------------------------------------------------------------------------------
LITTLE LEAGUE BASEBALL 2002                                        GAME BOY ADVANCE(R)(3)
LITTLE LEAGUE BASEBALL 2003                                        GAME CUBE(R)(4)
----------------------------------------------------------------------------------------------------
DORA THE EXPLORER - THE SEARCH FOR PIRATE PIG'S TREASURE           GAME BOY ADVANCE(R)(3)
DORA THE EXPLORER - PAINT SPLASH                                   GAME BOY ADVANCE(R)(3)
DORA THE EXPLORER                                                  PLAYSTATION(R)(3)
----------------------------------------------------------------------------------------------------
DR. SEUSS - THE SUPER STOO PENDUS WORLD OF DR. SEUSS               GAME BOY ADVANCE(R)(3)
DR. SEUSS                                                          PLAYSTATION2(R)(4)
----------------------------------------------------------------------------------------------------
U.S. YOUTH SOCCER - POWER-UP SOCCER                                GAME BOY ADVANCE(R)(3)
----------------------------------------------------------------------------------------------------


    (1)      Comprised more than 10% of units sold by us in 2000.
    (2)      Comprised more than 10% of units sold by us in 2001.
    (3) We are currently developing these titles and expect to release these titles in 2002.
    (4)      Currently under development for release in 2003.

         The Company entered into a multi-year agreement with Sesame Workshop (formerly Children's Television Workshop) ("CTW") on January 20, 1998, to produce two video games for the Sony PLAYSTATION(R) platform based oN SESAME STREET(R) characters and, in March 1999, we released ELMO'S NUMBER JOURNEYTM and ELMO' S LETTER ADVENTURE TM. In October 1998, together with CTW, we amended this agreement to add an additional title to be produced by us for the Sony PLAYSTATION(R) and to convert each of these three titles for compatibility with the NINTENDO 64(R) console. The agreement was also amended to engage us to produce an additional three titles for the Nintendo GAME BOY COLOR(R) platform. All of these titles, ELMO'S ABCs(R), ELMO'S 123s(R) and THE ADVENTURES OF ELMO IN GROUCHLAND(R), have been released. The Company also has a right of first refusal during the term of the agreement to publish new versions of titles produced under this agreement on other video game platforms. The agreement requires us to make royalty payments to CTW based on revenues, subject to minimum payments, and that CTW will also share with us revenues it receives from the sale of video games we produce pursuant to the agreement and distributed by CTW. The license under this agreement with CTW grants us the exclusive development, manufacturing and distribution rights in the United States and Canada for the titles we produce pursuant to this agreement. In November 2000, we amended our contract with Sesame Workshop to include the rights to distribute its existing video games in Mexico, Europe, Australia and New Zealand.

         We entered into a non-exclusive multi-year agreement with Warner Bros. on July 26, 1999 to develop and publish five titles featuring the Warner Bros.' TOM AND JERRY(R) characters. The agreement gives us the right to create age appropriate interactive video games for the current leading video game platforms, including Sony PLAYSTATION(R), NINTENDO 64(R), Nintendo GAME BOY COLOR(R) and Sega DREAMCASTTM, as well as for CD-Rom/DVD Rom for personal computers. The license is a worldwide license excluding China, Guam and Saipan. The agreement requires that we make royalty payments based on revenues, subject to minimum payments. On June 6, 2000, we amended our agreement with Warner Bros. to include the rights to publish video games on GAME BOY ADVANCE(R), X-BOX(R), PLAYSTATION2(R) and NINTENDO GAMECUBE(R). We are currently developing a game foR GAME BOY ADVANce(R), and PLAYSTATION2(R) based on the Tom and Jerry property and expect to release the additional titles in GAMECUBE, 2002.

         The Company entered into a non-exclusive multi-year license agreement with Disney on August 2, 1999, to develop and/or publish game titles for various video console platforms featuring popular Disney characters such as Disney's WINNIE THE POOH(R), MULAN(R), and DOUG(R), as well as a title, GOOFY'S FUN HOUSETM, based on DISNEY'S CLASSIC CHARACTERSTM. The first Disney title released was DISNEY's STORY STUDIO, MULAN(R) in December 1999. In

March 2000, we released WINNIE THE POOH: ADVENTURES IN THE 100-ACRE WOODTM on Nintendo GAME BOY COLOR. Two additional titles based on WINNIE THE POOH, TIGGER'S HONEY HUNTTM for PLAYSTATION(R) and NINTENDO 64(R), were also released in 2000. The license covers North America and, in respect of several titles, also covers Europe, Australia and New Zealand. The agreement calls for minimum royalty payments over the life of the agreement and for us to spend a minimum amount to market the titles during the term of the agreement and to pay to Disney development fees in respect of several titles. Among other things, Disney may terminate the agreement with us if we are not able to satisfy specified financial commitments within the time periods specified in the agreement. We do not have the right to terminate this agreement prior to the expiration of the term without cause.

         In September 1999, we entered into a multi-year agreement with Sony Pictures Consumer Products Inc. to develop and publish interactive video games for the PLAYSTATION(R), NINTENDO 64(R) AND GAME BOY COLOR(R) platforms based on the DRAGON TALES children's television series. The license is an exclusive world-wide license and the agreement requires us to make royalty payments based on revenues, subject to minimum payments. The first DRAGON TALES video game adventures, DRAGON SEEK and DRAGON WINGS, were released in 2000. We are currently developing a game for GAME BOY ADVANCE(R) based on the Dragon Tales property and expect to release the title in 2002.

         On May 9, 2000, we entered into a multi-year licensing agreement with Universal Studios Licensing, Inc. ("Universal") to develop and publish interactive video games for PLAYSTATION(R), PLAYSTATION2(R), SEGA DREAMCASTTM, NINTENDO GAMECUBE(R), NINTENDO GAme Boy COLOR(R), and MICROSOFT XBOx(R) among others, based on E.T. the Extra-Terrestrial TM. The first four titles were released in 2001. THe license is a worldwide license and the agreement requires us to make royalty payments based on revenues, subject to minimum payments. As of December 8, 2000, we have amended our license agreement with Universal to extend our schedule for payment of our obligation under the license agreement. Under this amendment, our next royalty payment of $750,000 was payable March 31, 2002. The Company paid $500,000 of this payment and is currently in negotiation with Universal concerning the remaining schedule of payments. We are currently developing titles based on the E.T the ExtraterrestrialTM property for GAME BOY COLOR(R), GAME BOY ADVANCE(R), GAMECUBE(R), and PLAYSTATION2(R). The Company also has plans to develop titles on thE X-BOX(R) console platforms.

         On May 10, 2001, we entered into a multi-year licensing agreement with Little League Baseball Incorporated to develop and publish interactive video games for PLAYSTATION(R), PLAYSTATION2(R), NINTENDO GAME BOY ADVANCE(R), AND NINTENDO GAMECUBE(R). We have worldwide rights to publish four titles on the above platforms. The license is for a period of three years from shipments of the last title in the territory. We are currently developing titles for GAMEBOY ADVANCE and GAMECUBE(R) for release in 2002 and 2003.

         On May 10, 2001, we entered into a multi-year worldwide licensing agreement with Jim Henson Interactive, a division of The Jim Henson Company, to develop and publish an interactive video game for GAME BOY ADVANCE(R) by Nintendo. It is expected that this title will be released in 2002.

         On January 10, 2002 we entered into a multi-year worldwide licensing agreement with MTV Networks, a division of Viacom International to develop and publish interactive video games for PLAYSTATION(R), PLAYSTATION 2(R), NINTENDO GAME BOY ADVANCE(R), and NINTENDO GAMECUBE(R), based on the Dora the Explorer television series. The Company is currently developing a title of each for the GAME BOY ADVANCE(R) and PLAYSTATION(R) based on the Dora the Explorer property and expects to release these titles in 2002.

         On April 10, 2002 we entered into a multi-year worldwide licensing agreement with Dr. Seuss to develop and publish interactive video games for PLAYSTATION(R), PLAYSTATION2, GAME BOY ADVANCE, and GAMECUBE, based on the characters from the collection of the Dr. Seuss Library including "Cat in the Hat", "Green Eggs and Ham", "Horton Hears a Who", amongst others. The Company is currently developing a title for the GAME BOY ADVANCE based on the Dr. Seuss property and expects to release this title in 2002.

PRODUCT DEVELOPMENT

         The only development projects which we have undertaken relate to the development of our video game console products. We use external resources to develop all of our products. A "Producer", who is one of our employees, leads each development project. The Producer co-ordinates the activities of the external studios and acts as a liaison between the hardware licensor and the licensor of the character on which the game is based. The Company also uses external resources to test the products before they are manufactured.

         In January 2002, the Company entered into a multi-year agreement with CineGroupe, a loading development and animation studio in Montreal, Canada, for the development of a minimum of three GAME BOY ADVANCE titles per year for at least three years.

         The Company believes that by utilizing external resources to develop and test products it can better control the cost of developing products and minimize its fixed operating costs. The Company seeks competitive bids for each new development project. The payment structure of product development contracts usually requires the payment by us of advanced royalties upon the achievement of certain milestones by the developer. All software development costs are capitalized when incurred. Software development costs are amortized to cost of sales at the rate provided in the software development contract or management's estimate of the economic life of the project if the estimated life is shorter than the contractual rate. Project abandonment losses, advances or capitalized software development costs are expensed when, in management's estimate, future revenues will not be sufficient to recover previously capitalized costs.

PLATFORM LICENSES

         The Company's console products currently are being developed or published for the PLAYSTATION(R), aND PLAYSTATION2(R) video game console by Sony Computer Entertainment America Inc., and Nintendo of America Inc.'s GAME BOY COLOR(R), GAME BOY ADVANCE(R), NINTENDO 64(R), and GAME CUBE(R) platforms. In order to maintain general access to the console systems marketplace, we have obtained non-exclusive multi-year licenses for these platforms. Each license allows us to create one or more products for the applicable console system, subject to required approvals generally based on quality, which are reserved by each platform licensor. Each platform license also requires us to pay the platform licensor a per unit license fee for each unit manufactured. There can be no assurances that we will obtain approval for further titles from the platform licensors, or that these licensors will continue to license us to develop titles for the applicable platform.

MANUFACTURING

         Each console system manufacturer, such as Sony and Nintendo, is also the sole manufacturer of the titles published for its platform. The platform license agreements we entered into provide that our titles for a specific platform must be manufactured by the applicable platform licensor. Platform licensors publish their own titles for their platform, as well as manufacture titles for all other licensees of the platform. Accordingly, there is a risk that the platform licensor may allocate manufacturing resources to its own titles or titles of other licensees in priority to our titles during peak selling periods, which may have a material adverse effect on our business, operating results and financial condition.

MARKETING

         The Company's marketing efforts include public relations, print and broadcast advertising, coordinated in-store and industry promotions including merchandising and point of purchase displays, participation in cooperative advertising programs and on-line activities.

         The Company also has contractual obligations with a number of character licensors to spend minimum amounts to support the release of new titles as well as previously released titles. These contractual minimums may be required for specific release events (such as movie tie-ins) or may require minimum amounts to be spent within a calendar year.

         The Company believes that marketing and advertising are critical to the success and acceptance of games into the marketplace and, therefore, a majority of our advertising expenses are incurred upon initial product release.

SALES AND DISTRIBUTION

         Our products are available for sale or rental in thousands of retail outlets in the United States and Canada, including mass merchants, toy stores, computer specialty stores, discount chains and video rental stores and on-line stores. The retailers which carry our products in these categories include Toys "R" Us, eToys.com, Wal-Mart, K-Mart, Sears, Zellers, Kay-Bee Toy, Target, Best Buy, Electronics Boutique, Blockbuster Video and Babbage's. The Company also provides links from its web site, WWW.NEWKIDCO.COM, to the web sites of a number of the retailers which carry our products.

         Prior to July 11, 2000, we distributed our products through an exclusive distribution agreement with Mattel, Inc., however, we terminated our former distribution agreement and are now carrying on sales activities using our own employees and a network of independent sales representatives. We are now using an independent third party distributor for our distribution and fulfillment needs. On March 12, 2001 we negotiated a settlement with our former distributor which allowed us to purchase existing inventory held by the former distributor and settle all outstanding amounts owed between both parties.

         On June 23, 2000, we entered into an agreement with Ubi Soft whereby we granted Ubi Soft the right to publish and distribute our video games in Europe, Australia and New Zealand.

         On September 2, 2001, we entered into an agreement with Success Corporation for distribution of product into the Pacific Rim. This agreement is on a title by title non exclusive basis. We will continue to pursue other distribution agreements with third parties for jurisdictions in which our licenses allow us to sell products. No other distribution agreements have been entered into to date, and there can be no assurance that any will be entered into.

COMPETITION

         The video game industry is intensely competitive. Competition in the industry is principally based on the quality of the license on which a product is based and the quality and features of the product. The availability of significant financial resources has become a major competitive factor in the industry, primarily as a result of the larger development, advertising, production and marketing budgets required to publish quality titles. In addition, industry players with large product lines and popular titles typically have greater leverage with distributors, retailers and other customers who may be willing to promote titles with less consumer appeal in return for access to that industry player's most popular titles. The Company's principal competitors include, among others, Nintendo, Disney, Sony, Acclaim Entertainment Inc., Activision Inc., Electronic Arts, The 300 Company, THQ, Inc., UBI Soft Entertainment, Eidos PLC and Infogrames Entertainment. These companies produce a wide array of game genres: driving, action, adventure, fantasy, first person simulation, sports, puzzle and strategy aimed mostly at males ages 12 to 35 years. Some of these companies produce games for children 12 and under. However, we are not aware of any other company which focuses exclusively on the children's titles market.

         As competition increases, significant price competition, increased production costs and reduced profit margins may result. Furthermore, the key barrier to entry into the industry in which we operate is securing a platform license, and we may face significant competition from new entrants who secure these licenses in the future.

         Retailers typically have a limited amount of shelf space, and there is intense competition among video game producers for adequate levels of shelf space and promotional support from retailers. As the number of video game products increases, the competition for shelf space intensifies, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product returns. Our products constitute a relatively small percentage of a retailer's sales volume, and there can be no assurance that retailers will continue to purchase our products or promote our products with adequate levels of shelf space and promotional support.

EMPLOYEES

         As of the date hereof, the Company has a total of 15 full-time employees.

         The Company has not entered into a new collective bargaining agreement with these employees. We are not aware of any other organizational efforts among its employees and believes that relations with its employees are good.

FACILITIES

         The Company's offices are located in New York, New York and Saint John, New Brunswick. The premises in New York contain approximately 3,436 square feet of office space and have been leased by NewKidCo until April 30, 2004.

LEGAL PROCEEDINGS

         From time to time, the Company may be a party to litigation incidental to, or arising from, the ordinary course of business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and senior officers, their municipalities of residence, positions and/or offices with us, principal occupations and, in the case of the directors, the year they were appointed to our Board of Directors, are as follows:



      NAME AND MUNICIPALITY                                                                          YEAR FIRST
          OF RESIDENCE                POSITION/OFFICE             PRINCIPAL OCCUPATION            BECAME DIRECTOR
      ---------------------           ---------------             --------------------            ---------------
David J. Foley                            Director           Partner, Foley, Broderick LLP              2000
Toronto, ON

Brent Insley                              Director            Partner, Foley Broderick LLP              2001
Toronto, ON

Henry A. Kaplan                       Chief Executive      Chief Executive Officer of Company           1999
New York, NY                         Officer, Director

Arthur N. Levine                      President, Chief         President, Chief Operating               2001
River Vale, NJ                       Operating Officer,                 Officer
                                          Director

John Stewart                              Director              Vice-President, Stewart                 1992
Toronto, ON                                                        Investments, Inc.

Eric Feiner
Yardley, PA                        Vice President, Sales         Vice President, Sales                  N/A

Barry Fried, CPA                      Chief Financial                Vice-President                     N/A
New City, NY                            Officer, and
                                    Corporate Secretary

Paul Samulski                             Executive           Executive Vice-President of               N/A
New York, NY                          Vice-President of      Product Development and Chief
                                   Product Development and          Creative Officer
                                    Chief Creative Officer

         Each of our directors and officers has been engaged in his or her present occupation for the past five years except as otherwise described below:

     MR. DAVID FOLEY - Mr. Foley became a director in December 2000. Mr. Foley is a partner with the Toronto accounting firm of Foley, Broderick LLP.

     MR. BRENT INSLEY - Mr. Insley became a director in December 2001 and is a partner with the Toronto accounting firm of Foley, Broderick LLP.

     MR. HENRY A. KAPLAN - Mr. Kaplan became a director of the Company in June 1999. Mr. Kaplan has served as President of our subsidiary, NewKidCo, LLC, since June 1998. Prior to founding NewKidCo, Mr. Kaplan served as President and Chief Operating Officer of Philips Media Software/North America, a post he assumed in September 1995. Mr. Kaplan was the founder and chairman of New York City-based Hi Tech Entertainment (formerly Hi Tech Expressions), an interactive multimedia entertainment company, where he was heavily involved in product development, marketing and licensing.

     MR. ARTHUR N. LEVINE - Mr. Levine was appointed President and Chief Operating Officer of the Company on June 18, 2001. Mr. Levine brings more than 20 years of experience in financial and general corporate management of consumer products companies with annual sales from $20 million to over $200 million. Mr. Levine's background includes positions of Chief Financial Officer, Chief Operating Officer and Vice President at KVL Audio Visual Services Inc., Louis Hornick & Co., Hi Tech Entertainment Inc. and LJN Toys LTD (a division of Universal Studios).

     MR. JOHN STEWART - Mr. Stewart became a director of the Company in August 1992. Since 1989, Mr. Stewart has been Vice- President of Stewart Investments Inc., a private investment management company headquartered in Toronto, Ontario.

     MR. ERIC FEINER - Mr. Feiner became the Vice-President of Sales in December 2001. Mr. Feiner brings more significant experience in the interactive entertainment industry, specifically with Philips Media, Koei Corporation and Fujisankei Communications Inc.

     MR. BARRY FRIED, CPA / MBA - Mr. Fried has over 20 years of experience as a senior financial manager involved with Liz Claiborne, Roxanne Swimwear and Samara Jewelry. Mr. Fried is a licensed Certified Public Accountant in the State of New York.

         MR. PAUL SAMULSKI - Mr. Samulski became an officer of NewKidCo, LLC in October 1999 and was appointed to the newly- formed position of Vice- President of Product and Creative Development. Mr. Samulski has since been promoted to Executive Vice-President of Product Development and Chief Creative Officer. Prior to joining NewKidCo, LLC, Mr. Samulski served as Executive Producer for Action Sports Adventure Productions, a film and video production company, from November 1997 to July 1999. Prior to that time, Mr. Samulski served for six years as Vice President of Creative and Product Development for Acclaim Entertainment, Inc., a large developer, publisher, and mass-marketer of interactive entertainment software products.

         The term of office for all directors expires at the time of the election of their successors at the next annual meeting of shareholders of the Company.

COMMITTEES OF THE BOARD

     The board of directors has an audit committee but does not have an executive committee or a nominating committee. The members of the audit committee are Messrs. Stewart, Insley and Foley.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Each of the Company's directors (other than those directors who are also one of the Company's officers) is entitled to receive (Cdn.) $400 for each directors' meeting attended and is reimbursed for travel and other out-of-pocket expenses incurred in attending directors' and shareholders' meetings. Directors participate in the Company's stock option plan. During the fiscal year ended December 31, 2001, nothing was paid to directors in respect of directors' fees. During the fiscal year ended December 31, 2001, no options to purchase Common Shares were granted to the Company's directors who are not also one of the Company's executive officers or one of the executive officers of one of the Company's subsidiaries.

COMPENSATION OF SENIOR MANAGEMENT

         The table below sets forth information concerning the compensation of our Chief Executive Officer and our other executive officers whose aggregate salary and bonus during 2001 exceeded $100,000 in respect of the fiscal years ended December 31, 2001, 2000 and 1999. All figures in such table are in US dollars, unless otherwise indicated.

                           SUMMARY COMPENSATION TABLE
                FOR YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999



                                            Annual Compensation                   Long-Term
                                                                                 Compensation
                                                                                  Securities
                                                                                under Options/
   Name and Principal                                       Other Annual           SARs(1)           All Other
        Position          Year   Salary($)    Bonus($)     Compensation($)       Granted (#)      Compensation($)
        ---------         ----   ------       -----        ------------          -------          ------------
HENRY A. KAPLAN(2)        2001    $220,000           _       $12,000(3)
Chief Executive Officer,
Director
                          2000    $220,000     $32,083       $15,537(3)                  -0-                -0-
                          1999    $175,000     $75,000       $12,000(3)              100,000                -0-

ARTHUR N. LEVINE          2001    $113,750           _        $6,500(5)                    _                  _
President,
Chief Operating Officer,
Director

ERIC FEINER,              2001      $8,763           _          $686(5)                    _                  _
Vice-President, Sales

BARRY FRIED,              2001     $31,800           _        $1,527(5)                    _                  _
Chief Financial Officer

PAUL SAMULSKI(15)         2001    $195,000     $48,750          $12,000                    _                  _
Executive Vice-President
of Product Development
and Chief Creative
Officer, NewKidCo, LLC

                          2000    $195,000         -0-     $12,000(1,5)                  -0-                -0-
                          1999     $42,585     $ 8,125    $2,000(1,4,5)              100,000                -0-

----------

(1) "SAR" MEANS STOCK APPRECIATION RIGHTS (A DEFINED TERM IN THE SECURITIES ACT (ONTARIO)). THE COMPANY DOES NOT HAVE ANY ARRANGEMENT PURSUANT TO WHICH IT GRANTS SARS.

(2) MR. KAPLAN HAS SERVED AS PRESIDENT OF NEWKIDCO, LLC SINCE JUNE 10, 1998 AND HAS SERVED AS THE COMPANY'S CHIEF EXECUTIVE OFFICER SINCE JULY 31, 2000.

(3) FOR THE YEAR ENDED DECEMBER 31, 2001, REPRESENTS US $3,537 THE COMPANY PAID ON BEHALF OF MR. KAPLAN FOR LIFE INSURANCE AND US $12,000 THE COMPANY PAID TO MR. KAPLAN FOR REIMBURSABLE AUTOMOBILE EXPENSES. FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 REPRESENTS REIMBURSABLE AUTOMOBILE EXPENSES THE COMPANY PAID ON BEHALF OF MR. KAPLAN.

(4) MR. SAMULSKI JOINED US AS VICE PRESIDENT OF PRODUCT DESIGN AND DEVELOPMENT, NEWKIDCO, LLC EFFECTIVE AS OF NOVEMBER 1, 1999.

(5) REPRESENTS REIMBURSABLE AUTOMOBILE ALLOWANCE THE COMPANY PAID ON BEHALF OF MR. LEVINE, MR. FRIED, MR. FEINER AND MR. SAMULSKI.

         Compensation was not paid pursuant to a material bonus or profit sharing plan and no amounts were set aside for pension, retirement or similar benefits to officers and directors.

EMPLOYMENT AGREEMENTS

         On June 1, 2001 we entered into an employment agreement with Mr. Levine, the President of NewKidCo. The agreement is for a term of two and one half years, expiring on December 31, 2003, with further one-year terms until terminated by either party. Pursuant to the agreement, Mr. Levine was to receive an annual salary of $210,000 and an annual incentive bonus determined by a formula that is based on sales volume and profitability.

         On January 10, 2000 we entered into an employment agreement with Mr. Kaplan, then the President of NewKidCo. The agreement is for a term of two years, expiring on December 31, 2002, with further one year terms until terminated by either party. Pursuant to the agreement, Mr. Kaplan was to receive an annual salary of $220,000 and a guaranteed minimum annual bonus of 25% of his annual salary. In the event that Mr. Kaplan terminated his employment in the event of fundamental change, Mr. Kaplan is entitled to receive a payment equal to the balance of his compensation for the term or one year's base salary plus the guaranteed minimum annual bonus. The Company also agreed that Mr. Kaplan should be included in management's slate of director nominees proposed for annual election to the board of directors during the term of the agreement. On July 31, 2000, Mr. Kaplan was appointed to serve as our President and Chief Executive Officer and his employment agreement was amended by deleting the reference to the minimum annual bonus payment.

         On October 18, 1999, our subsidiary NewKidCo, LLC entered into an agreement with Paul Samulski to employ Mr. Samulski as Vice President of Product Design and Development for NewKidCo, LLC. Pursuant to the agreement, Mr. Samulski is entitled to an annual salary of $195,000 plus a guaranteed minimum bonus of 25% of his annual salary. In addition, Mr. Samulski is entitled to an automobile allowance of $1,000 per month and 100,000 stock options, of which 40,000 will vest on May 1, 2000 and the remaining 60,000 will vest over a three year period ending on November 1, 2002. The options will expire on November 1, 2004. Such agreement may be terminated by either of Mr. Samulski or by us at any time and without prior notice. If such agreement is terminated by us for a reason other than for cause or a change in control, Mr. Samulski will be entitled to severance pay equal to one half of his annual salary plus one half of his guaranteed minimum annual bonus.

STOCK OPTION GRANT TABLE

         The following table sets out information about options to purchase Common Shares that the Company has granted but which have not yet been exercised, at June 19, 2002:



                                                                 Exercise Price   Market Value of
                                              Number of Common        per         Common Shares on
                                                   Shares         Common Share   the Date of Grant
          Name              Date of Grant     Under Option (1)       ($ CDN)          ($ CDN)         Expiration Date
          ----              -------------     ----------------       -------          -------         ---------------

HENRY A. KAPLAN             July 23, 1999         100,000             $2.55            $2.55           July 23, 2004

JOHN STEWART              January 25, 1999         12,000             $1.18            $1.18          January 25, 2004
                            July 23, 1999          20,000             $2.55            $2.55           July 23, 2004

STEVEN H. SCHNEIDER         July 23, 1999         100,000             $2.55            $2.55           July 23, 2004
                          January 25, 1999         50,000             $1.18            $1.18          January 25, 2004
                           March 12, 1998          65,000 (2)         $0.92            $0.92           March 12, 2003
                            July 2, 1997           40,000 (2)         $1.10            $1.10            July 2, 2002

RICHARD RABINS (3)          July 31, 2000         462,500             $1.30            $1.13           July 31, 2005
                            July 23, 1999         158,333             $2.55            $2.55           July 23, 2004
                          September 1, 1997       462,500             $1.40            $1.40         September 1, 2002



                                                                 Exercise Price   Market Value of
                                              Number of Common         per       Common Shares on
                                                   Shares         Common Share   the Date of Grant
          Name              Date of Grant     Under Option (1)       ($ CDN)          ($ CDN)         Expiration Date
          ----              -------------     ----------------       -------          -------         ---------------

PAUL SAMULSKI             November 1, 1999        100,000 (4)         $3.70            $3.70          November 1, 2004

JEFFERY TARTER              July 23, 1999          20,000             $2.55            $2.55           July 23, 2004
                          January 25, 1999         12,000             $1.18            $1.18          January 25, 2004
                             May 7, 1998           10,500 (2)         $1.38            $1.38            May 7, 2003

----------
(1)      UNLESS OTHERWISE INDICATED, ALL OPTIONS HAVE VESTED IN FULL.

(2)      OPTIONS VEST OVER THREE YEARS.

(3) MR. RICHARD RABINS WAS APPOINTED THE COMPANY'S CHIEF EXECUTIVE OFFICER IN SEPTEMBER 1997. MR. RABINS RESIGNED AS CHIEF EXECUTIVE OFFICER EFFECTIVE JULY 31, 2000.

(4) OPTIONS AS TO 40,000 COMMON SHARES VESTED ON MAY 1, 2000. THE REMAINDER VEST OVER THREE YEARS.


                              CERTAIN TRANSACTIONS

INDEBTEDNESS OF EXECUTIVE OFFICERS

         The following information concerns each individual who is, or at any time during the financial year ended December 31, 2001 was one of the Company's directors, executive officers or senior officers, and each associate of any such director or officer, who is or at any time since the beginning of the financial year ended December 31, 2001 has been indebted to us in connection with a purchase of the Company's securities. As at the date hereof, the person named below is indebted in the aggregate amount of $20,000 in connection with purchases of securities.

                                                                                      Financially
                                             Largest Amount   Amount Outstanding       Assisted
                            Involvement of     Outstanding    as at December 31,      Securities
   Name and Principal         Issuer or        During 2001         2001                Purchases       Security for
       Position(1)            Subsidiary          ($)               ($)               During 2001      Indebtedness
       --------               ----------         ----              ----               -----------      ------------
Arthur Levine(2)                Lender         $20,000(2)           $20,000               -0-               33,000
                                                                                                        common shares

NOTES:

(1) FOR THE PRINCIPAL POSITION OF THE ABOVE-NAMED INDIVIDUAL PLEASE SEE "EXECUTIVE COMPENSATION - COMPENSATION OF SENIOR MANAGEMENT".

(2)      THE LOAN WAS MADE PURSUANT TO MR. LEVINE'S EMPLOYMENT CONTRACT.

         We believe that all transactions with officers, directors or affiliates to date are on terms no less favorable than those available to arm's length third parties. It is our policy that all future transactions with officers, directors, or affiliates will be approved by members of the Board of Directors not having an interest in the transaction and will be on terms no less favorable than could be obtained from arm's length third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The table below sets forth certain information concerning the beneficial ownership of our common stock as of June 28, 2002, by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                     Beneficial Ownership
                                         ----------------------------------------------
Name and Address of Beneficial Owner     Amount of Common Stock       Percent Ownership
------------------------------------     ----------------------       -----------------
DAVID J. FOLEY                                    637,192(1)                 1.1%
BRENT INSLEY                                       37,352(1)                  *
HENRY A. KAPLAN                                 1,745,825(1)                 2.7%
ARTHUR LEVINE                                           *                     *
ERIC FEINER                                             *                     *
BARRY FRIED                                             *                     *
JOHN STEWART                                            *                     *
PAUL SAMULSKI                                           *                     *
Aton Capital Corp.                              3,725,000(1)                 6.3%
All directors and officers as a Group           3,062,773(1)                 5.3%

* Less than one percent.

(1) For the purpose of the above table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of such persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Accordingly, the above table includes the following shares issuable pursuant to options or warrants which are now exercisable, or are exercisable within 60 days hereof.

                        NAME                             NO. OF SHARES
-----------------------------------------------------    --------------
HENRY A. KAPLAN                                           1,100,000
Aton Capital Corp.                                        1,242,000

SELLING STOCKHOLDERS

     This prospectus covers the shares of common stock that may be offered by the selling stockholders set forth below.

     None of the selling stockholders who own preferred stock have had a material relationship with us within the last three years, and they are not affiliated with us other than through their ownership interest in our preferred stock. Except as noted, none of the selling stockholders are affiliated with each other.

     Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, we can't give an estimate as to the number of shares that will be held by the selling stockholders when we terminate this offering. Unless we indicate otherwise, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     The third column in the table shows the percentage share ownership each selling stockholder would have, if they converted all of their preferred stock. As of the date of this prospectus, none of the selling stockholders had converted any of their preferred stock, so the figures in the column are for illustrative purposes only.

     The last column in the table shows the percentage of ownership of each selling stockholder assuming all shares registered in this prospectus are sold, when compared to the total number of shares of our common stock outstanding as of June 28, 2002. An asterisk -*- indicates less than one percent.

Selling Stockholders           Number of                  Beneficial Ownership       Beneficial Ownership
                               Shares Offered             Prior                      After Sale
                                                          to Sale

Transfina Commercial,                  1,620,614          4.5%                       *
Industrial Financing Trust

Portmann Finance SA                    1,080,409          3.0%                       *

Bank Sal, Oppenheim                      600,000          1.7%                       *
  Jr. & Cie
  (Switzerland) Ltd.

ABN AMRO Bank                            420.000          1.2%                       *
  (Schweiz)

Andreas Haese                            200,000          *                          *



                                  DISTRIBUTION

         We will bear all costs relating to the offer and sale of the shares, which are estimated to be approximately $_____. The shares may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer their shares through brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent. The selling stockholders and any such brokers, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters," and any profits on the sale of the shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the exchange, if any;
(e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised prospectus or prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares. In addition, the shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

         Except as otherwise described herein, to our best knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the shares by the selling stockholders. There is no assurance that any selling stockholder will sell any or all of the shares offered by such holder hereunder or that such selling stockholder will not transfer, devise or gift such shares by other means not described herein.

         The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M which may limit the timing of purchases and sales of any of the shares by the selling stockholders and other participants in the distribution. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares ("Preference Shares"), issuable in series. As of June 19, 2002, there were 36,276,737 Common Shares issued and outstanding, 16,206,142 Series A Preferred Shares issued and outstanding and 1,220,000 Series B Preferred Shares issued and outstanding.

COMMON STOCK

         Each Common Share carries with it the right to one vote. The Common Shares have no special conversion, redemption or retraction features and all rank equally as to dividends and participation in the Company's assets in the event of liquidation. The Company has never declared or paid cash dividends on the Company's Common Shares. The Company currently intends to reinvest its earnings to finance the growth of the Company's business. The Company does not anticipate paying any cash dividends on the Common Shares in the foreseeable future.

PREFERRED STOCK

         The Preference Shares may be issued in one or more series and the Company's directors may fix from time to time before such issue the number of Preference Shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preference Shares including the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, any sinking fund or other provisions. The Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up, whether voluntary or involuntary, or any other return of capital or distribution of the Company's assets among the Company's shareholders for the purpose of winding up the Company's affairs, rank on a parity with the Preference Shares of every other series. The Preference Shares of any series may also be given such other preferences over the Common Shares and any other of the Company's shares ranking junior to the Preference Shares as may be fixed by the directors. If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preference Shares are not paid in full, all series of Preference Shares participate ratably in respect of such dividends and return of capital. The Preference Shares of any series may be made convertible into Common Shares at such rate and upon such basis as the directors in their discretion may determine. Unless the directors otherwise determine and except as required by law, the holder of each share of a series of Preference Shares shall be entitled to one vote at a meeting of shareholders.

SERIES A PREFERRED STOCK

         The first series of the preferred shares of the Company consists of 18,000,000 authorized shares designated as Series A Preferred Shares. The holders of the Series A Preferred Shares shall be entitled to receive, as and when declared by the board of directors of the Company out of the assets of the Company, fixed cumulative preferential cash dividends at the rate of 5% of $0.37023 per share, per annum, payable in arrears in equal semi-annual amounts on the first days of October and April in each year, commencing on October 1, 2002.

     At the election of the Company, each dividend may be paid either in common shares of the Company or in cash in United States dollars.

         If the Company does not cause certain specified events to occur (the approval for the listing of the Common Shares on any one or more of the Nasdaq SmallCap, the Nasdaq National Market System, the New York Stock Exchange or the American Stock Exchange, the filing of reports on forms 10-QSB, 10-KSB and 8-K through the SEC's electronic filing system, the reporting of its quarterly interim financial statements in compliance with both U.S. and Canadian generally accepted accounting principles with a reconciliation between the two and a subdivision of its Common Shares on the basis of four Common Shares for each one Common Share held (or such greater number as may be determined by the Board of Directors of the Company and approved by the shareholders of the Company) before specified dates, the dividend applicable to the Series A Preferred Shares shall be increased by 100 basis points.

         In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Series A Preferred Shares shall be entitled to receive from the assets of the Company, in cash, the sum of $0.37023 for each Series A Preferred Share held, together with all accrued and unpaid (whether or not declared) cumulative dividends thereon calculated up to the date of distribution (which for such purpose shall be calculated as if such dividends, to the extent unpaid, were accruing for the period from the expiration of the last semi-annual period for which dividends thereon were paid in full up to the date of distribution), before any amount shall be paid or any assets of the Company distributed to the holders of any Common Shares or shares of any other class ranking junior to the Series A Preferred Shares. After payment to the holders of the Series A Preferred Shares of the amount so payable to them as provided above, all of the remaining assets and funds of the Company available for distribution to shareholders shall be distributed rateably among the holders of the Series A Preferred Shares and the Common Shares, with each Series A Preferred Share being deemed, for such purpose, to be equal to the number of Common Shares, including fractions of a Common Share, into which such Series A Preferred Share is convertible immediately prior to the close of business on the business day fixed for such distribution.

         The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if, upon such merger or consolidation, the holders of the Company's voting securities prior to the transaction own more than fifty percent (50%) of the voting securities of the Company after the transaction), or the sale of all or substantially all the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company, unless the holders of 50% of the Series A Preferred Shares then outstanding vote otherwise. The amount deemed distributed to the holders of Series A Preferred Shares upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

         Except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series and in addition to any other rights provided by law, the holders of the Series A Preferred Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall be entitled to vote at all meetings of the shareholders of the Company, with each Series A Preferred Share being deemed, for such purpose, to be equal to the number of, and to have the voting rights applicable to, the number of Common Shares into which each Series A Preferred Share is convertible immediately prior to the close of business on the record date fixed for such meeting of shareholders.

         In addition to any other rights provided by law, so long as any of the Series A Preferred Shares are outstanding, the Company shall not without, but may from time to time with, the authorization of the holders of a majority of the outstanding Series A Preferred Shares:

         (a) add, change or remove any rights, privileges, preferences, restrictions and conditions in respect of all or any of the Series A Preferred Shares;

         (b) declare or pay any dividends on any classes of shares other than any series of the preference shares of the Company;

         (c) increase or decrease the authorized number of Series A Preferred Shares or create or issue any class of shares ranking in priority to or on a parity, in any regard, with the Series A Preferred Shares;

         (d) undertake or agree to any voluntary liquidation, dissolution or winding-up of the Company or any amalgamation, merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than fifty percent (50%) of the voting securities of the Company), or the sale of all or substantially all of the assets of the Company;

         (e)   amend the articles of the Company;

         (f)   enact, revoke or amend any by-laws of the Company;

         (g)   make any material change in the business of the Company; or

         (h) other than pursuant to certain specified exceptions, at any time while the Common Shares are listed on the Toronto Stock Exchange, issue or sell any Common Shares or convertible securities for a consideration per share less than $0.37023, unless, while the Common Shares are listed on the Toronto Stock Exchange, The Toronto Stock Exchange consents in writing to an adjustment to the conversion ratio of the Series A Preferred Shares.

         The Series A Preferred Shares shall not be redeemable by the holder or the Company and shall not be subject to purchase for cancellation rights by the Company.

SERIES B PREFERRED STOCK

         The second series of preference shares of the Company consists of 1,342,000 authorized shares designated as Series B Preferred Shares. The holders of the Series B Preferred Shares shall be entitled to receive, and the Company shall pay thereon, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of 5% of US$0.48 per share, per annum, payable in arrears in equal semi-annual amounts on the first day of October and April in each year, commencing on October 1, 2002.

         At the election of the Company, each dividend may be paid either in common shares of the Company or in cash in United States dollars.

         In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Series B Preferred Shares shall be entitled to receive from the assets of the Company, in cash, the sum of US$0.48 for each Series B Preferred Share held, together with all accrued and unpaid (whether or not declared) cumulative dividends thereon calculated up to the date of distribution (which for such purpose shall be calculated as if such dividends, to the extent unpaid, were accruing for the period from the expiration of the last semi-annual period for which dividends thereon were paid in full up to the date of distribution), before any amount shall be paid or any assets of the Company distributed to the holders of any Common Shares or shares of any other class ranking junior to the Series B Preferred Shares. After payment to the holders of the Series B Preferred Shares of the amount so payable to them as provided above, all of the remaining assets and funds of the Company available for distribution to shareholders shall be distributed rateably among the holders of the Series A Preferred Shares, the Series B Preferred Shares and the Common Shares, with each Series B Preferred Share being deemed, for such purpose, to be equal to the number of Common Shares, including fractions of a Common Share, into which such Series B Preferred Share is convertible immediately prior to the close of business on the business day fixed for such distribution.

         The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if, upon such merger or consolidation, the holders of the Company's voting securities prior to the transaction own more than fifty percent (50%) of the voting securities of the Company after the transaction), or the sale of all or substantially all the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company, unless the holders of 50% of the Series B Preferred Shares then outstanding vote otherwise. The amount deemed distributed to the holders of Series B Preferred Shares upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

         Except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series and in addition to any other rights provided by law, the holders of the Series B Preferred Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall be entitled to vote at all meetings of the shareholders of the Company, with each Series

B Preferred Share being deemed, for such purpose, to be equal to the number of, and to have the voting rights applicable to, the number of Common Shares into which each Series B Preferred Share is convertible immediately prior to the close of business on the record date fixed for such meeting of shareholders.

         Any holder of Series B Preferred Shares shall be entitled at such holder's option at any time to have all or any of the Series B Preferred Shares held by it converted into fully paid Common Shares without nominal or par value as the same shall be constituted at the time of conversion at a specified conversion rate which initially shall be one Common Share for each Series B Preferred Share in respect of which the conversion privilege is exercised.

         The Series B Preferred Shares shall not be redeemable by the holder or the Company.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION; ANTI-TAKEOVER PROVISIONS

         The Company does not currently carry directors' and officers' insurance for the benefit of the Company's directors and officers but is anticipating carrying this insurance. The Company has entered into indemnity agreements with each of the Company's officers and directors. Pursuant to these agreements, the Company has agreed to indemnify each director or officer for all costs, expenses and amounts paid in respect of civil, criminal and administrative proceedings (including, with the approval of the court, proceedings initiated by us or on the Company's behalf) to which that person is a party or threatened to be made a party by reason of being or having been one of the Company's directors and/or officers or by reason of any act or omission of the person in that capacity, provided that the person acted honestly and in good faith with a view to the Company's best interest and, in the case of criminal or administrative actions, the person had reasonable grounds for believing the conduct was lawful.

         The INVESTMENT CANADA ACT (Canada) (the "ICA") requires certain "non-Canadians" (defined in the ICA as individuals, governments or agencies thereof, or entities that are not Canadian) who wish to invest in a "Canadian business" (as defined in the ICA) to file either a notification or an application for review with the Director of Investments. The ICA requires that certain acquisitions of control of a Canadian business by a "non-Canadian" must be reviewed and approved in advance by the Minister responsible for the ICA on the basis that he is satisfied that the acquisition is "likely to be of net benefit to Canada". The ICA provides detailed rules for the determination of whether control has been acquired, and pursuant to those rules, the acquisition of one-third or more of the voting shares of a corporation may, in some circumstances, be considered to constitute an acquisition of control. Failure to comply with the ICA could result in the Minister sending a demand to the "non-Canadian" to, among other things, cease the contravention of the ICA or remedy the default. Where the "non-Canadian" fails to comply with this demand, the Minister may apply for a court order that, among other things, directs the disposition of assets or shares.

         The COMPETITION ACT (Canada) (the "Competition Act") is a law of general application regulating "mergers" (as defined in the Competition Act). A "merger" is defined in the Competition Act to include the acquisition of control over or a significant interest in the whole or a part of the business of a person. Where, upon application by the Commissioner of Competition, the Competition Tribunal established under the COMPETITION TRIBUNAL ACT (Canada) finds that a merger "prevents or lessens, or is likely to prevent or lessen, competition substantially, among other areas, in a trade, industry or profession, it may:

         - in the case of a completed merger, among other things, order any party to the merger to dissolve the merger; or

         - in the case of a proposed merger, among other things, make an order against a person directing such person not to proceed with the merger.

The Competition Act also requires that persons proposing certain transactions, before completing these transactions, notify the Commissioner of Competition appointed under the Competition Act that the transactions are proposed and supply the Commissioner of Competition with certain information. The Competition Act sets out certain time periods following the receipt of this information by the Commissioner of Competition which must expire before the transactions may proceed. In the case of the acquisition of voting shares of a corporation which are publicly traded, the acquisition by a person of the voting shares which would result in such person, together with its affiliates, owning less than 20 percent of the votes of all outstanding voting shares would not require a notification to be made.

TRANSFER AGENT

         The transfer agent for the common stock is Computershare Investor Services, 510 Burrard Street - 4th Floor, Vancouver, BC Canada V6C 3B9.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The shares offered by this prospectus will be freely tradeable unless they are purchased by our "affiliates", as defined in Rule 144 under the Securities Act of 1933.

         Under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since these shares were acquired from us or one of our affiliates. The number of shares of common stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of sale was filed under Rule 144.

         Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not one of our affiliates and who has not been one of our affiliates for 90 days prior to the sale and who has beneficially owned shares acquired from us or one of our affiliates for over two years may resell the shares of common stock without compliance with the foregoing requirements of Rule 144.

         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for us by Torys LLP, New York, New York.

                                     EXPERTS

         Our Consolidated Financial Statements as of December 31, 2001 and 2000 included in this prospectus have been audited by Arthur Andersen LLP, Chartered Accountants and our Consolidated Financial Statements as of December 31, 1999 and 1998 have been audited by Deloitte & Touche, as indicated in their reports included herein. The Consolidated Financial Statements have been included in reliance upon the authority of the firm as experts in accounting and auditing. Prior to the date of this prospectus, the partners of Arthur Andersen LLP who reviewed our most recent audited financial statements have resigned from Arthur Andersen LLP. We have been unable to obtain Arthur Andersen LLP's updated written consent to the inclusion in the registration statement of its audit report with respect to our financial statements. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

         WE HAVE NOT AUTHORIZED ANY UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and its exhibits and schedules. For further information with respect to our company and this offering, reference is made to the registration statement, including the exhibits and schedules filed therewith, copies of which may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or copies of all or any part of which may be obtained from those offices upon payment of the fees prescribed by the Commission.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with its requirements, we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the public reference facilities referred to above. Prospective investors may also obtain this information by mail from the public reference facilities of the Commission's Washington D.C. offices, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

         We provide our stockholders with annual reports containing audited financial statements after the end of each fiscal year and make available other periodic reports as we deem appropriate or as are required by law.

NEWKIDCO INTERNATIONAL INC.



Financial Statements
March 31, 2002 and 2001

UNAUDITED

NEWKIDCO INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

                                                                          (UNAUDITED)               audited
                                                                                AS AT                 As at
                                                                             03/31/02              12/31/01
===========================================================================================================
(In thousands of U.S. dollars)                                                     $                     $

ASSETS


CURRENT ASSETS
   Cash and cash equivalents                                                      129                   143
   Accounts receivable                                                          3,561                 9,174
   Inventory                                                                      143                   514
   Prepaid Expenses and other assets                                              495                   138
-----------------------------------------------------------------------------------------------------------

                                                                                4,328                 9,969

CAPITAL ASSETS                                                                     68                    75
PREPAID ROYALTIES AND SOFTWARE DEVELOPMENT COSTS                                6,014                 4,179
GOODWILL                                                                        1,960                 1,960
-----------------------------------------------------------------------------------------------------------

                                                                               12,370                16,183
===========================================================================================================


LIABILITIES

CURRENT LIABILITIES
   Bank indebtedness                                                              790                 5,422
   Short-term loans                                                             4,314                 2,964
   Accounts payable and accrued charges                                         6,802                 4,839
   Deferred revenue                                                               860                 1,642
-----------------------------------------------------------------------------------------------------------

                                                                               12,766                14,867
-----------------------------------------------------------------------------------------------------------

LONG-TERM
   Convertible debentures                                                         579                   591
-----------------------------------------------------------------------------------------------------------

CONTINGENCY

SHAREHOLDERS' EQUITY
   Share capital (Note 10)                                                     67,640                67,568
   Cumulative translation adjustment                                             (199)                 (199)
   Deficit                                                                    (68,416)              (66,644)
-----------------------------------------------------------------------------------------------------------

                                                                                 (975)                  725
-----------------------------------------------------------------------------------------------------------

                                                                               12,370                16,183
===========================================================================================================

 Approved on behalf of the Board:

Brent Insley, Director                   Arthur Levine, Director


The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the three months ended March 31                                                          2002                  2001
-----------------------------------------------------------------------------------------------------------------------
(In thousands of U.S. dollars, except share and per share amounts)                             $                     $

REVENUE
   Sales                                                                                    1,557                 3,108
   Royalties                                                                                  283                   508
                                                                                  -------------------------------------

                                                                                            1,840                 3,616

COST OF SALES                                                                               1,607                 1,993
                                                                                  -------------------------------------

GROSS PROFIT                                                                                  233                 1,623
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES

   Amortization                                                                                 8                   179
   General and administrative                                                                 523                   386
   Research and development                                                                   205                   167
   Selling and marketing                                                                    1,052                   417
                                                                                  -------------------------------------

                                                                                            1,788                 1,149
---------------------------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS BEFORE INTEREST
  EXPENSE AND OTHER INCOME                                                                 (1,555)                  474


INTEREST EXPENSE                                                                             (217)                 (225)

OTHER INCOME                                                                                    -                     5
                                                                                  -------------------------------------
 NET LOSS FOR THE YEAR                                                                     (1,772)                  254


DEFICIT, beginning of year                                                                (66,644)              (54,996)
                                                                                  -------------------------------------

DEFICIT, end of year                                                                      (68,416)              (54,742)
-----------------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED

 NET EARNINGS (LOSS) PER SHARE                                                              (0.05)                 0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING,
 (thousands)                                                                               32,379                28,426
-----------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31                                                          2002                  2001
-----------------------------------------------------------------------------------------------------------------------
(In thousands of U.S. dollars)                                                                 $                     $

OPERATING ACTIVITIES
   Net loss from continuing operations                                                     (1,772)                  254
   Items not requiring cash
     Amortization of capital assets                                                             8                     6
     Amortization of software development costs                                               182                    60
     Amortization of prepaid royalties                                                        123                   437
     Amortization of goodwill                                                                                       173
     Foreign exchange gain                                                                    (11)                    -
                                                                                  -------------------------------------

                                                                                           (1,470)                  930

Change in non-cash working capital items

     Accounts receivable                                                                    5,613                10,643
     Inventory                                                                                371                   555
     Prepaid expenses and deposits                                                           (357)                 (110)
     Accounts payable, bank indebtedness advances and accrued charges                       1,961                (8,920)
     Deferred revenue                                                                        (782)                  243
                                                                                  -------------------------------------

                                                                                            5,336                 3,341
---------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES

   Acquisition of capital assets                                                               (2)                  (19)
   Prepaid royalties                                                                         (417)               (1,690)
   Software development costs                                                              (2,098)                    4
                                                                                  -------------------------------------

                                                                                           (2,517)               (1,705)
---------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

   Issuance of short-term loan                                                              1,350                     -
   Repayment of short-term loan                                                                 -                (1,500)
   Bank indebtedness                                                                       (4,255)                    -
   Issuance of common shares                                                                   72                     -
                                                                                  -------------------------------------

                                                                                           (2,833)               (1,500)
------------------------------------------------------------------------------------------------------------------------

CASH DECREASE FROM CONTINUING OPERATIONS                                                      (14)                  136

CASH INCREASE (DECREASE) FROM DISCONTINUED OPERATIONS                                           -                   (59)
                                                                                  --------------------------------------

NET CASH OUTFLOW                                                                              (14)                   77

CASH AND CASH EQUIVALENTS, beginning of year                                                  143                   219

CASH AND CASH EQUIVALENTS, end of year                                                        129                   296
---------------------------------------------------------------------------------------------------------------------------------

Interest received                                                                              -                     10
Interest paid                                                                                 217                   215
Income taxes paid                                                                               -                     -
Income taxes received                                                                           -                     -


The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2002 and 2001
===============================================================================
Tabular amounts in thousands of U.S. dollars, except per share data)

1.   NATURE OF BUSINESS

     NewKidCo International Inc. (the "Company") develops and publishes video games for game console systems for children between the ages of three and twelve. The Company's products are sold through the retail channel throughout North America and by a licensed distributor throughout the U.K., Europe, Australia and New Zealand. All its activities are carried on in one industry segment.

     These condensed consolidated financial statements have been prepared in accordance with The Canadian Institute of Chartered Accountants standards for interim financial statements. These condensed consolidated financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements, however, they do not include all of the disclosure requirements for annual financial statements. Accordingly, these interim financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2001.

2.   GOODWILL AND OTHER INTANGIBLE ASSETS

     Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants revised Handbook Section 3062, Goodwill and Other Intangible Assets. Under the new standard, the Company no longer amortizes its goodwill on an annual basis. Instead, the Company reviews its goodwill in relation to the fair value of the assets to which goodwill applies. A provision is made for any goodwill that is considered impaired. The Company has completed these tests for impairment at the date of adoption of the new Handbook section and found no impairment.

3.   SHARE CAPITAL

     AUTHORIZED
     100,000,000 common shares.

     Unlimited number of preferred shares, which may be issued in one or more series. The number of shares which will form a series as well as the designation, rights, privileges, restrictions and conditions of a series will be determined by the board of directors.

     ISSUED
     (number of shares and warrants in thousands)

                                                                        Number of
                                                                          Common                              Number of
                                                                          Shares             Amount            Warrants
                                                                       -------------------------------------------------
                                                                                                $
     Balance, December 31, 2001                                           32,239             67,568              12,939
        Issuance of common shares on exercise
        of warrants (i)                                                      170                 72                   -
     ------------------------------------------------------------------------------------------------------------------

     Balance, March 31, 2002                                              32,409             67,640              12,939
     ------------------------------------------------------------------------------------------------------------------

NEWKIDCO INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2002 and 2001
==============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


3.   SHARE CAPITAL (Continued)

     (i) On November 27, 2000, the Company issued 400,000 warrants with an exercise price of $0.70 Cdn. per share to a lender in connection with a bridge loan received by the Company. On January 14, 2002, the lender exercised 170,000 of these warrants.

4.   SUBSEQUENT EVENTS

     On April 2, 2002, the Company completed a private placement of 16,206,142 Series A non-redeemable preferred shares with a price of $0.37023 per share. The Series A preferred shares are entitled to a 5% cumulative dividend payable, at the option of the Company, either in common shares of the Company or in cash. The holders of the Series A preferred shares shall be entitled to vote at all meetings of the Company with each Series A preferred share being deemed, for such purpose, to be equal to the number of, and to have the voting rights applicable to, the number of common shares into which each Series A preferred share is convertible into. At the option of the holder each Series A preferred share is convertible into a common share of the Company for no additional consideration. The $6,000,000 raised was used to reduce short-term debt and to fund working capital needs.

     In connection with the issuance of preferred shares, the Company received approval from its Class A Warrant holders to amend the warrants. The number of shares represented by each warrant certificate was reduced by approximately two-thirds, resulting in the aggregate number of shares represented by the Class A warrant certificates to be 2,804,146. Furthermore, the exercise price was reduced to $0.60 Cdn. and the expiry time was changed to April 30, 2002. As of April 30, 2002, the Company has received $1,039,142 from the exercise of 2,749,053 warrants.

                           NEWKIDCO INTERNATIONAL INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001

                                    UNAUDITED

NEWKIDCO INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)
MARCH 31, 2001
(IN THOUSANDS OF U.S. DOLLARS, NOTE 2)

-------------------------------------------------------------------------
                                                         2001        2000
                                                         ----        ----
ASSETS
CURRENT
    Cash and cash equivalents                        $    296    $  3,346
    Accounts receivable (Note 6 and 11)                 4,279       1,665
    Inventory (Note 6)                                    486       4,802
    Prepaid expenses and other assets                     186         115
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                                                        5,247       9,928
CAPITAL ASSETS (Note 3)                                    56          65
PREPAID ROYALTIES (Note 4)                              8,282       5,773
SOFTWARE DEVELOPMENT COSTS (Note 4)                     2,384       3,802
GOODWILL (Note 5)                                       2,247       2,940
INVESTMENT                                                239         310
ASSETS OF DISCONTINUED OPERATIONS                        --           161
-------------------------------------------------------------------------
                                                     $ 18,455    $ 22,979
-------------------------------------------------------------------------
-------------------------------------------------------------------------
LIABILITIES
CURRENT
    Bank indebtedness (Note 6)                       $  1,301    $  3,142
    Accounts payable and accrued charges                3,264       9,252
    Deferred revenue                                    2,014        --
    Liabilities of discontinued operations               --           254
-------------------------------------------------------------------------
                                                        6,579      12,648
-------------------------------------------------------------------------
-------------------------------------------------------------------------
LONG TERM
    Convertible debentures (Note 7)                       624        --
-------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
SHARE CAPITAL (Note 8)                                 66,191      61,647
CUMULATIVE TRANSLATION ADJUSTMENT                        (197)       (197)
DEFICIT                                               (54,742)    (51,119)
-------------------------------------------------------------------------
                                                       11,252      10,331
-------------------------------------------------------------------------
                                                     $ 18,455    $ 22,979
-------------------------------------------------------------------------
-------------------------------------------------------------------------

     APPROVED ON BEHALF OF THE BOARD
          "David J. Foley" Director          "Jeffrey Tarter" Director

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
THREE MONTH PERIODS ENDED MARCH 31, 2001
(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS, NOTE 2)

-------------------------------------------------------------------------------------------------
                                                                               2001          2000
                                                                               ----          ----
REVENUE
Sales                                                                      $  3,108      $   (437)
Royalties                                                                       508          --
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                              3,616          (437)
COST OF SALES                                                                 1,993         1,128
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                  1,623        (1,565)
-------------------------------------------------------------------------------------------------
EXPENSES
    Amortization                                                                179           232
    General and administrative                                                  386           741
    Research and development                                                    167           314
    Selling and marketing                                                       417           850
-------------------------------------------------------------------------------------------------
                                                                              1,149         2,137
-------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE
    INTEREST INCOME/(EXPENSE), OTHER INCOME, AND
    INCOME TAX EXPENSE                                                          474        (3,702)
INTEREST INCOME/(EXPENSE)                                                      (225)           (9)
OTHER INCOME/(EXPENSE)                                                            5            (1)
INCOME TAX EXPENSE (Note 10)                                                   --             (87)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
    EARNINGS (LOSS) FROM CONTINUING OPERATIONS                                  254        (3,799)
    EARNINGS FROM DISCONTINUED OPERATIONS                                      --              14
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) FOR THE PERIOD                                              254        (3,785)
DEFICIT, BEGINNING OF PERIOD                                                (54,996)      (47,334)
-------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                                                     $(54,742)     $(51,119)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
BASIC
    EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS                      $   0.01      $  (0.19)
    EARNINGS (LOSS) PER SHARE - DISCONTINUED OPERATIONS                        --            --
-------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) PER SHARE                                              $   0.01      $  (0.19)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (thousands)             28,426        19,998
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
DILUTED
    EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS                      $   0.01      $  (0.19)
    EARNINGS (LOSS) PER SHARE - DISCONTINUED OPERATIONS                        --            --
-------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) PER SHARE                                              $   0.01      $  (0.19)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (thousands)             28,426        19,998
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

NEWKIDCO INTERNATIONAL INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
THREE MONTH PERIODS ENDED MARCH 31, 2001
(IN THOUSANDS OF U.S. DOLLARS, NOTE 2)

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                           2001          2000
                                                                                           ----          ----
NET (OUTFLOW) INFLOW OF CASH RELATED TO THE FOLLOWING ACTIVITIES:
OPERATING:            Net earnings (loss) from continuing operations                       $254      $ (3,799)
                      Items not affecting cash
                          Amortization of capital assets                                      6            10
                          Amortization of software development costs                         60            49
                          Amortization of prepaid royalties                                 437           491
                          Amortization of goodwill                                          173           173
-------------------------------------------------------------------------------------------------------------
                                                                                            930        (3,076)
                      Changes in non-cash working capital items
                          Accounts receivable                                            10,643          (484)
                          Inventory                                                         555        (1,395)
                          Prepaid expenses and deposits                                    (110)            4
                          Accounts payable, bank indebtedness and accrued charges        (8,920)       10,042
                          Deferred revenue                                                  243           -
-------------------------------------------------------------------------------------------------------------
                                                                                          3,341         5,091
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
INVESTING:            Acquisition of capital assets                                         (19)           (8)
                      Prepaid royalties                                                  (1,690)       (4,316)
                      Software development costs                                              4          (788)
                      Investment                                                            -             (14)
-------------------------------------------------------------------------------------------------------------
                                                                                         (1,705)       (5,126)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
FINANCING:            Repayment of short term loans                                      (1,500)         -
                      Issuance of common shares                                             -             190
-------------------------------------------------------------------------------------------------------------
                                                                                         (1,500)          190
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                      NET CASH INFLOW FROM CONTINUING OPERATIONS                            136           155
                      NET CASH INFLOW (OUTFLOW) FROM DISCONTINUED OPERATIONS                (59)          181
-------------------------------------------------------------------------------------------------------------
                      NET CASH INFLOW                                                        77           336
                      CASH POSITION, BEGINNING OF PERIOD                                    219         3,010
-------------------------------------------------------------------------------------------------------------
                      CASH POSITION, END OF PERIOD                                         $296        $3,346
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY CASH FLOW INFORMATION
                      Interest received                                                     $10           $38
                      Interest paid                                                        $215           $53

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

 1.      NATURE OF THE BUSINESS
         NewKidCo International Inc. (the "Company") develops and publishes video games for game console systems for children between the ages of three and twelve. The Company's products are sold through the retail channel throughout North America and by a licensed distributor throughout the U.K., Europe, Australia and New Zealand. All its activities are carried on in one industry segment.

         During 1999, the Company entered into an agreement to examine the feasibility of developing an internet site devoted exclusively to providing wholesome video game entertainment to young children. The Company currently owns a 50% interest in this venture. There were no significant operations in this venture as of March 31, 2000.

 2.      SIGNIFICANT ACCOUNTING POLICIES
         The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP").

         In 1999, the Company reviewed the appropriateness of continuing to use the Canadian dollar as the Company's functional and reporting currency. Due to the significance of the Company's U.S. operations, the Company concluded that it would be appropriate to adopt the U.S. dollar as the functional and reporting currency.

         USE OF ESTIMATES
         The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The valuation of inventory, prepaid royalties, software development costs and goodwill is dependent on management's estimates of the timing and volume of sales of individual game titles. Management's estimates of the carrying value of these items may be reduced as new products are introduced by the Company or its competitors.

         The Company records an estimate for product returns and price discounts at the time a sale is recorded based on prior historical results. The estimate may be affected as new products are introduced by the Company or its competitors.

         BASIS OF CONSOLIDATION
         The consolidated financial statements include the accounts of the Company and its subsidiaries.

         JOINT VENTURE
         The Company accounts for its investments in joint ventures using the proportionate consolidation method.

         CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         INVENTORY
         Inventory is recorded at the lower of cost, determined on a first-in, first-out basis, and net realizable value.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         CAPITAL ASSETS
         Capital assets are recorded at cost. Amortization is provided on the declining-balance basis, except for leasehold improvements, which are amortized on the straight-line basis, as follows:

                 Computer equipment               -        30%
                 Computer software                -        50%
                 Furniture and fixtures           -        20%
                 Office equipment                 -        20%
                 Leasehold improvements           -        term of lease

PREPAID ROYALTIES
Prepaid royalties represent the cost of intellectual property licenses and are stated at cost. Prepaid royalties are expensed to operations as the related products are sold. The Company, on a periodic basis, assesses the recoverability of prepaid royalties and, where applicable, writes such amounts down to an amount not in excess of their estimated net realizable value determined based on future cash flows calculated on a non-discounted basis. Amortization of prepaid royalties to cost of sales is based on the lesser of management's estimate of the economic life of the intellectual property license and the contractual rate provided in the contract for the intellectual property license.

SOFTWARE DEVELOPMENT COSTS
All software development costs are capitalized when incurred. Software development costs are amortized to cost of sales at the rate provided in the software development contract or management's estimate of the economic life of the project if the estimated life is shorter than the contractual rate. Project abandonment losses, advances or capitalized software development costs are expensed when, in management's estimate, future revenues will not be sufficient to recover previously capitalized costs.

GOODWILL
The excess of purchase consideration over fair market value of net identifiable assets acquired is recorded as goodwill. Goodwill is being amortized on a straight-line basis over five years commencing in the month following acquisition. The Company, on a periodic basis, assesses the recoverability of the goodwill and, where applicable writes such amount down to an amount not in excess of its estimated net realizable value determined based on future cash flows calculated on a non-discounted basis.

INVESTMENT
Portfolio investment is recorded at cost.

REVENUE RECOGNITION
Revenue from the sale of video games is recognized upon the shipment of the product to the retailer if collection of the receivable is reasonably assured. Revenue is recorded net of discounts and allowances for future estimated product returns. Such estimates are based on prior historical results. Royalty revenue is recognized when contractual obligations are met and revenue is earned.

INCOME TAXES
The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants concerning accounting for income taxes. This new accounting policy, which was adopted as of January 1, 2000, did not have a material effect on the amounts previously reported and therefore the comparative financial statements have not been restated.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         The adoption of the new standards changes the Company's focus in accounting for income taxes from a statement of earnings approach to a balance sheet approach. Previously the Company would have recorded deferred income taxes based on timing differences in the recognition of income and expense for tax and financial reporting purposes. The new standards require the recognition of future income taxes for the expected future tax consequences of differences between the carrying amount of the balance sheet items and their corresponding tax values.

         The new standards also require the Company to compute future income taxes using the substantively enacted corporate income tax rates for the years in which the differences will reverse. Previously, deferred income tax balances would reflect the rates in effect when the differences arose.

         FOREIGN CURRENCY TRANSLATION
         Effective December 31, 1999, the Company determined that its functional currency was the U.S. dollar as it derives a majority of its revenues and incurs a significant portion of its expenditures in U.S. dollars. Historical financial statements previously reported in Canadian dollars were translated into U.S. dollars using the December 31, 1999 exchange rate.

         The Company translates the assets and liabilities of self-sustaining operations at the exchange rates in effect at the balance sheet date. Revenues and expenses, including gains and losses on foreign exchange transactions, are translated at average rates for the period. The unrealized translation gains and losses on the Company's net investment in these operations are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheets as cumulative translation adjustment.

         EARNINGS (LOSS) PER SHARE
         Earnings (loss) per share have been calculated using the weighted average number of common shares outstanding during the period. Fully diluted earnings per share reflect the maximum dilutive effect of the stock options, warrants and convertible debentures that were outstanding during the periods.

         In 2000, the Company adopted the new guidelines for the method of calculation, presentation and disclosure requirements of earnings per share. Earnings per share have been calculated by dividing income available to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents, including stock options, in the weighted average number of common shares outstanding for a period, if dilutive. The prior year earnings per share figures have been restated in accordance with the new guideline.

         STOCK OPTION PLANS
         The Company has employee stock option plans, which are described in
         Note 8. No compensation expense is recognized for these plans when stock or stock options are issued to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital. If stock or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to retained earnings.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

3.       CAPITAL ASSETS
                                                          2001       2000
                                                          ---------------
                                                          ---------------
                     Cost
                     Computer Equipment                   127        99
                     Computer Software                    43         44
                     Furniture and Fixtures               19         16
                     Office Equipment                     -          64
                     Leasehold Improvements               2          2
                                                          ---------------
                                                          ---------------
                                                          191        225
                                                          ---------------
                     Accumulated Amortization
                     Computer Equipment                   76         49
                     Computer Software                    43         34
                     Furniture and Fixtures               14         11
                     Office Equipment                     -          64
                     Leasehold Improvements               2          2
                                                          ---------------
                                                          135        160
                                                          ---------------
                                                          ---------------
                     Net Book Value                       56         65
                                                          ---------------


         During the periods ended March 31, 2001 and 2000 the company incurred amortization expense of $5,734 and $10,570, respectively.

4.       PREPAID ROYALTIES AND SOFTWARE DEVELOPMENT COSTS

                                           Prepaid Royalties                Software Development Costs
                                         2001             2000             2001                    2000
                                         -----------------------           -----------------------------
Cost                                     15,447           8,379            6,156                   5,219
Accumulated Amortization                  7,165           2,606            3,772                   1,417
                                         -----------------------           -----------------------------
                                         -----------------------           -----------------------------
Net Book Value                            8,282           5,773            2,384                   3,802
                                         -----------------------           -----------------------------

         Amortization of prepaid royalties was $437,000 and $491,000 for the three month periods ended March 31, 2001 and 2000, respectively. Amortization of software development costs was $60,000 and $49,000 for the three month periods ended March 31, 2001 and 2000, respectively.

 5.      GOODWILL

                                                       2001               2000
                                                       -----------------------
                                                       -----------------------
                 Cost                                  3,469             3,469
                 Accumulated Amortization              1,222               529
                                                       -----------------------
                 Net Book Value                        2,247             2,940
                                                       -----------------------
                                                       -----------------------

         Goodwill arose on the acquisition of the 25% minority interest in NewKidCo, LLC subsequent to the original purchase. Amortization of goodwill was $173,000 for the three month periods ended March 31, 2001 and 2000.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

 6.      BANK INDEBTEDNESS
         In August 2000, the Company entered into a credit facility under which the Company receives an advance against receivables. At March 31, 2001 an amount of $1,235,000 equal to the amount of the advances under the credit line is included in bank indebtedness. The credit facility is secured by inventory and accounts receivable. The lender charges a finance fee of 1% per month on the average daily account balance outstanding plus a 0.5% fee on the face amount of each account. The Company incurred $178,000 in interest and administrative charges under this agreement in the three month periods ended March 31, 2001 (March 31, 2000-$nil).

         In September 2000, the Company entered into a purchase order financing arrangement where the Company assigns its purchase orders to a financing company. The terms of the financing arrangement provide for the financing company to receive a transaction fee equal to 3.25% of the face amount of funds advanced, a daily maintenance fee of 0.09% for amounts advanced which remain outstanding more than 30 days and a materials advance fee from the date the letter of credit is negotiated into cash until repayment by the Company at a rate of prime plus 4% divided by 360. The Company incurred interest charges of $36,000 during the three month periods ended March 31, 2001. At March 31, 2001 an obligation of approximately $66,000 is outstanding under the terms of the arrangement.

         In March 2000 the Company had a working line of credit that has since been terminated. Amounts outstanding under the letter of credit was $3,142,000 at March 31, 2000. Interest expense associated with the line of credit during the three month periods ended March 31, 2000 was $53,000.

 7.      CONVERTIBLE DEBENTURES
         On July 31, 2000 the Company issued $677,000 aggregate principal amount of special debentures. The specia l debentures were exercised April 8, 2001. The convertible debentures issued upon exchange of the special debentures have a five-year term from the date of issuance of the convertible debentures (subject to the right of the holder to extend for two additional terms of one year each) and bear interest at 12% per annum payable quarterly in arrears.

         The entire principal amount of the convertible debentures is repayable at maturity. The Company has the right, upon notice, to prepay the convertible debentures at any time on, or at any time after July 31, 2003, if the Company's shares trade at or above $3.00 Cdn. for 30 consecutive trading days commencing at any time on or after July 31, 2003. The convertible debentures are denominated in Canadian dollars ($1.0 million Cdn.) and are secured by a general security agreement over the assets of the Company and its subsidiaries, subject to certain exceptions.

         At the holder's option, the convertible debentures may be converted into 714,286 units (at a conversion price of $1.40 Cdn.) subject to adjustments for unpaid interest. Each unit is convertible into one common share, 0.3333 of one Class B common share purchase warrant,
         0.3333 of one Class C common share purchase warrant and 0.3333 of one Class D common share purchase warrant. Each whole Class B, C and D common share purchase warrant can be exercisable into one common share at a per share price of $2.00 Cdn., $4.00 Cdn. and $6.00 Cdn. respectively.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

8.       SHARE CAPITAL
         AUTHORIZED
         Unlimited number of common shares.

         Unlimited number of preferred shares, which may be issued in one or more series. The number of shares which will form a series as well as the designation, rights, privileges, restrictions and conditions of a series will be determined by the board of directors.

         ISSUED
         (number of shares and warrants in thousands)

                                                                         Number of
                                                                           Common               Number of
                                                                           Shares     Amount    Warrants
                                                                           ------     ------    --------
Balance, December 31, 1998                                                  13,123    $48,678      --
  Issuance of shares on exercise of compensation warrants (i)                  106        184      --
  Issuance on exercise of employee stock options (ii)                          116         98      --
  Issuance on acquisition of the minority interest in NewKidCo (iii)           642      1,178      --
  Issuance of warrants (iii)                                                  --        1,733     4,000
  Issuance of special warrants (iv)                                           --        9,586     6,000
  Issuance on conversion of special warrants (iv)                            6,000       --      (6,000)
  Issuance of warrants (v)                                                    --         --       2,000
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                                  19,987    $61,457     6,000
  Issuance of warrants (vi)                                                   --         --         150
  Issuance of warrants (vi)                                                   --            6       210
  Issuance of special warrants (vii)                                          --        4,480     8,412
  Issuance of shares on exercise of compensation warrants (viii)               100        190      --
  Issuance of loan warrants on exercise of options (Note 8)                   --         --         400
  Expiry of warrants (v)                                                      --         --      (2,000)
  Valuation of warrant conversion feature                                     --           58      --
  Forfeiture of common shares (ix)                                             (38)      --        --
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                                  20,049    $66,191    13,172
  Issuance on conversion of special warrants (vii)                           8,412       --      (8,412)
  Issuance of common share purchase warrants (vii)                            --         --       8,412
  Forfeiture of common shares (ix)                                             (38)      --        --
--------------------------------------------------------------------------------------------------------
Balance, March 31, 2001                                                     28,423    $66,191    13,172
--------------------------------------------------------------------------------------------------------

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

8.       SHARE CAPITAL (CONTINUED)
         (i) During the year ended December 31, 1999, the Company issued 105,839 common shares with an ascribed value of $2.60 Cdn. per share under the terms of the underwriter's over-allotment option, related to the secondary offering of special warrants dated June 14, 1999.

         (ii) During the year ended December 31, 1999 the Company issued 116,000 common shares under the terms of the employee stock option plan.

         (iii) On June 14, 1999, the Company acquired control of the remaining 25% interest in NewKidCo, LLC. As part of the acquisition, the Company issued approximately 642,000 common shares and warrants entitling the vendors to acquire an aggregate of 4,000,000 common shares of the Company. Effective March 1, 2001 the Company reached a settlement with the former owners of the 25% interest in NewKidCo, LLC with respect to the calculation of the additional purchase price of 25% of net earnings for the years ended April 30, 1999, 2000 and 2001. Under the terms of settlement, the Company will issue 1,333,333 shares of common stock in exchange for a full release of its obligations under the Joint Venture Formation Agreement. The additional consideration will be accounted for as an increase in goodwill. The settlement is conditional upon, amongst other things, shareholders' approval.

         (iv) On June 14, 1999, the directors approved the issue of 6,000,000 special warrants, subject to the underwriter's exercise of its over-allotment option. Each special warrant was exercisable into one common share of the Company. The gross proceeds of the special warrant offering were $10,392,000 and expenses of issuance were $806,000 for net proceeds of $9,586,000. The 6,000,000 special warrants were converted to 6,000,000 common shares during October 1999.

         (v) On June 14, 1999, the directors approved the issue of 2,000,000 share purchase warrants to purchase common shares at Cdn. $2.60 per share, exercisable only in certain circumstances. The purchase warrants expired December 21, 2000.

         (vi) During the period ended December 31, 2000, the Company issued 150,000 share purchase warrants with an ascribed value of $nil to a lender as part of a short-term credit facility. The credit facility was subsequently re-financed. As part of the re-financing, the Company issued 210,000 share purchase warrants with an ascribed value of $6,000.

         (vii) On July 31 and September 12, 2000 the Company issued 7,912,439 and 500,000 special warrants respectively. 7,523,332 special warrants were issued by the Company at a price of $0.90 Cdn. per special warrant, 500,000 special warrants were issued at a price of $1.00 Cdn. and 389,107 special warrants were issued at a price of $1.12 Cdn. The aggregate gross proceeds of issuance was $5,217,000 and the cost of issuance was $737,000. Each special warrant entitles the holder to receive, upon exercise and without additional payment one common share and one Class A purchase warrant. Each Class A purchase warrant will entitle the holder to purchase one common share at the applicable exercise price at any time prior to the expiry date. 7,912,439 of the Class A purchase warrants are exercisable at an exercise price of $1.15 Cdn. per common share and the remaining 500,000 Class A purchase warrants are exercisable at $1.20 Cdn. per common share. On April 8, 2001 the special warrants were exercised and converted to 8,412,439 common shares and 8,412,439 Class A purchase warrants.

         (viii) During the period ended December 31, 2000, the Company issued 100,000 common shares with an ascribed value of $2.60 Cdn. per share under the terms of the underwriters over-allotment option, related to the secondary offering of special warrants dated June 14, 1999.

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

8.       SHARE CAPITAL (CONTINUED)
         (ix) During the year ended December 31, 1997, the Company instituted a plan to enable certain employees to purchase shares in the Company at varying prices as determined by the Compensation Committee. The loans provided to executives and employees to acquire such shares amounted to $350,000 and $nil, respectively and are recorded as a reduction of shareholders' equity. Loan repayments will result in a corresponding increase in share capital. The loans are non-recourse, bear interest at 5.94% per annum secured by 216,750 common shares, and are repayable over various periods of up to five years, except in the case of termination, resignation or death of the employee. On September 29, 2000 an executive officer forfeited 38,250 common shares in satisfaction of his indebtedness to the Company of $75,000. On January 3, 2001 a former employee of the Company forfeited 38,250 shares in satisfaction of his indebtedness to the Company of $75,000.

         STOCK OPTION PLANS
         In June 1994 (Plan A) and May 1998 (Plan B), the Company approved two stock option plans to encourage ownership of the common shares by the directors, officers, employees and consultants of the Company and its subsidiaries. The maximum number of shares, which may be reserved for issue under these Plans, is 2,200,000 common shares. The options vest over varying periods of time as determined by the board of directors, generally in equal annual installments over three years. The stock option plan approved in May 1998 is reserved exclusively for employees and consultants and provides a maximum number of shares of 500,000.

         The following stock options have been granted under these plans, and remain outstanding at March 31, 2000:

                           Number of Options          Wtd. Avg.
         Granted           Plan A                     Share Price      Expiry Date
         1997              502                        0.92             July 2002-September 2002
         1998               76                        0.66             March 2003-May 2003
         1999              372                        1.52             January 2004-July 2004
         2000              472                        0.89             January 2005-July 2005
         2001              -                          -
                           -----------------
                           1,422
                           -----------------
                           -----------------

                           Number of Options          Wtd. Avg.
         Granted           Plan B                     Share Price      Expiry Date
         1998               14                        0.75             August 2003
         1999              248                        2.01             July 2004-November 2004
         2000               31                        0.81             January 2005
         2001              -                          -
                           -----------------
                           -----------------
                           293
                           -----------------

                                                                        Exercise Price               Exercise Price
                                                           Plan A          Plan A         Plan B        Plan B
                                                           ------          ------         ------        ------
         Options outstanding, December 31, 1999            1,455           $1.22            495          $2.03
         Options granted                                     472           $0.89             31          $0.81
         Options forfeited                                  (505)          $0.96           (233)         $2.17
                                                           ------                        ------
         Options outstanding, December 31, 2000            1,422           $1.05            293          $1.82
         Options granted                                     -             $ -               -           $ -
         Options forfeited                                   -             $ -               -           $ -
                                                           ------                        ------
         Options outstanding March 31, 2001                1,422           $ -              293          $ -
                                                           ------                        ------

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

9.       COMMITMENTS
         The Company is committed to the following guaranteed minimum royalty payments for character licenses, software development, and lease payments for its office premises and equipment for the twelve month periods ended March 31:

                  2002                    $8,227
                  2003                     1,940
                  2004                     3,722
                  2005                         9
                  2006                      -
                  Thereafter                -
                                         -------
                                         -------
                                         $13,898
                                         -------
10.      INCOME TAXES
         All of the company's operations are carried on by one operating entity in North America. The effective tax rate depends on the tax legislation in each country. The nature and tax effects of the temporary differences that give rise to significant portions of the future income tax assets and future income tax liabilities are presented below:

         Future income tax asset is comprised of:                2001       2000
             Share issuance costs                                 194          8
             Loss carryforwards
                 US - Continuing Operations                     3,534      2,073
                 US - Discontinued Operations                   2,987      3,079
                 Canada - Continuing Operations                 1,965        679
                 Canada - Discontinued Operations               8,755      9,000
                                                              ------------------
                                                               17,241     14,831
                                                              ------------------
         Future income tax asset                               17,435     14,839
                                                              ------------------
                                                              ------------------
         Valuation allowance                                  (17,435)   (14,839)
                                                              ------------------
                                                              ------------------
         Net future income tax asset                             --         --
                                                              ------------------

                                                                                     2001       2000
                                                                                     ----       ----
         Combined basic Canadian federal and provincial income tax rate               42%        43%

         Provision for income taxes based on above rate:

         Net Income                                                                  107     (1,628)
         Increase (decrease) resulting from:
             Lower rate on earnings of U.S. subsidiaries                              10         96
             Non-tax -deductible goodwill                                             73         74
             Share issuance costs                                                    (68)      (213)
             Valuation allowance                                                    (122)     1,671
                                                                                  ------------------
                                                                                  ------------------
         Provision for income taxes per Statement of Operations                     --         --
                                                                                  ------------------

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

10.      INCOME TAXES (CONTINUED)
         The Company and its subsidiaries have losses totaling $42,063,000 as at March 31, 2001. The tax losses are available for carry-forward, to reduce future years' income for tax purposes, and, if unused, Canadian losses will expire through 2008 and US losses will expire through 2015. The benefit of approximately $7,467,000 of these losses is substantially limited due to the change in control rules in the United States.

         Included in other expenses for the years ended March 31, 2001 and 2000 are minimum tax expense of $nil and $87,000 respectively.

11.      FINANCIAL INSTRUMENTS
         FAIR VALUE
         The fair value of all financial assets and liabilities approximate their carrying value.

         CREDIT RISK
         The Company is subject to risk of non-payment of accounts receivable. The Company mitigates this risk by monitoring the credit worthiness of its customers. As at March 31, 2001, 86% of the Company's accounts receivable balance was from ten customers. As at March 31, 2000 substantially all of the Company's accounts receivable were collectible from the company's distributor. As of July 1, 2000 the Company has assumed responsibility for the collection of its accounts receivable.

12.      RELATED PARTY TRANSACTIONS
         The Company incurred professional and consulting fees totalling approximately $53,000 during the three month periods ended March 31, 2001 (2000 - nil ) to a corporation related to an individual who is a director of the Company. All such fees were charged to operations.

13.      SEGMENTED INFORMATION
         The Company operates in one industry segment, the publishing of video games for game console systems.

                                                                     2001        2000
                                                                   --------   ---------
              Sales and royalties                                  $  3,616   $   (437)
              -------------------------------------------------------------   ---------
              Assets identified with continuing operations         $ 18,455   $ 22,818
              Assets of discontinuing operations                       --          161
              -------------------------------------------------------------   ---------
              -------------------------------------------------------------   ---------
              Total assets                                         $ 18,455   $ 22,979
              -------------------------------------------------------------   ---------
              Capital assets continuing operations                 $     56   $     65
              Capital assets discontinuing operations                  --         --
              -------------------------------------------------------------   ---------
                                                                   $     56   $     65
              -------------------------------------------------------------   ---------

                                       2001      2000
                                     -------    -------
              United States          $ 3,018    $ (437)
              Canada                 $    90    $  -
              Europe                 $   508    $  -
                                     -------    -------
                                     -------    -------
                                     $ 3,616    $ (437)
                                     -------    -------

NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2001
(Tabular amounts in thousands of U.S. dollars, except per share data)

14.      SUBSEQUENT EVENTS
         On May 1, 2001, the Company received a development funding loan of $1,200,000. The loan bears interest at 8% per annum and is payable December 31, 2001. The loan is secured by a promissory note from the Company. The lender is further entitled to a fixed fee from the sale of certain title s during the term of the loan.

15.      COMPARATIVE FIGURES
         Certain of the prior periods' figures have been reclassified to conform to the current year's basis of presentation.

AUDITORS' REPORT

-------------------------------------------------------------------------------

To the Shareholders of
NEWKIDCO INTERNATIONAL INC.,


We have audited the consolidated balance sheets of NEWKIDCO INTERNATIONAL INC. as at December 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


/s/ Arthur Andersen LLP

Toronto, Canada
March 8, 2002, except for Note 16
which is as of April 30, 2002

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

December 31                                                     2001       2000
===============================================================================
(In thousands of U.S. dollars)                                   $           $

ASSETS


CURRENT ASSETS
 Cash and cash equivalents                                       143        219
 Accounts receivable (Notes 7 and 13)                          9,174     14,922
 Inventory (Note 7)                                              514      1,041
 Prepaid expenses and other assets                               138         76
                                                             -------    -------
                                                               9,969     16,258
                                                             -------    -------
CAPITAL ASSETS (Note 4)                                           75         43
PREPAID ROYALTIES AND SOFTWARE DEVELOPMENT COSTS (Note 5)      4,179      9,477
GOODWILL (Note 6)                                              1,960      2,420
INVESTMENT                                                      --          239
ASSETS OF DISCONTINUED OPERATIONS (Note 3)                      --            7
                                                             -------    -------
                                                              16,183     28,444
                                                             -------    -------
                                                             -------    -------

LIABILITIES

CURRENT LIABILITIES
 Bank indebtedness (Note 7)                                    5,422      9,345
 Short-term loans (Note 8)                                     2,964      1,500
 Accounts payable and accrued charges                          4,839      4,140
 Deferred revenue                                              1,642      1,771
 Liabilities of discontinued operations (Note 3)                --           66
                                                             -------    -------
                                                              14,867     16,822
                                                             -------    -------

LONG-TERM
 Convertible debentures (Note 9)                                 591        624
                                                             -------    -------
CONTINGENCY (Note 1)

SHAREHOLDERS' EQUITY
 Share capital (Note 10)                                      67,568     66,191
 Cumulative translation adjustment                              (199)      (197)
 Deficit                                                     (66,644)   (54,996)
                                                             -------    -------
                                                                 725     10,998
                                                             -------    -------

                                                              16,183     28,444
                                                             -------    -------
                                                             -------    -------

Approved on behalf of the Board:

_________________________ , Director   __________________________ , Director
      Brent Insley                             Arthur Levine






The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
-----------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the years ended December 31
=============================================================================

                                                                       2001          2000
                                                                     --------      --------
(In thousands of U.S. dollars, except share and per share amounts)      $              $

REVENUE
  Sales                                                                15,828        23,912
  Royalties                                                             1,886         2,135
                                                                     --------      --------

                                                                       17,714        26,047

COST OF SALES                                                          10,538        22,915
                                                                     --------      --------
GROSS PROFIT                                                            7,176         3,132
                                                                     --------      --------
OPERATING EXPENSES
  Amortization                                                            812           736
  General and administrative                                            2,160         3,637
  Research and development                                                932         1,086
  Selling and marketing                                                 4,351         4,040
                                                                     --------      --------
                                                                        8,255         9,499
                                                                     --------      --------
LOSS FROM CONTINUING OPERATIONS BEFORE INTEREST
  EXPENSE, WRITE-DOWN FOR IMPAIRMENT IN ASSETS VALUES
  AND OTHER EXPENSES                                                   (1,079)       (6,367)

INTEREST EXPENSE                                                       (1,960)       (1,202)

WRITE-DOWN FOR IMPAIRMENT IN ASSET VALUES (Notes 1 and 2)              (8,609)           --

OTHER EXPENSE                                                              --          (170)
                                                                     --------      --------
LOSS FROM CONTINUING OPERATIONS                                       (11,648)       (7,739)

EARNINGS FROM DISCONTINUED OPERATIONS (Note 3)                             --            76
                                                                     --------      --------
NET LOSS FOR THE YEAR                                                 (11,648)       (7,663)

DEFICIT, beginning of year                                            (54,996)      (47,333)
                                                                     --------      --------
DEFICIT, end of year                                                  (66,644)      (54,996)
                                                                     --------      --------
                                                                     --------      --------
BASIC AND DILUTED

LOSS PER SHARE - CONTINUING OPERATIONS                                  (0.40)        (0.33)

NET LOSS PER SHARE                                                      (0.40)        (0.33)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, (thousands)      23,306        23,499
                                                                     --------      --------
                                                                     --------      --------


The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31                                    2001             2000
========================================================================================
(In thousands of U.S. dollars)                                       $                $

OPERATING ACTIVITIES
 Net loss from continuing operations                             (11,648)          (7,739)
 Items not requiring cash
   Amortization of capital assets                                     52               43
   Amortization of software development costs                        629            2,344
   Amortization of prepaid royalties                               2,995            4,613
   Amortization of goodwill                                          760              693
   Non-cash interest expense                                         999               11
   Write-down for impairment in asset values                       8,609                -
   Foreign exchange gain                                             (44)               -
                                                               ------------     -----------
                                                                   2,352              (35)

Change in non-cash working capital items
   Accounts receivable                                             5,595          (13,741)
   Inventory                                                         527            2,366
   Prepaid expenses and deposits                                     (62)             100
   Accounts payable, bank indebtedness advances and
     accrued charges                                              (3,224)          11,134
   Deferred revenue                                                 (129)           1,771
                                                               ------------     -----------
                                                                   5,059            1,595
-------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Acquisition of capital assets                                      (84)             (19)
  Prepaid royalties                                               (4,347)          (9,694)
  Software development costs                                       (2,084)          (1,729)
                                                               ------------     -----------
                                                                  (6,515)         (11,442)
-------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Issuance of short-term loan                                      2,964            1,500
  Repayment of short-term loan                                    (1,500)          (1,500)
  Issuance of convertible debentures                                   -            1,500
  Repayment of convertible debentures                                  -           (1,500)
  Issuance of short-term loan                                          -            1,500
  Issuance of special debentures                                       -              677
  Issuance of common shares                                            -              190
  Issuance of special purchase warrants                              (25)           4,480
                                                               ------------     -----------
                                                                   1,439            6,847
-------------------------------------------------------------------------------------------
CASH DECREASE FROM CONTINUING OPERATIONS                             (17)          (3,000)
CASH INCREASE (DECREASE) FROM DISCONTINUED OPERATIONS                (59)             209
                                                               ------------     -----------
NET CASH OUTFLOW                                                     (76)          (2,791)
CASH AND CASH EQUIVALENTS, beginning of year                         219            3,010
CASH AND CASH EQUIVALENTS, end of year                               143              219
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Interest received                                                      3               59
Interest paid                                                        789            1,155
Income taxes paid                                                      -              162
Income taxes received                                                  -               75


The accompanying notes are an integral part of these financial statements.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


1.  NATURE OF BUSINESS

    NewKidCo International Inc. (the "Company") develops and publishes video games for game console systems for children between the ages of three and twelve. The Company's products are sold through the retail channel throughout North America and by a licensed distributor throughout the U.K., Europe, Australia and New Zealand. All its activities are carried on in one industry segment.

    These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. As at December 31, 2001 the Company has shareholders' equity of $725,000 (2000 - $10,998,000) and incurred net losses of $11,648,000 for the year ended December 31, 2001 (2000 - $7,663,000). The ability of the Company to continue as a going concern and the recoverability of the amounts shown for assets is dependent on the ability of the Company to achieve profitable operations. The Company believes it has the ability to reduce operational spending to assist in achieving profitability. The Company continues to consider additional debt and equity financings and the need for additional financing will become necessary in the continued absence of profitable operations (Note 16). Failure to continue as a going concern could materially impact the amount the Company recovers from its assets and liabilities.

    During 1999, the Company entered into an agreement to examine the feasibility of developing an internet site devoted exclusively to providing wholesome video game entertainment to young children. The Company owned a 50% interest in this venture. During 2001, the Company wrote off this investment of $152,000 as part of its asset impairment review.


2.  SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP").

    Due to the significance of the Company's U.S. operations, the Company uses the U.S. dollar as both its functional and reporting currency.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The valuation of inventory, prepaid royalties, software development costs and goodwill is dependent on management's estimates of the timing and volume of sales of individual game titles. Management's estimates of the carrying value of these items may be reduced as new products are introduced by the Company or its competitors.

    The Company records an estimate for product returns and price discounts at the time a sale is recorded based on historical results. The estimate may be affected as new products are introduced by the Company or its competitors.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

    BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    JOINT VENTURE

    The Company accounts for its investments in joint ventures using the proportionate consolidation method.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

    INVENTORY

    Inventory is recorded at the lower of cost, determined on a first-in, first-out basis, and net realizable value. Inventory consists of finished goods.


    CAPITAL ASSETS

    Capital assets are recorded at cost. Amortization is provided on the declining-balance basis, except for leasehold improvements, which are amortized on the straight-line basis, as follows:

    Computer equipment                                                     30%
    Computer software                                                      50%
    Furniture and fixtures                                                 20%

    PREPAID ROYALTIES

    Prepaid royalties represent the cost of intellectual property licenses and are stated at cost. Prepaid royalties are expensed to operations as the related products are sold. The Company, on a periodic basis, assesses the recoverability of prepaid royalties and, where applicable writes such amounts down to an amount not in excess of their estimated net realizable value determined based on future cash flows calculated on a non-discounted basis. Amortization of prepaid royalties to cost of sales is based on the lesser of management's estimate of the economic life of the intellectual property license and the contractual rate provided in the contract for the intellectual property license.

    During 2001, as part of its asset impairment review, the Company wrote off $6,267,000 of prepaid royalties to accurately reflect management's estimate of the economic life of the underlying licenses.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

    SOFTWARE DEVELOPMENT COSTS

    All software development costs are capitalized when incurred. Software development costs are amortized to cost of sales at the rate provided in the software development contract or management's estimate of the economic life of the project if the estimated life is shorter than the contractual rate. Project abandonment losses, advances or capitalized software development costs are expensed when, in management's estimate, future revenues will not be sufficient to recover previously capitalized costs.

    During 2001, as part of its asset impairment review, the Company wrote off $1,951,000 of capitalized software development costs on projects whose costs are not expected to be recovered.

    GOODWILL

    The excess of purchase consideration over fair market value of net identifiable assets acquired in a business combination is recorded as goodwill. Goodwill is being amortized on a straight-line basis over five years commencing in the month following acquisition.

    The Company, on a periodic basis, assesses the recoverability of the goodwill and, where applicable writes such amount down to an amount not in excess of its estimated net realizable value determined based on future cash flows calculated on a non-discounted basis.


    INVESTMENT

    Portfolio investment is recorded at cost. During 2001, as part of its asset impairment review, the Company wrote off its investment of $239,000 to accurately reflect management's estimate of the recoverability of the underlying investment.

    REVENUE RECOGNITION

    Revenue from the sale of video games is recognized upon the shipment of the product to the retailer if collection of the receivable is reasonably assured. Revenue is recorded net of discounts and allowances for future estimated product returns. Such estimates are based on historical results. Royalty revenue is recognized when contractual obligations are met.

    INCOME TAXES

    The Company uses the asset and liability method, whereby assets or liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). Future income tax assets and liabilities are measured using the income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date. Future income tax assets are evaluated annually and if realization is not considered more likely than not, the value of the future tax asset is adjusted by a charge to income.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)


    FOREIGN CURRENCY TRANSLATION

    The Company translates the assets and liabilities of self-sustaining operations at the exchange rates in effect at the balance sheet date. Revenues and expenses, including gains and losses on foreign exchange transactions, are translated at average rates for the period. The unrealized translation gains and losses on the Company's net investment in these operations are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheets as cumulative translation adjustment.

    EARNINGS (LOSS) PER SHARE

    Earnings per share have been calculated by dividing income available to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share reflects the potential dilution of securities by including other outstanding common share equivalents, including stock options, in the weighted average number of common shares outstanding for a period, if dilutive.

    STOCK OPTION PLANS

    The Company has employee stock option plans, which are described in Note 10. No compensation expense is recognized for these plans when shares or stock options are issued to employees since the exercise price of the options is equal to or greater than the share price on the date of grant. Any consideration paid by employees on exercise of stock options or purchase of shares is credited to share capital. If shares or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit.


3.  DISCONTINUED OPERATIONS

    During the year ended December 31, 1998, the Board of Directors finalized the planned wind-up of the operations of NKC Holdings Inc. (formerly "Alpha Software Corporation") ("NKC"). The measurement and disposal date for the disposal of NKC was December 31, 1998. A net loss of $4,851,000 was included in the total loss from discontinued operations for the year ended December 31, 1998. As the measurement date was also the date of disposal, the actual amount of the loss on disposal was recorded in the financial statements, and there have been no other operations subsequent to December 31, 1998. During 1999 and 2000, certain assets previously written-off were sold for proceeds in excess of anticipated amounts, and, certain accruals for expenditures expected to be incurred were reversed.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


4.  CAPITAL ASSETS


                                            2001
                             ------------------------------------
                                         ACCUMULATED    NET BOOK
                                COST     AMORTIZATION      VALUE
                             ------------------------------------
                                $           $                  $
Computer equipment             150          93                 57
Furniture and fixtures          34          16                 18
                             ------------------------------------
                               184         109                 75
                             ====================================

                                            2000
                             ------------------------------------
                                         Accumulated    Net Book
                                Cost     Amortization      Value
                             ------------------------------------
                                 $           $                 $
Computer equipment             136          96                 40
Furniture and fixtures          16          13                  3
Leasehold improvements           2           2                  -
                             ------------------------------------
                               154         111                 43
                             ====================================


     During the years ended December 31, 2001 and 2000 the Company incurred amortization expense of $52,000 and $43,000, respectively.



5.  PREPAID ROYALTIES AND SOFTWARE DEVELOPMENT COSTS

                                            2001
                             ------------------------------------
                                         ACCUMULATED    NET BOOK
                                COST     AMORTIZATION      VALUE
                             ------------------------------------
                                 $           $                 $
Prepaid royalties             18,104       15,877          2,227
Software development costs     8,244        6,292          1,952
                             ------------------------------------
                              26,348         22,169        4,179
                             ====================================

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


5.  PREPAID ROYALTIES AND SOFTWARE DEVELOPMENT COSTS (Continued)

                                            2000
                             ------------------------------------
                                         Accumulated    Net Book
                                Cost     Amortization      Value
                             ------------------------------------
                                 $             $             $

 Prepaid royalties            13,757        6,728          7,029
 Software development costs    6,160        3,712          2,448
                             -----------------------------------
                              19,917       10,440          9,477
                             ===================================


    Amortization of prepaid royalties was $2,995,000 and $4,613,000 for the years ended December 31, 2001 and 2000, respectively. Amortization of software development costs was $629,000 and $2,344,000 for the years ended December 31, 2001 and 2000, respectively.



6.  GOODWILL

                                            2001
                             ------------------------------------
                                         ACCUMULATED    NET BOOK
                                COST     AMORTIZATION      VALUE
                             ------------------------------------
                                 $             $             $
   Goodwill                    3,769        1,809          1,960
                             ===================================


                                            2000
                             ------------------------------------
                                         Accumulated    Net Book
                                Cost     Amortization      Value
                             ------------------------------------
                                 $             $             $
  Goodwill                     3,469        1,049          2,420
                             ===================================


    Goodwill arose on the acquisition of the 25% minority interest in NewKidCo, LLC.

    On March 1, 2001, the Company reached a settlement with the former owners of the 25% interest in NewKidCo, LLC with respect to the calculation of the additional contingent consideration for the years ended April 30, 1999, 2000 and 2001. Under the terms of settlement, the Company issued 1,333,333 common shares in exchange for the relinquishment of the First and Second warrants and for a full release of its obligations under the Joint Venture Formation Agreement. The First warrants entitled the holder to receive 1,000,000 common shares at a warrant price of $1.50 per share. The Second warrants entitled the holders to receive 1,000,000 common shares each at a warrant price of $2.50 per share. The fair value of the First and Second warrants at the time of their surrender was $60,000 and $40,000, respectively. The fair value of the 1,333,333 common shares issued at March 1, 2001, the settlement date, was $400,000. Consequently, the increase in goodwill as a result of this net additional consideration is $300,000.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


7.  BANK INDEBTEDNESS

    In August 2000, the Company entered into a credit facility under which the Company receives an advance against receivables. At December 31, 2001 an amount of $5,422,000 (2000 - $9,113,000) equal to the amount of the advances under the credit line is included in bank indebtedness. The credit facility is secured by inventory and accounts receivable. The lender charges a finance fee of 1% per month on the average daily account balance outstanding plus a 0.5% per month fee on the face amount of each account. The Company incurred $383,000 in interest and administrative charges under this agreement in the year ended December 31, 2001 (2000 - $309,000).

    In September 2000, the Company entered into a purchase order financing arrangement whereby the Company assigns its purchase orders to a financing company. The terms of the financing arrangement provide for the financing company to receive a transaction fee equal to 3.25% of the face amount of funds advanced, a daily maintenance fee of 0.09% for amounts advanced which remain outstanding more than 30 days and a materials advance fee from the date the letter of credit is negotiated into cash until repayment by the Company at a rate of prime plus 4% divided by 360. The Company incurred interest charges of $451,000 during the year ended December 31, 2001 (2000 - $677,000). At December 31, 2001 there were no amounts outstanding under the terms of the arrangement (2000- $277,000).


8.  SHORT-TERM LOANS

    On November 27, 2000, the Company received a $1,500,000 bridge loan. The loan was due and payable on March 27, 2001 and bore interest at 12.0% per annum commencing March 27, 2001 if not repaid on such date. The loan was secured by certain assets of the Company. The loan was repaid, as scheduled, on March 27, 2001. The loan further provided the lender with options to acquire up to 600,000 warrants for no additional consideration. The options were exercisable on the earlier of the filing of a prospectus with respect to the offering of the convertible debentures, special warrants and these options, and November 27, 2001. Upon the exercise of the options, 400,000 warrants vested immediately and the remaining 200,000 loan warrants were to vest on the occurrence of certain events prior to the repayment of the loan. Upon repayment of the loan, the option to acquire the 200,000 warrants was cancelled. Each remaining warrant entitles the holder to purchase one common share at a price of $0.70 Cdn. per share. The warrants expire November 27, 2002.

    On April 16, 2001, the Company received a $1,200,000 development funding loan. The loan was due and payable on March 31, 2002 and bore interest at 8% per annum. In addition, the loan agreement requires the Company to pay the lender $0.50 per unit shipped of several of its titles through April 30, 2002. On April 4, 2002 this loan was prepaid.

    On July 1, 2001, the Company received a $900,000 development funding loan. The loan was due and payable on March 31, 2002 and bears interest at 7.5% per annum. In addition, the loan agreements required the Company to pay the lender $0.25 per unit shipped of several of its titles during the term of the loan. This loan was not repaid upon maturity.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


8.  SHORT TERM LOAN (Continued)

    On November 29, 2001, the Company entered into a revolving credit facility agreement that allows the Company to borrow up to $3,000,000 for a period of one year. On December 31, 2001, the amount outstanding on this loan is $864,000. The agreement provides for a 27.5% initial fee on the entire credit facility agreement and an interest rate on the outstanding balance of 15% per annum. The initial fee and interest cost have been satisfied by the issuance of units. Each unit consists of one common share and one-half common share purchase warrant of the Company. As of December 31, 2001 the Company was required to provide 2,483,000 common shares and 1,242,000 common share purchase warrants with an exercise of $0.65 Cdn. per common share, pursuant to this agreement. These common share purchase warrants are exercisable immediately and expire on November 30, 2003. The fair value of the common shares and common share purchase warrants issuable as of December 31, 2001 was $838,000 and $150,000, respectively. Furthermore, since the initial fee was incurred to establish this credit facility and has no relationship to the drawings on the facility, it has been charged as interest expense in the consolidated statement of operations.



9.  CONVERTIBLE DEBENTURES

    On July 31, 2000 the Company issued $677,000 aggregate principal amount of special debentures. The special debentures mature on July 29, 2005 and bear interest at a rate of 12% per annum payable quarterly. Each special debenture entitled the holder to receive, upon exercise and without additional consideration, $677,000 aggregate principal amount of convertible debentures of the Company prior to the expiry date. The special debentures were exercised on April 8, 2001. The convertible debentures issued upon exchange of the special debentures have a five-year term from the date of issuance of the convertible debentures (subject to the right of the holder to extend for two additional terms of one year each).

    The entire principal amount of the convertible debentures is repayable at maturity. The Company has the right, upon notice, to prepay the convertible debentures at any time on, or at any time after July 31, 2003, if the Company's shares trade at or above $3.00 Cdn. for 30 consecutive trading days commencing at any time on or after July 31, 2003. The convertible debentures bear interest at 12.0% per annum payable quarterly. The special debentures were, and the convertible debentures are, denominated in Canadian dollars ($1.0 million Cdn.) and secured by a general security agreement over the assets of the Company and its subsidiaries, subject to certain exceptions.

    At the holder's option, the convertible debentures may be converted into 714,286 units (at a conversion price of $1.40 Cdn.) subject to adjustments for unpaid interest. Each unit is convertible into one common share, 0.3333 of one Class B common share purchase warrant, 0.3333 of one Class C common share purchase warrant and 0.3333 of one Class D common share purchase warrant. Each whole Class B, C and D common share purchase warrant can be exercisable into one common share at a per share price of $2.00 Cdn., $4.00 Cdn. and $6.00 Cdn., respectively (Note 16).

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


10. SHARE CAPITAL

    AUTHORIZED
    100,000,000 common shares.

    Unlimited number of preferred shares, which may be issued in one or more series. The number of shares which will form a series as well as the designation, rights, privileges, restrictions and conditions of a series will be determined by the board of directors.


    ISSUED
    (number of shares and warrants in thousands)


                                                      Number of
                                                         Common                     Number of
                                                         Shares       Amount         Warrants
                                                      ---------------------------------------
                                                                        $

Balance, December 31, 1999                               19,987       61,457            6,000
  Issuance of warrants (i)                                   --           --              150
  Issuance of warrants (i)                                   --           --              210
  Issuance of special warrants (ii)                          --        4,480            8,412
  Issuance of shares on exercise of compensation
    warrants (iii)                                          100          190               --
  Issuance of loan warrants on exercise of
    options (Note 8)                                         --           --              400
  Expiry of warrants (iv)                                    --           --           (2,000)
  Value of warrant conversion feature (Note 9)               --           58               --
  Forfeiture of common shares (v)                           (38)          --               --
---------------------------------------------------------------------------------------------
Balance, December 31, 2000                               20,049       66,191           13,172
  Issuance of warrants (vi)                                  --           --               25
  Forfeiture of common shares (v)                           (38)          --               --
  Issuance on conversion of special warrants (ii)         8,412          (24)              --
  Issuance of shares pursuant to a settlement with
    former employees (vii)                                1,333          300           (2,000)
  Issuance of warrants (viii)                                --          113              500
  Issuance of stock and warrants (ix)                     2,483          988            1,242
---------------------------------------------------------------------------------------------
Balance, December 31, 2001                               32,239       65,568           12,939
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------




    (i) During the period ended December 31, 2000, the Company issued 150,000 share purchase warrants with an ascribed value of $nil to a lender as part of a short-term credit facility. These share purchase warrants entitle the lender to purchase an equal number of common shares at an exercise price of $3.61 Cdn. expiring April 20, 2003.The credit facility was subsequently refinanced. As part of the re-financing, the Company issued 210,000 share purchase warrants with an ascribed value of $6,000. These share purchase warrants entitle the lender to purchase an equal number of common shares at an exercise price of $1.25 Cdn. expiring July 31, 2003.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


10. SHARE CAPITAL (Continued)

    (ii) On July 31 and September 12, 2000, the Company issued 7,912,439 and 500,000 special warrants respectively. 7,523,332 special warrants were issued by the Company at a price of $0.90 Cdn. per special warrant; 500,000 special warrants were issued at a price of $1.00 Cdn; and 389,107 special warrants were issued at a price of $1.12 Cdn. The aggregate gross proceeds of issuance was $5,217,000 and the cost of issuance was $737,000. Each special warrant entitled the holder to receive, upon exercise and without additional payment one common share and one Class A purchase warrant. Each Class A purchase warrant entitles the holder to purchase one common share at the applicable exercise price at any time prior to the expiry date. 7,912,439 of the Class A purchase warrants are exercisable at an exercise price of $1.15 Cdn. per common share and the remaining 500,000 Class A purchase warrants are exercisable at $1.20 Cdn. per common share. On April 20, 2001, the Company issued 8,412,439 common shares and 8,412,439 Class A purchase warrants pursuant to the exercise of 8,412,439 special warrants

    (iii) During the period ended December 31, 2000, the Company issued 100,000 common shares with an ascribed value of $2.60 Cdn. per share under the terms of the underwriters over-allotment option, related to the secondary offering of special warrants dated June 14, 1999.


    (iv) On June 14, 1999, the Directors approved the issue of 2,000, 000 share purchase warrants to purchase common shares at $2.60 Cdn. per share, exercisable only in certain circumstances. The purchase warrants expired unexercised December 21, 2000.

    (v) During the year ended December 31, 1997, the Company instituted a plan to enable certain employees to purchase shares in the Company at varying prices as determined by the Compensation Committee. The loans provided to executives and employees to acquire such shares amounted to $350,000 and $75,000 respectively, and are recorded as a reduction of shareholders' equity. Loan repayments will result in a corresponding increase in share capital. The loans are non-recourse, bear interest at 5.94% per annum secured by 216,750 common shares, and are repayable over various periods of up to five years, except in the case of termination, resignation or death of an employee. On September 29, 2000 an executive officer forfeited 38,250 common shares in satisfaction of his indebtedness to the Company of $75,000. On January 8, 2001, an executive officer forfeited 38,250 common shares in satisfaction of his indebtedness to the Company of $75,000.

    (vi) On July 31, 2001, the Company issued 25,000 warrants to a corporation related to a director of the Company in consideration for services provided by the corporation in relation to share issuance.

    (vii) On July 1, 2001, the Company issued 1,333,333 common shares pursuant to a settlement with two former employees for a full release of obligations under the Joint Venture Formation Agreement. As part of the agreement, the former employees also surrendered 2,000,000 warrants.

    (viii) On October 19, 2001, the Company issued 500,000 warrants to a licensor of the Company. Each warrant is exercisable into one common share of the Company at a price of $1.15 Cdn. and expires 5 years from the date of issue. The fair value of these warrants was $113,000.

    (ix) On November 29, 2001, the Company issued 2,483,000 common shares with an ascribed value of $838,000 and 1,242,000 common share purchase warrants with an ascribed value of $150,000 to a lender as part of a short-term credit facility (Note 8).

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)



10. SHARE CAPITAL (Continued)

    STOCK OPTION PLANS

    In June 1994 (Plan A) and May 1998 (Plan B), the Company approved two stock option plans to encourage ownership of the common shares by the directors, officers, employees and consultants of the Company and its subsidiaries. The maximum number of shares, which may be reserved for issue under these Plans, is 2,200,000 common shares. The options vest over varying periods of time as determined by the board of directors, generally in equal annual installments over three years. The stock option plan approved in May 1998 is reserved exclusively for employees and consultants and provides a maximum number of shares of 500,000.

    The following stock options have been granted under these plans, and remain outstanding at December 31, 2001:



                                                                  Weighted Average
                                               Weighted               Remaining
                       Number of Options       Average            Contractual Life
Granted                Plan A                  Exercise Price         (years)           Expiry Date
1997                   462                     1.02                   1.6               July 2002-September 2002
1998                   11                      1.03                   2.3               March 2003-May 2003
1999                   222                     1.70                   3.3               January 2004-July 2004
2000                   463                     0.87                   4.3               January 2005-July 2005
2001                   -
                      -------------------
                       1,158
                      -------------------
                      -------------------



                                                                  Weighted Average
                                               Weighted               Remaining
                       Number of Options       Average            Contractual Life
Granted                Plan B                  Exercise Price         (years)           Expiry Date
1999                   213                     1.99                   3.6               July 2004-November 2004
2000                   25                      0.54                   4.5               January 2005
2001                   -
                      -------------------
                       238
                      -------------------
                      -------------------



                                                                  Exercise Price                          Exercise Price
                                               Plan A                Plan A            Plan B                 Plan B

Options outstanding, December 31, 1999         1,455              $   1.22              495           $           2.03
Options granted                                  472              $   0.89               31           $           0.81
Options forfeited                               (505)             $   0.96             (233)          $           2.17
                                              ---------                                --------
Options outstanding, December 31, 2000         1,422              $   1.05              293           $           1.82
Options forfeited                               (264)             $   0.87              (55)          $           1.73
                                              ---------                                --------
Options outstanding, December 31, 2001         1,158              $   1.09              238           $           1.84
                                              ---------                                --------
Options exercisable, December 31, 2001         1,158              $   1.09              191           $           1.75
                                              ---------                                --------

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


11. COMMITMENTS

    The Company is committed to the following guaranteed minimum royalty payments for character licenses and minimum lease payments for its office premises:

                                                                        $

         2002                                                         8,705
         2003                                                         4,124
         2004                                                            50
                                                                     -------
                                                                     12,879
                                                                     -------
                                                                     -------


    Rent expense for the years ended December 31, 2001, 2000, and 1999 was $203,000, $170,000, and $157,000, respectively.



12. INCOME TAXES

    All of the Company's operations are carried on by one operating entity in North America. The effective tax rate depends on the tax legislation in each country. The nature and tax effects of the temporary differences that give rise to significant portions of the future income tax assets and future income tax liabilities are presented below:

                                                             2001        2000
                                                         --------    --------
                                                               $           $

     Future income tax asset is composed of:
      Share issuance costs                                    190         260
      Loss carryforwards
        US - Continuing Operations                          8,043       3,831
        US - Discontinued Operations                        2,986       3,079
        Canada - Continuing Operations                      2,025       1,811
        Canada - Discontinued Operations                    6,647       8,793
                                                         --------    --------
                                                           19,701      17,514
                                                         --------    --------
                                                           19,891      17,774

     Valuation allowance                                  (19,891)    (17,774)
                                                         --------    --------
     Net future income tax asset                               -           -
                                                         --------    --------

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


12. INCOME TAXES (Continued)



                                                      2001      2000
                                                 -----------------------
                                                       $          $
Combined basic Canadian federal and
provincial income tax rate                            42%        42%
Provision for income taxes based on above rate:
Net loss                                            (4,892)     (3,218)
Increase (decrease) resulting from:
  Lower rate on earnings of U.S. subsidiaries          229         105
  Non-tax-deductible goodwill                          319         291
  Share issuance costs                                 (66)       (270)
  Valuation allowance                                4,410       3,092
                                                 ----------------------
Provision for income taxes per Consolidated
Statement of Operations                                  -           -
                                                 ----------------------
                                                 ----------------------



    The Company and its subsidiaries have losses totaling $48,467,000 as at December 31, 2001. The tax losses are available for carry-forward, to reduce future years' income for tax purposes, and, if unused, Canadian losses will expire through 2008 and US losses will expire through 2016. The benefit of approximately $7,467,000 of these losses is substantially limited due to the change in control rules in the United States.

    Included in other expenses for the years ended December 31, 2001 and 2000 are minimum tax expense of $3,000 and $78,000 respectively.


13. FINANCIAL INSTRUMENTS

    FAIR VALUE

    The fair value of all financial assets and liabilities approximate their carrying value.

    CREDIT RISK

    The Company is subject to risk of non-payment of accounts receivable. The Company mitigates this risk by monitoring the credit worthiness of its customers. As at December 31, 2001, 69% of the Company's accounts receivable balance was from three customers. The three customers have receivable balances individually representing 37%, 19%, and 13% of the total accounts receivable.

    As at December 31, 2000, 60% of the Company's accounts receivable balance was from four customers. The four customers had receivable balances individually representing 27%, 13%, 10% and 10% of the total accounts receivable.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


14. RELATED PARTY TRANSACTIONS

    The Company incurred professional fees, consulting fees, and transaction costs in connection with financing totaling approximately $187,000 (2000 - $416,000) with a corporation related to an individual who is a director of the Company. Of this amount, $nil (2000 - $405,000) is included in transaction costs as described in Note 10 and $187,000 (2000 - $11,000) is charged to operations.



15. SEGMENTED INFORMATION

    The Company operates in one industry segment, the publishing of video games for game console systems.



                                                        2001       2000       1999
                                                      ----------------------------
                                                         $          $          $

Sales and royalties                                   17,714     26,047     22,468

Assets identified with continuing operations          16,183     28,437     16,204
Assets of discontinuing operations                         -          7        372
                                                      ----------------------------
Total assets                                          16,183     28,444     16,576

Capital assets of continuing operations                   75         43         67
Capital assets of discontinuing operations                 -          -          -
                                                      ----------------------------
Total capital assets                                      75         43         67
                                                      ----------------------------
                                                      ----------------------------



                                                        2001       2000       1999
                                                      ----------------------------
                                                         $          $          $

Sales and royalties
United States                                         15,492     23,300     22,300
Canada                                                   336        612        168
Europe                                                 1,886      2,135          -
                                                      ----------------------------
                                                      17,714     26,047     22,468
                                                      ----------------------------
                                                      ----------------------------


     During the years ended December 31, 2001 and 2000, three customers accounted for greater than 10% of the total sales. In 2001, each of these customers individually accounted for 31%, 12% and 11% of total sales, respectively. In 2000, each of these customers individually accounted for 19%, 15% and 10% of total sales, respectively. In July 2000, the Company assumed management of its sales distribution through a third party distributor and now manages its own network of independent sales representatives. At December 31, 2001, substantially all of the Company's capital assets were located in the United States.

NEWKIDCO INTERNATIONAL INC.
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
===============================================================================
(Tabular amounts in thousands of U.S. dollars, except per share data)


16. SUBSEQUENT EVENTS

    On April 2, 2002, the Company completed a private placement of 16,206,142 Series A non-redeemable preferred shares with a price of $0.37023 per share. The Series A preferred shares are entitled to a 5% cumulative dividend payable, at the option of the Company, either in common shares of the Company or in cash. The holders of the Series A preferred shares shall be entitled to vote at all meetings of the Company with each Series A preferred share being deemed, for such purpose, to be equal to the number of, and to have the voting rights applicable to, the number of common shares into which each Series A preferred share is convertible into. At the option of the holder each Series A preferred share is convertible into a common share of the Company for no additional consideration. The $6,000,000 raised was used to reduce short-term debt and to fund working capital needs.

    In connection with the issuance of preferred shares, the Company received approval from its Class A Warrant holders to amend the warrants. The number of shares represented by each warrant certificate was reduced by approximately two-thirds, resulting in the aggregate number of shares represented by the Class A warrant certificates to be 2,804,146. Furthermore, the exercise price was reduced to $0.60 Cdn. and the expiry time was changed to April 30, 2002. As of April 30, 2002, the Company has received $1,039,142 from the exercise of 2,749,053 warrants.


    On January 17, 2002 the Company received a bridge loan of $800,000. The loan bore interest at 12% per annum and was payable February 17, 2007. The loan was subsequently satisfied with the issuance of 2,160,819 Series A preferred shares. In conjunction with this loan agreement, the Company entered into an agreement with the party (the "loan broker") that introduced the Company to the lender. As such, the Company provided the loan broker with the right to receive a fee based on revenues derived from certain titles for a period of four years, ending December 31, 2004. This fee, payable in U.S. dollars, is equal to the lesser of $3.00 per unit or 10% of the wholesale price. This future obligation was not satisfied as a result of the shares issued.

    In March 2002, the Company amended the terms of the convertible debentures such that the conversion price was reduced to $1.00 Cdn per unit. Each unit entitles the holder to receive, for no additional consideration, one common share of the Company. The common share purchase warrants previously issuable upon conversion into units have been cancelled. Subsequent to year end, $715,000 Cdn. of the convertible debentures were converted into common shares of the Company.


17. COMPARATIVE FIGURES

    Certain of the prior year figures have been reclassified to conform to the current year's basis of presentation.

                                                                   CANADIAN GAAP





       CONSOLIDATED FINANCIAL STATEMENTS OF


       NEWKIDCO INTERNATIONAL INC.


       DECEMBER 31, 1999 AND 1998

       (IN U.S. DOLLARS)

[DELOITTE & TOUCHE LETTERHEAD]

                                                                   CANADIAN GAAP

AUDITORS' REPORT


To the Shareholders of
NewKidCo International Inc.


We have audited the consolidated balance sheets of NewKidCo International Inc. as at December 31, 1999 and 1998 and the consolidated statements of earnings and deficit and of cash flows for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years ended December 31, 1999 in accordance with accounting principles generally accepted in Canada.



[SIGNATURE]


Chartered Accountants

Toronto, Ontario
February 11, 2000

[LOGO]

                                                                   CANADIAN GAAP

NEWKIDCO INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999 AND 1998
(IN THOUSANDS OF U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                              1999          1998
                                                         ---------     ---------
ASSETS

CURRENT
   Cash                                                  $   3,010    $     927
   Accounts receivable (Note 5)                              1,181        1,836
   Inventory                                                 3,407           33
   Prepaid expenses and other assets                           415          412
   Prepaid royalties                                         1,948          425
   Assets of discontinued operations (Note 3)                  266          384
--------------------------------------------------------------------------------
                                                            10,227        4,017
CAPITAL ASSETS (Note 6)                                         67          115
SOFTWARE DEVELOPMENT COSTS (Note 9)                          3,063        1,573
GOODWILL (Note 10)                                           3,113           --
ASSETS OF DISCONTINUED OPERATIONS (Note 3)                     106          106
--------------------------------------------------------------------------------
                                                         $  16,576    $   5,811
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES

CURRENT
   Accounts payable and accrued charges (Note 7)         $   2,351    $   3,689
   Liabilities of discontinued operations (Note 3)             298        3,605
--------------------------------------------------------------------------------
                                                             2,649        7,294
--------------------------------------------------------------------------------

CONTINGENCIES (Note 18)

SHAREHOLDERS' EQUITY

SHARE CAPITAL (Note 8)                                      61,457       48,678

CUMULATIVE TRANSLATION ADJUSTMENTS                            (197)          --

DEFICIT                                                    (47,333)     (50,161)
--------------------------------------------------------------------------------
                                                            13,927       (1,483)
--------------------------------------------------------------------------------
                                                          $ 16,576    $   5,811
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

APPROVED ON BEHALF OF THE BOARD

      /S/  Jeffrey Tartor
.................................Director

      /S/   Selwyn Robins
.................................Director

                                                                   CANADIAN GAAP

NEWKIDCO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(IN THOUSANDS OF U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                             1999           1998         1997
                                                        ----------    ----------    ----------
SALES                                                    $  22,468    $    2,489    $   --
COST OF SALES                                               11,830           980        --
----------------------------------------------------------------------------------------------
GROSS PROFIT                                                10,638         1,509        --
----------------------------------------------------------------------------------------------
EXPENSES
   Amortization                                              1,270           842        --
   General and administrative                                2,123           343          132
   Research  and development                                   441           197        --
   Selling and marketing                                     6,364         1,233        --
----------------------------------------------------------------------------------------------
                                                            10,198         2,615          132
----------------------------------------------------------------------------------------------

EARNINGS (LOSS) FROM CONTINUING OPERATIONS
   BEFORE NON-CONTROLLING INTEREST, INTEREST
   INCOME AND INCOME TAXES                                     440        (1,106)        (132)
NON-CONTROLLING INTEREST                                        --           127           --
INTEREST INCOME                                               (128)           12          511
INCOME TAXES                                                    62            --           --
----------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                     506          (967)         379
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS (Note 3)        2,322        (8,734)     (21,048)
----------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) FOR THE YEAR                             2,828        (9,701)     (20,669)
DEFICIT, BEGINNING OF YEAR                                 (50,161)      (40,460)     (19,791)
----------------------------------------------------------------------------------------------
DEFICIT, END OF YEAR                                     $ (47,333)    $ (50,161)   $ (40,460)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

BASIC

EARNINGS (LOSS) PER SHARE--CONTINUING OPERATIONS         $    0.03     $   (0.07)   $    0.02
EARNINGS (LOSS) PER SHARE--DISCONTINUED OPERATIONS            0.16         (0.67)       (1.61)
----------------------------------------------------------------------------------------------
TOTAL EARNINGS (LOSS) PER SHARE                          $    0.19     $   (0.74)   $   (1.59)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING (thousands)                           14,927        13,123       13,073
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

DILUTED (NOTE 2)

EARNINGS (LOSS) PER SHARE--CONTINUING OPERATIONS         $    0.03     $   (0.08)  $     0.02
EARNINGS (LOSS) PER SHARE--DISCONTINUED OPERATIONS            0.13         (0.67)       (1.61)
----------------------------------------------------------------------------------------------
TOTAL EARNINGS (LOSS) PER SHARE                          $    0.16     $   (0.75)  $    (1.59)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING (thousands)                           17,652        13,123       13,073
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

                                                                   CANADIAN GAAP

NEWKIDCO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(IN THOUSANDS OF U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                             1999           1998         1997
                                                        ----------    ----------    ----------
NET INFLOW (OUTFLOW) OF CASH RELATED
  TO THE FOLLOWING ACTIVITIES:

OPERATING
  Earnings (loss) from continuing operations            $     506     $   (967)     $     379
  Items not affecting cash
     Amortization of capital assets                            15            3             --
     Amortization of software development costs               899          469             --
     Amortization of organization costs                        --          163             --
     Amortization of goodwill                                 356           --             --
     Amortization of acquired software products                --          677             --
     Write off of capital assets                               79           --             --
     Services rendered for capital stock consideration        184           62             --
----------------------------------------------------------------------------------------------
                                                            2,039          407            379
  Changes in non-cash working capital items
      Accounts receivable                                     655       (1,836)            --
      Inventory                                            (3,494)         (33)            --
      Prepaid expenses and other assets                        (9)        (412)            --
      Prepaid royalties                                    (1,613)        (425)            --
      Accounts payable and accrued charges                 (1,490)       3,572         (1,594)
----------------------------------------------------------------------------------------------
                                                           (3,912)       1,273         (1,215)
----------------------------------------------------------------------------------------------
INVESTING
   Acquisition of capital assets                              (46)        (118)            --
   Acquisition of subsidiary                                 (389)          --             --
   Software development costs                              (2,389)      (2,042)            --
   Acquired software products                                  --         (677)            --
   Organization costs                                          --         (163)            --
----------------------------------------------------------------------------------------------
                                                           (2,824)       3,000)            --
----------------------------------------------------------------------------------------------
FINANCING
   Issuance of common shares                                9,684           --             --
   Purchase of common shares                                   --           --           (583)
----------------------------------------------------------------------------------------------
                                                            9,684           --           (583)
----------------------------------------------------------------------------------------------
NET CASH INFLOW (OUTFLOW)
  FROM CONTINUING OPERATIONS                                2,948       (1,727)        (1,798)

NET CASH OUTFLOW FROM
  DISCONTINUED OPERATIONS                                    (865)      (5,107)        (9,512)
----------------------------------------------------------------------------------------------
NET CASH INFLOW (OUTFLOW)                                   2,083       (6,834)       (11,310)

CASH POSITION, BEGINNING OF YEAR                              927        7,761         19,071
----------------------------------------------------------------------------------------------
CASH POSITION, END OF YEAR                              $   3,010    $     927     $    7,761
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest received                                    $     128    $      21     $      568
   Interest paid                                        $     148    $      72     $       10
   Insurance of common shares for non-cash
      consideration                                     $   3,095    $      62     $       --

                                                                   CANADIAN GAAP


NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

 1.    NATURE OF THE BUSINESS

       The Company develops and publishes video games for "next generation" game console systems for young children. The Company's products are sold through the retail channel. All its activities are considered to be carried on in one industry segment.

       During 1999 the Company entered into an agreement to examine the feasibility of developing an internet site devoted exclusively to providing wholesome video game entertainment to young children. If determined to be viable the Company will own a 50% interest in this venture.

 2.    SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("GAAP").

       In 1999, the Company reviewed the appropriateness of continuing to use the Canadian dollar as the Company's functional and reporting currency. Due to the significance of the Company's U.S. operations, the Company concluded that it would be appropriate to adopt the U.S. dollar as the functional and reporting currency effective December 31, 1999.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The asset that requires management to make estimates and assumptions in determining its carrying value is deferred software development costs. The Company's policy is to amortize capitalized software development costs on a straight-line basis over the estimated product life or on the ratio of current revenue to projected product revenues, whichever is greater. Future revenues could be reduced as new products are introduced by the Company or its competitors.

       BASIS OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its subsidiaries. Acquisitions are accounted for using the purchase method.

       CASH EQUIVALENTS

       The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

       INVENTORY

       Inventory is recorded at the lower of cost, determined on a first-in, first-out basis, and net realizable value.

       CAPITAL ASSETS

       Capital assets are recorded at cost. Amortization is provided on the declining-balance basis, except for leasehold improvements, which are on the straight-line basis, at the following rates per annum:

       Computer equipment                          -           30%
       Computer software                           -           50%
       Furniture and fixtures                      -           20%
       Office equipment                            -           20%
       Leasehold improvements                      -           term of lease


       SOFTWARE DEVELOPMENT COSTS

       Software development costs are capitalizable when technological feasibility has been established. Technological feasibility for console entertainment software has been established by Sony and Nintendo (TM) for use with their respective hardware platforms.

       Software development costs are amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenues, whichever is greater. Project abandonment losses, advances or capitalized software development costs are expensed when, in management's estimate, future revenues will not be sufficient to recover previously capitalized costs. Research costs are expensed as incurred.

       PREPAID ROYALTY

       Prepaid royalties are stated at cost. Prepaid royalties are expensed to operations as the title is sold.

       GOODWILL

       The excess of purchase consideration over fair market value of net identifiable assets acquired is recorded as goodwill. Goodwill is being amortized on a straight-line basis over five years commencing in the month following acquisition.

       The Company, on a periodic basis, reassesses the recoverability of the goodwill and, where applicable writes such amounts down to an amount not in excess of its estimated net realizable value determined based on future cash flows calculated on a non-discounted basis.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

       REVENUE RECOGNITION

       Revenue from the sale of video games is recognized upon the shipment of the product if collection of the receivable is reasonably assured. Revenue is recorded net of discounts and allowances for future estimated returns.

       INCOME TAXES

       The Company follows the deferral method of Deferred income taxes result income tax allocation. from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.


       FOREIGN CURRENCY TRANSLATION

       Effective December 31, 1999, the Company determined that its functional currency was the U.S. dollar as it derives a majority of its revenues and incurs a significant portion of its expenditures in U.S. dollars. In accordance with EIC 11 ("Changes in Reporting Currency"), historical balance sheet figures previously reported in Canadian dollars were translated into U.S. dollars at the rate of exchange (US$1 = $1.4433 CDN) prevailing at December 31, 1999, the effective date of the change in functional currency. Similarly, revenue and expenses were also translated using the rate of exchange prevailing at December 31, 1999.

       Self-sustaining operations translate assets and liabilities at the exchange rates in effect at the balance sheet date. Revenues and expenses, including gains and losses on foreign exchange transactions, are translated at average rates for the period. The unrealized translation gains and losses on the Company's net investment in these operations are accumulated in a separate component of shareholder's equity, described in the consolidated balance sheets as cumulative translation adjustments.

       EARNINGS (LOSS) PER SHARE

       Earnings (loss) per share have been calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share reflected the maximum dilutive effect of the stock options and warrants that were outstanding during the year.

       STOCK OPTION PLAN

       The Company has an employee stock option plan, which is described in Note
       8. No compensation expense is recognized for this plan when stock or stock options are issued to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital. If stock or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to retained earnings.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

       FINANCIAL INSTRUMENTS

       The fair value of cash, accounts receivable, inventory, prepaid expenditures and accounts payable is equivalent to their carrying value because of the short-term maturity of those instruments.

       COMPARATIVE FIGURES

       Certain of the prior years' comparative figures have been reclassified to conform to the current year's presentation.


 3.    DISCONTINUED OPERATIONS

       During the year ended December 31, 1998, the Company disposed of all the operating assets of 1225322 Ontario Inc. (formerly "SoftQuad Inc.") for cash consideration of approximately $371,000 and a 19% interest in SoftQuad Software Inc. with an ascribed value of $170,000. The Board of Directors further finalized the planned wind-up of the operations of NKC Holdings Inc. (formerly "Alpha Software Corporation") ("NKC").

       The measurement and disposal date for the disposal of the operating assets and liabilities of 1225322 Ontario was September 30, 1998. A net loss on disposal of $3,881,000 has been included in the total loss from discontinued operations for the year ended December 31, 1998. As the measurement date was also the date of disposal, the actual amount of the loss on disposal has been recorded in the financial statements, and there were no other operations subsequent to September 30, 1998.

       The measurement and disposal date for the disposal of NKC was December 31, 1998. A net loss of $4,851,000 has been included in the total loss from discontinued operations for the year ended December 31, 1998. As the measurement date was also the date of disposal, the actual amount of the loss on disposal has been recorded in the financial statements, and there were no other operations subsequent to December 31, 1998.

       During the current year certain assets previously written off were sold for proceeds in excess of anticipated amounts. Further, certain accruals for expenditures expected to be incurred were reversed.

       The results of the discontinued operations are summarized as follows:

                                                               1999             1998              1997

       Revenue                                                $--            $  7,602         $   15,372
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
       Earnings (loss) from discontinued operations
          before interest and income taxes                    $2,322         $ (8,732)        $  (21,027)
       Interest expense                                         --                 (2)               (21)
--------------------------------------------------------------------------------------------------------
       Earnings (loss) from discontinued
          operations, net of income taxes                     $2,322         $ (8,734)        $  (21,048)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


 3.    DISCONTINUED OPERATIONS (Continued)

       Assets and liabilities of discontinued operations are as follows:

                                                                  1999            1998
       Current assets
          Accounts receivable                                   $    266        $    374
          Prepaid expenses and deposits                               --              10
----------------------------------------------------------------------------------------
                                                                     266             384
       Note receivable                                               106             106
----------------------------------------------------------------------------------------
                                                                $    372        $    490
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

       Current liabilities
          Accounts payable and accrued charges                  $    298        $  3,605
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


 4.    BUSINESS ACQUISITIONS

       ACQUISITION OF NEWKIDCO, LLC ("NEWKIDCO")

       On May 1, 1998, NKC and NewKidCo Holdings, LLC entered into a Joint Venture Formation Agreement in connection with the formation of NewKidCo. NKC acquired a 75% interest in NewKidCo for approximately $500,000 and NewKidCo Holdings, LLC acquired the remaining 25% interest in NewKidCo in consideration of certain assets of NewKidCo, including certain license agreements. In addition, NKC provided a put option (the "Put Option") to NewKidCo Holdings, LLC, for the period beginning June 1, 1999 and ending July 1, 2001, that required NKC to purchase the remaining 25% interest in NewKidCo for the following consideration:

       (a) the issuance of four warrants to purchase up to 1,000,000 common shares each (4,000,000 common shares in the aggregate). The warrant prices are $1.50, $2.50, $3.00 and $4.00 for each of the first, second, third and fourth warrants respectively;

       (b) payment to NewKidCo Holdings, LLC of 25% of the net earnings of NewKidCo in each of the periods ending April 30, 1999, 2000 and 2001 to a cumulative maximum of $6,000,000; and

       (c) the issuance of 975,000 common shares, provided that if the put option is exercised on or before June 30, 1999 and NewKidCo has met certain revenue and earnings targets for the period, NewKidCo Holdings, LLC may request $1,462,500 cash instead of shares.

       The Company had the right to acquire the 25% minority interest in NewKidCo, from July 1, 1999 to July 1, 2001, under terms similar to those described above except the Company did not have the option of paying cash instead of issuing common shares.

       The acquisition of NewKidCo was accounted for by the purchase method; no value was assigned to the put or call option.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


 4.    BUSINESS ACQUISITIONS (Continued)

       Effective June 14, 1999, the Company acquired the remaining 25% of NewKidCo not then already owned and as a result, NewKidCo is now wholly-owned by the Company. A total of 641,667 common shares of the Company with an ascribed value of $1,178,000, based on the quoted market price of the Company's common shares on the date of the transaction, $500,000 cash and four warrants to purchase up to 1,000,000 common shares of the Company per warrant, with an ascribed value of $1,733,000, were issued in connection with the purchase. The warrant prices are $1.50, $2.50, $3.00 and $4.00 for each of the first, second, third and fourth warrants respectively. In addition, additional purchase consideration equal to 25% of the net earnings of NewKidCo is payable for each of the periods ending April 30, 1999, 2000 and 2001 to a maximum of $6,000,000.

       A total of $3,469,000 million was allocated to goodwill.


 5.    ACCOUNTS RECEIVABLE

       On October 26, 1998, the Company entered into an agreement to sell, with full recourse for the purchaser, certain agreed upon trade accounts receivable balances. This transfer of receivables does not constitute a sale for accounting purposes on the basis that all the significant risks and rewards of ownership of the receivables are not transferred to the purchaser. Accordingly, an amount of $847,000 representing accounts receivable sold and an equal offsetting amount is included in accounts payable at December 31, 1998. The Company sells the purchaser its accounts receivable for an advance of 50% to 70% of the face amount. As the purchaser collects the accounts receivable, it submits payments to the Company, net of a finance fee of 2% per month on the average daily account balance outstanding plus a 1/2% fee on the face amount of each account purchased by the purchaser.

       The Company incurred approximately $15,000 in interest and financing charges under these agreements in the period ended December 31, 1999 (1998--$168,000). In March 1999, the Company terminated this agreement.

       Commencing March 2, 1999, the Company began to sell its video titles primarily to one customer. The customer orders the video titles on behalf of the Company, and charges the Company for the cost of the merchandise plus a commission once the videos are sold to retail stores. An amount of $8,652,000 representing amounts payable to the customer for the cost of the merchandise and commission fees has been offset against the amounts receivable from the customer (Note 7).

       Accounts receivable at December 31, 1999 was net of provisions for doubtful accounts of $30,000. There was not provision for doubtful accounts at December 31, 1998.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

6.     CAPITAL ASSETS

                                                     1999                                         1998
                                      -------------------------------------        ----------------------------------
                                                  Accumulated      Net Book                 Accumulated     Net Book
                                      Cost        Amortization     Value           Cost     Amortization    Value
       Computer equipment             $ 105       $      56        $ 49            $ 161    $       92      $     69
       Computer software                 46              35          11               70            40            30
       Furniture and fixtures            25              19           6              281           277             4
       Office equipment                  64              64           -              242           232            10
       Leasehold improvements             2               1           1               39            37             2
                                      $ 242       $      175       $ 67            $ 793    $      678     $     115

 7.    ACCOUNTS PAYABLE AND ACCRUED CHARGES

       Included in accounts payable and accrued charges at December 31, 1998 is a factoring liability of $847,000 (Note 5) and an outstanding obligation of approximately $361,000 under the terms of a purchase financing agreement. Under the terms of the purchase financing agreement, the outstanding obligations bear interest at rates ranging from 2.25% to 4.75% per annum with an additional 2.25% per annum charged on past due amounts. In March 1999, the Company terminated this agreement.

       At December 31, 1999, $8,652,000 representing amounts payable to the Company's principal customer for the cost of merchandise and commission fees has been offset against the amounts receivable from the customer (Note 5).

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

 8.    SHARE CAPITAL

       AUTHORIZED

       Unlimited     number of preferred shares, which may be issued in one or
                     more series. The number of shares which will form a series as well as the designation, rights, privileges, restrictions and conditions of a series will be determined by the board of directors.

       Unlimited     number of common shares without par value.

       ISSUED (number of shares and warrants in thousands)

                                                                       Number
                                                                       of                                 Number
                                                                       Common                             of
                                                                       Shares            Amount           Warrants
Balance, January 1, 1998                                               13,073            $ 48,616             -
  Issuance for services rendered                                           50                  62             -
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                             13,123              48,678             -
  Issuance of shares for services rendered                                106                 184             -
  Issuance on exercise of employee stock options                          116                  98             -
  Issuance on acquisition of the minority interest
    in NewKidCo (Note 4)                                                  642               1,178             -
  Issuance of warrants (Note 4)                                             -               1,733         4,000
  Issuance of special warrants                                              -               9,586         6,000
  Issuance on conversion of special warrants (Note 4)                   6,000                   -        (6,000)
  Issuance of warrants                                                                          -         2,000
------------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1999                                           19,987            $ 61,457         6,000
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

During the year ended December 31, 1997, the Company instituted a plan to enable certain employees to purchase shares in the Company at varying prices as determined by the Compensation Committee. The loans provided to executives and employees to acquire such shares amounted to $441,000 and $168,000, respectively and are recorded as a reduction of shareholders' equity. Loan repayments will result in a corresponding increase in share capital. The loans are non-interest bearing, non-recourse, secured by 314,000 common shares and are repayable over various periods of up to five years, except in the case of termination, resignation or death of the employee.

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

 8.    SHARE CAPITAL (Continued)

       SHARES ISSUED

       On June 14, 1999, the Company acquired control of the remaining 25% interest in NewkidCo. As part of the acquisition, the Company issued approximately 642,000 common shares and warrants entitling the vendors to acquire an aggregate of 4,000,000 common shares of the Company (Note 4). At December 31, 1999, the warrants were still outstanding.

       On June 14, 1999, the directors approved the issue of 6,000,000 special warrants, subject to the underwriter's exercise of its over-allotment option. Each warrant was exercisable into one common share of the Company. The gross proceeds of the special warrant offering were $10,392,000 and expenses of issuance were $806,000. The 6,000,000 share purchase warrants were converted to 6,000,000 million common shares during October 1999.

       During the year ended December 31, 1999, the Company issued 105,839 common shares with an ascribed value of $2.60CDN per share for services rendered.

       During the year ended December 31, 1998, the Company issued 50,000 common shares with an ascribed value of $1.80CDN per share for services rendered.


       WARRANTS ISSUED

       The Warrants outstanding at December 31, 1999 are as follows:

       Four 1,000,000 share purchase warrants to purchase common shares at
       $1.50, $2.50, $3.00 and $4.00 for each of the first, second, third and
       fourth warrants respectively, expiring June 1, 2003                                4,000

       Share purchase warrants to purchase common shares at $2.60 CDN per share.
       Exercisable only in certain circumstances involving a change in control of the Company, the sale of all or substantially all of the assets of the
       Company or a bid by the warrant holders to acquire all the outstanding common shares of the Company or an offer by the warrant holder to acquire all of the assets of the Company at a price which is at least a 15%
       premium to market which is not approved by the board or accepted by the shareholders, expiring December 21, 2000 (subject to adjustment in
       certain circumstances)                                                             2,000
------------------------------------------------------------------------------------------------
                                                                                          6,000
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

8.     SHARE CAPITAL (Continued)

       STOCK OPTIONS

       A.    Stock option plan

             In June 1994, a stock option plan was implemented by the Company ("the Plan") to encourage ownership of the common shares by the directors, officers, employees and consultants of the Company and its subsidiaries. The maximum number of shares, which may be reserved for issue under this Plan, is 1,700,000 common shares. The options vest over varying periods of time as determined by the board of directors generally in equal annual installments over three years.

             The following stock options have been granted under this plan, and remain outstanding at December 31, 1999:

                                   Number              Weighted Average
             Granted               of Shares           Exercise Price                Expiry Date
             1997                  965,000                 $ 1.01                    July, 2002 - September, 2002
             1998                   86,000                 $ 0.77                    March, 2003 - May, 2003
             1999                  404,000                 $ 1.60                    January, 2004 - July, 2004
                                 ---------
                                 1,455,000
                                 ---------
                                 ---------

                                                                       Weighted
                                                     Number            Average
                                                     of                Exercise
                                                     Options           Price
         Options outstanding, beginning of year      1,226,000         $   1.00
         Options granted                               404,000         $   1.60
         Options exercised                            (116,000)        $   1.02
         Options forfeited                             (59,000)        $   1.02
         Options outstanding, end of year            1,455,000         $   1.16

B.       Additional stock option plan

         On May 21, 1998, the Company implemented an additional stock option plan ("Additional Plan") to encourage ownership of the common shares by the directors, officers, employees and consultants of the Company (excluding the then current directors and officers) and its subsidiaries and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company and its subsidiaries to attract and retain valued directors, officers, employees and consultants.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

8.       SHARE CAPITAL (Continued)

         B.    Additional stock option plan (Continued)

               The maximum number of shares, which may be reserved for issue under this Additional Plan, is 500,000 common shares. The board of directors of the Company has the right to increase such number subject to the approval of the shareholders of the Company. The total number of shares that may be granted, however, under this Additional Plan shall not exceed 5% of the common shares outstanding at the time of grant.

               The following stock options have been granted under the additional stock option plan, and remain outstanding at December 31, 1999:

                                               Number          Weighted Average
               Granted                         of Shares       Exercise Price           Expiry Date
               1998                                28,500          $ 0.72          August, 2003
               1999                               466,000          $ 2.23          July, 2004 - November, 2004
                                                  -------
                                                  494,500
                                                  -------
                                                  -------

                                                                                                          Weighted
                                                                                     Number               Average
                                                                                     of                   Exercise
                                                                                     Options              Price
               Options outstanding, beginning of year                                 28,500              $  0.72
               Options granted                                                       466,000              $  2.23
               -----------------------------------------------------------------------------
               Options outstanding, end of year                                      494,500              $  1.16
               -----------------------------------------------------------------------------
               -----------------------------------------------------------------------------

9.          SOFTWARE DEVELOPMENT COSTS

                                                      1999                                      1998
                                        ----------------------------------        --------------------------------
                                                  Accumulated     Net Book                 Accumulated    Net Book
                                        Cost      Amortization    Value           Cost     Amortization   Value
            Software development
              costs                     $ 4,431   $ 1,368         $ 3,063         $ 2,042  $    469       $ 1,573
            -----------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------

            Amortization of software development costs was $899,000 in the year ended December 31, 1999 (1998 - $469,000).

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

10.    GOODWILL

                                                      1999                                      1998
                                   -------------------------------------------    ------------------------------------
                                                    Accumulated      Net Book               Accumulated      Net Book
                                       Cost         Amortization     Value          Cost    Amortization     Value
       Goodwill                        $ 3,469      $ 356            $ 3,113      $ -       $     -          $   -

       Goodwill arose on the acquisition of the 25% minority interest in NewKidCo not already owned (Note 4).


11. COMMITMENTS

       The Company is committed to the following guaranteed minimum royalty payments and minimum lease payments for its office premises:

              2000                       $  9,174
              2001                            320
              2002                            124
              2003                            138
              2004                             36
              -----------------------------------
                                         $  9,792
              -----------------------------------
              -----------------------------------

12. INCOME TAXES

       The Company and a subsidiary have losses available for carry forward to reduce future years' Canadian income for tax purposes which, if unused, will expire as follows:

                                                                  Continuing          Discontinued
                                                                  Operations           Operations            Total
          2000                                                     $  --                 $  3,260           $  3,260
          2002                                                        --                    4,975              4,973
          2003                                                        --                    2,044              2,044
          2004                                                        --                    4,285              4,285
          2005                                                        87                    2,078              2,165
          2006                                                       523                       --                523
          ----------------------------------------------------------------------------------------------------------
                                                                   $ 610                 $ 16,642           $ 17,250
          ----------------------------------------------------------------------------------------------------------
          ----------------------------------------------------------------------------------------------------------

       A subsidiary company, further, has approximately $8.2 million of losses for United States income tax purposes, which are not reflected in the above amounts. The benefit of approximately US$7.0 million of these losses is substantially limited due to the United States change in control rules.

                                                                   CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

12.    INCOME TAXES (Continued)

       In addition, a subsidiary company has investment tax credits available for carry-forward against future years' taxes payable for Canadian income tax purposes which, if unused, will expire as follows:

              2003                                   $       292
              2005                                           615
              2006                                           141
              --------------------------------------------------
                                                     $     1,048
              --------------------------------------------------
              --------------------------------------------------

       The benefit of these loss carry-forwards and investment tax credits will be recorded when realized.


13.    FINANCIAL INSTRUMENTS

       FAIR VALUE

       The fair value of all financial assets and liabilities approximate their carrying value.

       CREDIT RISK

       The Company is subject to risk of non-payment of accounts receivable. The Company mitigates this risk by monitoring the credit worthiness of its customers. As at December 31, 1999 approximately 100%
       (1998--approximately 42%) of the Company's accounts receivable balance was from one customer (1998--two customers).

14.    SEGMENTED INFORMATION

       The Company operates in one industry segment, the publishing of video games for "next generation" game console systems. Substantially all operation are carried on in the United States of America.

                                                                            1999             1998             1997
       Sales                                                            $22,492          $  2,489         $     --
       -----------------------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------------------
       Assets identified with continuing operations                     $16,204          $  5,321         $  7,761
       Assets of discontinued operations                                    372               490            6,199
       -----------------------------------------------------------------------------------------------------------
       Total assets                                                     $16,576          $  5,811         $ 13,960
       -----------------------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------------------
       Capital assets continuing operations                             $   115          $     67         $     --
       Capital assets discontinued operations                                --                --            1,702
       -----------------------------------------------------------------------------------------------------------
                                                                        $   115          $     67         $  1,702
       -----------------------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------------------

       In 1999, there was one customer (1998--8; 1997--3) who had greater than 10% of the total sales.

                                                                  CANADIAN GAAP
NEWKIDCO INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

15.    ECONOMIC DEPENDENCE

       The Company contracted substantially all of its manufacturing of video games to two suppliers. The Company sells primarily to one customer.

       Subsequent to year end, the Company's customer announced that it would be undergoing significant restructuring changes to its operations. The effect, if any, on the Company's future revenues is not determinable at present.

16.    UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

       The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems that use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the Company, including those related to customers, suppliers, or other third parties, have been fully resolved.

17.    SUBSEQUENT EVENTS

       The Company owns approximately 351,850 common shares of Softquad Software Inc., currently valued at a nominal amount on the balance sheet, and has entered into a lock up agreement to tender such shares to a takeover bid made by Softquad Software Ltd., a U.S. company, pursuant to which the Company will receive exchangeable shares of Softquad Acquisition Corp., a Canadian corporation, which are exchangeable for, and intended to be the economic equivalent of, the shares of Softquad Software Ltd.
       The takeover offer is pending Canadian regulatory approval.

       On March 2, 2000 Softquad Software Ltd. announced a 1 for 1 share exchange to merge with The American Sports Machine, Inc., a Florida based shell corporation listed on the NASDAQ electronic bulletin board under the symbol AMRR.BB.

       The shares owned by the Company are not currently tradeable in the U.S. pending the filing of a registration statement.

18.    CONTINGENCIES

       The Company is in dispute with one of the former owners of the 25% interest in NewKidCo with respect to the calculation of the additional purchase price (Note 4). The vendor is claiming additional consideration of approximately $575,000. As a result of the dispute an arbitrator will be appointed to calculate the additional purchase price owing to this vendor, if any. Any additional consideration will be accounted for as an increase in goodwill.

       In accordance with a credit facility, the Company has authorized a first lien on certain pledged assets held in account by the lender. The facility is guaranteed by NKC.

------------------------------------------------------------


[LOGO]

NEWKIDCO INTERNATIONAL INC.

         17,426,142 SHARES

                    COMMON STOCK
------------------------------------------------------------

                        PROSPECTUS
                        ----------
                        ----------

                     __________, 2002

------------------------------------------------------------


         You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our By-Laws provide that, subject to section 81 of the Business Corporations Act of New Brunswick, except in respect of an action by or on behalf of the Company or Another Body Corporate (as hereinafter defined) to procure a judgment in its favor, the Company shall indemnify each director and officer of the Company and each former director and officer of the Company and each person who acts or acted at the Company's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or Another Body Corporate, as the case may be, if

     (a) he acted honestly and in good faith with a view to the best interests of the Company; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

"Another Body Corporate" as used herein means a body corporate of which the Company is or was a shareholder or creditor.

We have entered into indemnification agreements with all of our directors and executive officers prior to the consummation of this offering. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of NewKidCo or any of our subsidiaries or affiliates, on account of their service as directors, officers, employees, fiduciaries or agents of the registrant or any of its subsidiaries or affiliates, and their service at our request or any of our subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Our By-Laws provide that no director or officer for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee of the Company or for joining in any receipt or act for conformity or for any damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the board of directors for or on behalf of the Company or for the insufficiency or deficiency of any ______________ in or upon which any of the moneys of or belonging to the Company shall be placed out or invested or for any security or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects of the Company shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys securities or other assets belonging to the Company or for any another loss, damage or misfortune whatsoever which may happen to the Company in the execution of the duties of his respective office of trust or in relation hereto, unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith with a view of the best interests of the Company, and in connection therewith to exercise due care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or regulations made thereunder or relieve him from liability for a breach thereof. The directors for the time being of the Company shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Company, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Company shall be employed by or shall perform services for the Company, the fact of his being a shareholder, director or officer of the Company shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The following paragraphs set forth certain information with respect to all securities we sold within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration we received for the issuance of these shares.

         I. We issued the following shares of securities without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering or the exemption from registration afforded by the provisions of Regulation S thereof, as an offshore transaction:

         In June 1999, the Company completed a private placement offering of 6,000,000 special warrants of the Company for gross proceeds of (Cdn.)$15,000,000. The net proceeds from the offering of special warrants of approximately (Cdn.)$14,190,000 (or approximately $9,586,000), after deducting the agent's fee and estimated expenses of the offering, were used by the Company to obtain additional licenses, to fund ongoing product development, sales and marketing, and for general corporate purposes.

         The Company also completed a private placement of (Cdn.)$2,227,000 principal amount of convertible notes of the Company ("Convertible Notes"). The Convertible Notes were convertible into an aggregate of 818,750 special warrants of the Company at a conversion price of (Cdn.)$2.72 (subject to adjustments in certain circumstances) per special warrant. Each special warrant entitled the holder to receive, for no additional consideration, one unit of the Company. Each such unit consisted of one Common Share and one Common Share purchase warrant of the Company. Each Common Share purchase warrant was exercisable by the holder for one Common Share of the Company at an exercise price of (Cdn.)$3.20 per share until April 20, 2003 (subject to adjustment in certain circumstances). The Convertible Notes were repaid out of the proceeds from the July 2000 financing. The Company was required to make principal prepayments under both the secured facility and the Convertible Notes from any debt or equity financing funds received by the Company.

         The Company obtained financing through a short-term bridge loan of $1,500,000 on November 27, 2000. The loan matured March 27, 2001. The loan did not bear interest except in the event of default. The Company issued options that are exercisable into 600,000 loan warrants. Upon exercise of the options 400,000 of the loan warrants will be immediately exercisable and the remaining 200,000 loan warrants were to be exercisable only upon the occurrence of certain events. Upon repayment of the loan on March 27, 2001, 200,000 loan warrants were cancelled. On January 14, 2002, 170,000 of the warrants were exercised. Each of the remaining 230,000 loan warrants is exercisable into one common share at an exercise price of (Cdn.) $0.70 per common share at any time prior to 5 p.m.
on November 27, 2002.

         II.1. The following securities were issued by NewKidCo without registration under the Securities Act in accordance with Rule 506 of Regulation D of the Securities Act:

         On April 2, 2002 the Company completed a private placement of 16,206,142 Series A preferred shares with a price of $0.37023 per share. The $6,000,000 raised was used to reduce short term debt and to fund working capital needs.

         On June 13, 2002 the Company completed a private placement of 1,220,000 Series B preferred shares with a price of $0.48 per share. The $585,000 raised was used to reduce short-term debt and to fund working capital needs.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

                  The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

         (b)     Financial Statement Schedules

                 None


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

                 (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)  reflect in the prospectus any facts or events which,

                       individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) Registrant will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 1, 2002.

                                      NEWKIDCO INTERNATIONAL INC.

                                      By: /S/ HENRY A. KAPLAN
                                          -------------------
                                          Henry A. Kaplan

                                          President and Chief Executive Officer

                  Each person whose signature appears below authorizes Barry Fried or Arthur N. Levine or either of them, each who may act without joinder of the other, to execute in the name of such person who is an officer or director of the Registrant and to file any amendments to this Registration Statement on Form S-1 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in such Registration Statement as such attorney-in-fact may deem appropriate.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ HENRY A. KAPLAN
--------------------------------
HENRY A. KAPLAN
President, Chief Executive Officer and Director                    July 1, 2002


/S/ ARTHUR N. LEVINE
--------------------------------
ARTHUR N. LEVINE
Chief Operating Officer and Director                               July 1, 2002


/S/ DAVID FOLEY
--------------------------------
DAVID FOLEY
Director                                                          July 1, 2002


/S/ BRENT INSLEY
--------------------------------
BRENT INSLEY
Director                                                          July 1, 2002


/S/ JOHN STEWART
--------------------------------
JOHN STEWART
Director                                                          July 1, 2002


/S/ BARRY FRIED
--------------------------------
BARRY FRIED
Chief Financial Officer and Corporate Secretary                   July 1, 2002

                                INDEX TO EXHIBITS

                                            EXHIBITS                                                 PAGE
                                            --------                                                 ----
3.1      Articles Of Amendment setting out conditions of the Series A Preferred Stock               ******

3.2      Articles Of Amendment setting out conditions of the Series B Preferred Stock               ******

5        Opinion of Stewart McKelvey Stirling Scales                                                  TBF

10.1     Employment Agreement, dated September 1, 1997, between SoftQuad International Inc.,           *
         Alpha Software Company and Richard Rabins.

10.2     Employment Agreement, dated September 1, 1997, between SoftQuad International Inc.,           *
         Alpha Software Company and Selwyn Rabins.

10.3     Nonrecourse Note, dated October 17, 1997, from Richard Rabins to                              *
         SoftQuad International Inc.

10.4     Nonrecourse Note, dated October 17, 1997, from Selwyn Rabins to                               *
         SoftQuad International Inc.

10.5     Stock Pledge Agreement, dated October 17, 1997, between Richard Rabins and SoftQuad           *
         International Inc.

10.6     Stock Pledge Agreement, dated October 17, 1997, between Selwyn Rabins and SoftQuad            *
         International Inc.

7        Nonrecourse Note, dated October 17, 1997, from Steven Schneider to SoftQuad                  **
         International Inc.

10.8     Nonrecourse Note, dated October 17, 1997, from Howard March to SoftQuad                      **
         International Inc.

10.9     Stock Pledge Agreement, dated October 17, 1997, between Steven                               **
         Schneider and SoftQuad International Inc.

10.10    Stock Pledge Agreement, dated October 17, 1997, between Howard March and SoftQuad            **
         International Inc.

10.11    Nonrecourse Note, dated September 4, 1997 from Roberto Drassinower to SoftQuad               **
         International Inc.

10.12    Stock Pledge Agreement, dated September 4, 1997, between Roberto Drassinower and             **
         SoftQuad International Inc.

10.13    Lease, dated April 10, 1992, between Trustees of Fourth Avenue Trust and Alpha Software      **
         Company.

10.14    Agreement of Amendment, dated as of March 19, 1996, between Trustees of                      **
         Fourth Avenue Trust and Alpha Software Company.

                                            EXHIBITS                                                 PAGE
                                            --------                                                 ----
10.15    Second Lease Amendment, dated July 30, 1997, by and between the                              **
         Trustees of the Fourth Avenue Trust and Alpha Software Company.

10.16    Termination Agreement dated February 8, 1999 by and between the Trustees of Fourth           ***
         Avenue Trust and Alpha Software Company.

10.17    Lease dated February 16, 1999 by and between the Trustees of N.W. Building 34 Trust and      ***
         the Company

10.18    Joint Venture Formation Agreement dated as of May 1, 1998 by and among the Company,          ***
         Alpha Software Company, NewKidCo, LLC, NewKidCo Holdings, LLC, Jonathan D. Harber
         ("Harber") and Henry A. Kaplan ("Kaplan")

10.19    Limited Liability Company Agreement of NewKidCo, LLC                                         ***

10.20    Employment Agreement effective June 9, 1998 between NewKidCo, LLC and Kaplan                 ***

10.21    Consulting Agreement effective June 9, 1998 between the Company and Harber                   ***

10.22    Non-competition and Non-Disclosure Agreement between the Company and Harber                  ***

10.23    Non-competition and Non-Disclosure Agreement between the Company and Kaplan                  ***

10.24    Standstill and Voting Agreement dated as of June 9, 1998 among the Company, certain of       ***
         its subsidiaries, Harber and Kaplan

10.25    Registration Rights Agreement effective June 9, 1998 between NewKidCo Holdings, LLC and      ***
         the Company

10.26    First Warrant to Purchase Common Shares                                                      ***

10.27    Second Warrant to Purchase Common Shares                                                     ***

10.28    Third Warrant to Purchase Common Shares                                                      ***

10.29    Fourth Warrant to Purchase Common Shares                                                     ***

10.30    Lease dated October 8, 1998 between Fisk Building Associates and NewKidCo, LLC              ****

10.31    Lease dated November 3, 1999 between Fisk Building Associates and NewKidCo, LLC             ****

10.32    Employment Agreement dated as of January 10, 2000 between Henry A. Kaplan and the           ****
         Company

10.33    Employment Agreement dated as of January 10, 2000 between Steven H. Schneider and the       ****
         Company

10.34    Employment Agreement dated as of January 10, 2000 between Richard Rabins                    ****
         and the Company

10.35    Employment Agreement dated as of September 15, 1999 between Samuel Goldberg and the         ****
         Company

                                            EXHIBITS                                                 PAGE
                                            --------                                                 ----
10.36    Employment Agreement dated as of October 18, 1999 between Paul Samulski                     ****
         and the Company

10.37    Joint Venture Agreement by and between Kaon Interactive Company, LLC, Alpha Software        ****
         Company and NewKidCo International, Inc. dated December 22, 1999

10.38    Loan Agreement dated November 27, 2000 between 1398882 Ontario Limited, NKC Holdings,       *****
         NewKidco, LLC, and the Company

10.39    Promissory Note dated November 27, 2000 by the Company for the benefit of 1398882           *****
         Ontario Inc.

10.40    Amendment dated July 31, 2000 to Employment Agreement dated January 10, 2000 between        *****
         Stephen H. Schneider and the Company

10.41    Consulting Agreement dated July 31, 2000 between Richard Rabins and the Company             *****

10.42    Employment Agreement dated as of April 2001 between Arthur N. Levine and the Company        *****

23.1     Consent of Deloitte & Touche                                                                 TBF

23.2     Consent of Stewart McKelvey Stirling Scales                                                  TBF


*         Incorporated by reference to Richard and Selwyn Rabins' Amendment No.
          1 to Schedule 13D, filed March 5, 1998.

** Incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 1997.

*** Incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 1998.

**** Incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 1999.

***** Incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2000.

****** Incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2001.

TBF       To be filed by amendment